Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

ELDORADO RESORTS, INC.,

DELTA MERGER SUB, INC.,

GLP CAPITAL, L.P.

and

TROPICANA ENTERTAINMENT INC.

Dated as of April 15, 2018

The Agreement and Plan of Merger (the “Merger Agreement”) contains representations, warranties and covenants that were made only for purposes of the Merger Agreement and as of specific dates; were solely for the benefit of the parties to the Merger Agreement; may be subject to limitations agreed upon by the parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts; and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Gaming and Leisure Properties, Inc.’s (“GLPI”) stockholders and other investors are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or condition of GLPI, GLP Capital, L.P., Eldorado Resorts, Inc., Tropicana Entertainment Inc., Delta Merger Sub, Inc., or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in public disclosures by GLPI, GLP Capital, L.P., Eldorado Resorts, Inc., Tropicana Entertainment Inc. and Delta Merger Sub, Inc.

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of April 15, 2018 (this “Agreement”), is made by and among Eldorado Resorts, Inc., a Nevada corporation (“Parent”), Delta Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), GLP Capital, L.P., a Pennsylvania limited partnership (“Gamma” and together with Parent, the “Acquirors”), and Tropicana Entertainment Inc., a Delaware corporation (the “Company”). All capitalized terms used in this Agreement shall have the meanings assigned to such terms in Section 9.4 or as otherwise defined elsewhere in this Agreement.

RECITALS

WHEREAS, the Company, Parent and Merger Sub desire to effect the merger of Merger Sub with and into the Company (the “Merger”), with the Company continuing as the surviving corporation (the “Surviving Corporation”) on the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware, as amended (the “DGCL”);

WHEREAS, the Company and the Acquirors desire to effect the sale of the Transferred Real Estate Assets from the Company to Gamma immediately prior to the Merger (the “Real Estate Purchase”) on the terms and subject to the conditions set forth in Exhibit A hereto (the “Real Estate Purchase Agreement”);

WHEREAS, the Board of Directors of Merger Sub has, upon the terms and subject to the conditions set forth herein, approved and declared it advisable for Merger Sub to enter into this Agreement and consummate the transactions contemplated hereby, including the Merger;

WHEREAS, the Board of Directors of Parent has, upon the terms and subject to the conditions set forth herein, approved this Agreement and the transactions contemplated hereby, including the Merger, and Parent, as the sole stockholder of Merger Sub, has adopted this Agreement in accordance with the DGCL;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has, upon the terms and subject to the conditions set forth herein, (i) approved and declared advisable this Agreement and the Real Estate Purchase Agreement and the Transactions, including the Merger and the Real Estate Purchase, (ii) determined that the terms of this Agreement and the Transactions, including the Merger and the Real Estate Purchase and the transactions contemplated by Section 6.16 are fair to, and in the best interests of, the Company and its stockholders, and (iii) recommended that the Company’s stockholders adopt this Agreement and approve the Transactions, including the Real Estate Purchase and the transactions contemplated by Section 6.16 (the “Company Board Recommendation”);

WHEREAS, on a timeline to be agreed upon between the parties, and in any event prior to the Closing, the Company will take all actions necessary to (a) distribute, transfer or sell the Aruba Operations and (b) consummate the Insight Disposition in accordance with Section 6.16;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of the Acquirors to enter into this Agreement, the

Significant Stockholder is entering into a voting agreement, substantially in the form attached hereto as Exhibit B (the “Voting Agreement”), pursuant to which the Significant Stockholder has agreed, on the terms and subject to the conditions set forth in the Voting Agreement, to, among other things, vote all of its Company Shares to adopt this Agreement and approve the Transactions, including the Real Estate Purchase Agreement and the Real Estate Purchase, in each case in accordance with the DGCL by delivering the Significant Stockholder Consent by 6:00 p.m., New York City time, on the Stockholder Consent Delivery Date;

WHEREAS, concurrently with the execution and delivery of this Agreement, Gamma and the Company are entering into the Real Estate Purchase Agreement; and

WHEREAS, Parent, Merger Sub, Gamma and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Transactions and also to prescribe various conditions to the Transactions.

NOW, THEREFORE, in consideration of the foregoing, and the covenants, premises, representations and warranties and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the parties to this Agreement agree as follows:

ARTICLE 1

THE MERGER

1.1    The Real Estate Asset Sale. At the Closing, but immediately prior to the consummation of the Merger and in exchange for the Real Estate Purchase Price, the Company and Gamma (or its designee) shall perform their respective obligations under, and thereby effect the Real Estate Purchase, on the terms and subject to the conditions set forth in the Real Estate Purchase Agreement; provided, however, that if Gamma assigns the Real Estate Purchase Agreement to a designee pursuant to the terms of the Real Estate Purchase Agreement, Gamma shall guarantee all of the obligations of its designee thereunder.

1.2    The Merger

(a)    Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the Surviving Corporation of the Merger and as a wholly-owned Subsidiary of Parent. The Merger shall be effected pursuant to the DGCL and shall have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time and, subject to the Real Estate Purchase, all of the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all of the debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation. The Merger, the Real Estate Purchase and the other transactions contemplated by this Agreement and the Real Estate Purchase Agreement are referred to herein as the “Transactions”, and the Transactions excluding the distribution, transfer or sale of the Aruba Operations and the Insight Disposition are referred to herein as the “Acquiror Transactions”.

(b)    At the Effective Time, by virtue of the Merger and without the necessity of further action by the Company or any other Person, the certificate of incorporation of the Surviving Corporation shall be amended and restated so as to read in its entirety in the form set forth as Exhibit C hereto, and as so amended and restated shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law. In addition, the Company and the Surviving Corporation shall take all necessary action such that, at the Effective Time, the bylaws of the Surviving Corporation shall be amended so as to read in its entirety in the form set forth as Exhibit D hereto, and as so amended shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

(c)    At the Effective Time, by virtue of the Merger and without the necessity of further action by the Company or any other Person, the directors of Merger Sub immediately prior to the Effective Time or such other individuals designated by Parent as of the Effective Time shall become the directors of the Surviving Corporation, each to hold office, from and after the Effective Time, in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation. The officers of Merger Sub immediately prior to the Effective Time or such other individuals designated by Parent as of the Effective Time shall become the officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

(d)    If, at any time after the Effective Time, the Surviving Corporation shall determine, in its sole discretion, or shall be advised, that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation or Gamma, as applicable, its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Corporation or Gamma, as applicable, as a result of, or in connection with, the Transactions or otherwise to carry out this Agreement and the Ancillary Agreements, then the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or Gamma, as applicable, or otherwise to carry out this Agreement and the Ancillary Agreements.

1.3    Closing and Effective Time of the Merger. The closing of the Real Estate Purchase and Merger (the “Closing”) will take place at 10:00 a.m., Eastern time, at the offices of

Thompson Hine LLP, 335 Madison Avenue, 12th Floor, New York, NY 10017, on the fourth (4th) Business Day after the satisfaction or waiver of all of the applicable conditions set forth in Article 7 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions at the Closing); provided, however, that the Acquirors may elect to defer the Closing to the last Business Day of the month in which the Closing would have otherwise occurred by providing written notice to the Company at least four (4) Business Days in advance of the date on which the Closing would otherwise have occurred; provided, further that if the Closing is scheduled to occur in December, the Company may elect, in its discretion and regardless of any election made by the Acquirors pursuant to this Section 1.3, to defer the Closing to the first (1st) Business Day of the following calendar year by providing written notice to the Acquirors at least four (4) Business Days in advance of the date on which the Closing would otherwise have occurred. The actual date on which the Closing is to occur pursuant to this Section 1.3 is referred to as the “Closing Date.” On the Closing Date, Merger Sub or the Company shall cause a certificate of merger (the “Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings required under the DGCL in connection with the Merger. The Merger shall become effective at the time the Certificate of Merger shall have been duly filed with the Secretary of State of the State of Delaware (which filing shall immediately follow the consummation of the Real Estate Purchase), or such later date and time as is agreed upon by the parties hereto and specified in the Certificate of Merger (such date and time hereinafter referred to as the “Effective Time”).

ARTICLE 2

CONVERSION OF SECURITIES IN THE MERGER

2.1    Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of the Acquirors, Merger Sub, the Company or the holders of any of the following securities:

(a)    Conversion of Company Shares. Each share of common stock, par value $0.01 per share, of the Company issued and outstanding immediately prior to the Effective Time (each, a “Company Share” and collectively, the “Company Shares”), other than Company Shares to be cancelled or converted pursuant to Sections 2.1(b) or (c) or Dissenting Shares, shall be converted into and thereafter represent the right to receive the Per Share Merger Consideration, subject to any withholding of Taxes required by applicable Law, upon surrender of the Certificates or Book-Entry Company Shares in accordance with Section 2.2. As of the Effective Time, all such Company Shares shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and shall thereafter represent only the right to receive the Per Share Merger Consideration to be paid in accordance with Section 2.2.

(b)    Cancellation of Treasury Shares and Parent and Merger Sub Owned Shares. Each Company Share held by the Company (as treasury stock or otherwise), Parent or Merger Sub or any of their respective direct or indirect wholly-owned Subsidiaries, in each case, immediately prior to the Effective Time, shall automatically be cancelled and retired and shall cease to exist, and no consideration or payment shall be delivered in exchange therefor or in respect thereof.

(c)    Merger Sub Equity Interests. Each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding prior to the Effective Time shall be converted into and become one newly and validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation, with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

2.2    Payment for Securities; Surrender of Certificates.

(a)    Paying Agent. At or prior to the Effective Time, Parent shall designate a reputable bank or trust company to act as the paying agent (the identity and terms of designation and appointment of which shall be reasonably acceptable to the Company) for the purpose of delivering or causing to be delivered to each holder of Company Shares the Per Share Merger Consideration that such holder shall become entitled to receive with respect to each Company Share held by such holder pursuant to the Merger (the “Paying Agent”). The Company shall pay, or cause to be paid, the fees and expenses of the Paying Agent. At or prior to the Effective Time, (x) Parent shall deposit, or cause to be deposited, the Parent Merger Consideration with the Paying Agent and (y) following the RE Closing, the Company shall deposit, or cause to be deposited, a cash amount equal to the Real Estate Purchase Price plus a cash amount equal to the Aruba Proceeds (if any) minus the amount of the Aruba Expenses (if any) minus the amount of Insight Liabilities (if any) minus the amount of the Real Estate Purchase Tax Amount minus 50% of the Estimated State Income Tax Amount (which Estimated State Income Tax Amount shall be limited to a maximum of $38,000,000 for this purpose) minus the excess, if any of the Estimated State Income Tax Amount over $38,000,000 with the Paying Agent (such cash deposited with the Paying Agent, collectively, the “Payment Fund”), which holders of Company Shares (other than Company Shares to be cancelled or converted pursuant to Sections 2.1(b) or (c) or Dissenting Shares), shall be entitled to at the Effective Time upon due surrender of the Certificates Certificate (or affidavits of loss in lieu of the Certificates) or Book-Entry Company Shares. The Payment Fund shall be invested by the Paying Agent as directed by Parent, pending payment thereof by the Paying Agent to the holders of the Company Shares; provided, however, that any such investments shall be in obligations of, or guaranteed by, the United States government or rated A-1 or P-1 or better by Moody’s Investor Service, Inc. or Standard & Poor’s Corporation, respectively. Earnings from such investments shall be payable to Parent or the Surviving Corporation, as Parent directs, and no part of such earnings shall accrue to the benefit of holders of Company Shares.

(b)    Procedures for Surrender.

(i)    Certificates. As soon as practicable after the Effective Time (and in no event later than three (3) Business Days after the Effective Time), the Surviving Corporation shall cause the Paying Agent to mail to each Person that was, immediately prior to the Effective Time, a holder of record of Company Shares represented by certificates (the “Certificates”), which Company Shares were converted into the right to receive the Per Share Merger Consideration at the Effective Time pursuant to this Agreement: (A) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent, shall include any certifications Parent may reasonably request relating to any withholding obligations of

Parent under the Code or other applicable Tax Law, and shall otherwise be in such form as Parent and the Paying Agent shall reasonably agree; and (B) instructions for effecting the surrender of the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 2.2(e)) in exchange for payment of the Per Share Merger Consideration for each Company Share. Upon surrender of a Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 2.2(e)) to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with delivery of a letter of transmittal, duly executed and completed in proper form, with respect to such Certificates, and such other documents as may be reasonably required pursuant to such instructions, the holder of such Certificates shall be entitled to receive the Per Share Merger Consideration for each Company Share formerly represented by such Certificates (without interest and after giving effect to any required Tax withholdings as provided in Section 2.4), and any Certificate so surrendered shall forthwith be cancelled. If payment of the Per Share Merger Consideration is to be made to a Person other than the Person in whose name any surrendered Certificate is registered, it shall be a condition precedent of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer, and the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the Per Share Merger Consideration to a Person other than the registered holder of the Certificate so surrendered and shall have established to the satisfaction of Parent and the Surviving Corporation that such Taxes either have been paid or are not required to be paid. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. Until surrendered as contemplated hereby, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Per Share Merger Consideration as contemplated by this Agreement, except for Certificates representing Company Shares that are Dissenting Shares, which shall be deemed to represent the right to receive the Dissenting Stockholder Consideration.

(ii)    Book-Entry Company Shares. Notwithstanding anything to the contrary contained in this Agreement, no holder of non-certificated Company Shares represented by book-entry (“Book-Entry Company Shares”) shall be required to deliver a Certificate or, in the case of holders of Book-Entry Company Shares held through The Depository Trust Company, an executed letter of transmittal to the Paying Agent to receive the Per Share Merger Consideration that such holder is entitled to receive pursuant to Section 2.1(a). In lieu thereof, each holder of record of one or more Book-Entry Company Shares held through The Depository Trust Company whose Company Shares were converted into the right to receive the Per Share Merger Consideration at the Effective Time pursuant to this Agreement shall, upon receipt of an “agent’s message” in customary form by the Paying Agent (or such other evidence of transfer or surrender as the Paying Agent may reasonably request), be entitled to receive, and Parent shall cause the Paying Agent to pay and deliver to The Depository Trust Company or its nominee as promptly as practicable after the Effective Time, the Per Share Merger Consideration in respect of each such Book-Entry Company Share pursuant to the provisions of this Article 2 (after giving effect to any required Tax withholdings as provided in Section 2.4), and such Book-Entry Company Shares of such holder shall be cancelled. As soon as practicable after the Effective Time (and in no event later than three (3) Business Days after the Effective Time), the Surviving Corporation shall cause the Paying Agent to mail to each Person that was, immediately prior to the Effective Time, a holder of record of Book-Entry Company Shares not held through The Depository Trust Company: (A) a letter of transmittal, which shall include any certifications Parent may reasonably request relating to any withholding obligations of Parent under the Code or other applicable Tax Law and be in such form as Parent and the Paying Agent shall reasonably agree; and (B) instructions for returning such letter of transmittal in exchange for the Per Share Merger Consideration. Upon delivery of such letter of transmittal, duly executed and completed in proper form, in accordance with the terms of such letter of transmittal, the holder of such Book-Entry Company Shares shall be entitled to receive in exchange therefor the Per Share Merger Consideration in respect of each such Book-Entry Company Share pursuant to the provisions of this Article 2 (without interest and after giving effect to any required Tax withholdings as provided in Section 2.4), and such Book-Entry Company Shares shall forthwith be cancelled. Payment and delivery of the Per Share Merger Consideration with respect to Book-Entry Company Shares shall only be made to the Person in whose name such Book-Entry Company Shares are registered. No interest will be paid or accrued on any amount payable upon due surrender of Book-Entry Company Shares. Until paid or surrendered as contemplated hereby, each Book-Entry Company Share shall be deemed at any time after the Effective Time to represent only the right to receive the Per Share Merger Consideration as contemplated by this Agreement, except for Book-Entry Company Shares representing Company Shares that are Dissenting Shares, which shall be deemed to represent the right to receive the Dissenting Stockholder Consideration.

(c)    Transfer Books; No Further Ownership Rights in Shares. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Company Shares on the records of the Company. From and after the Effective Time, the holders of Certificates and Book-Entry Company Shares that represented ownership of Company Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company Shares except as otherwise provided for herein or by applicable Law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Agreement.

(d)    Termination of Fund; Abandoned Property; No Liability. Any portion of the funds in the Payment Fund (including any interest received with respect thereto) made available to the Paying Agent that remains unclaimed by the holders of Certificates or Book-Entry Company Shares on the first (1st) anniversary of the Effective Time will be returned to Parent or an Affiliate thereof designated by Parent, upon demand, and any such holder who has not tendered its Certificates or Book-Entry Company Shares for the Per Share Merger Consideration in accordance with Section 2.2(b) prior to such time shall thereafter look only to Parent (subject to abandoned property, escheat or other similar Laws) for delivery of the Per Share Merger Consideration, without interest and subject to any withholding of Taxes required by applicable Law, in respect of such holder’s surrender of their Certificates or Book-Entry Company Shares and in compliance with the procedures in Section 2.2(b). Any Aggregate Merger Consideration remaining unclaimed by the holders of Certificates or Book-Entry Company Shares immediately prior to such time as such amounts would otherwise escheat to, or become property of, any Governmental Entity will, to the extent permitted by applicable Law, become the property of Parent or an Affiliate thereof designated by Parent, free and clear of any claim or interest of any Person previously entitled thereto. Notwithstanding the foregoing, none of Parent, Merger Sub, the Surviving Corporation, the Paying Agent or their respective Affiliates will be liable to any holder of a Certificate or Book-Entry Company Shares for the Aggregate Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any portion of the Aggregate Merger Consideration made available to the Paying Agent pursuant to Section 2.2(a) in respect of Dissenting Shares shall be returned to Parent or an Affiliate thereof designated by Parent, upon demand.

(e)    Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the Person claiming such Certificates to be lost, stolen or destroyed, the Per Share Merger Consideration payable in respect thereof pursuant to Section 2.1(a). Parent may, in its reasonable discretion and as a condition precedent to the payment of such Per Share Merger Consideration, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in a reasonable sum as it may direct as indemnity against any claim that may be made against Parent, Merger Sub, the Surviving Corporation or the Paying Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

2.3    Dissenting Shares. Notwithstanding anything in this Agreement to the contrary (but subject to the provisions of this Section 2.3), Company Shares outstanding immediately prior to the Effective Time (other than Company Shares cancelled in accordance with Section 2.1(b)) and held by a holder who did not vote in favor of the adoption of this Agreement, and who is entitled to demand and has properly demanded appraisal for such Company Shares in accordance with, and who complies in all respects with, Section 262 of the DGCL (such Company Shares, the “Dissenting Shares”) shall not be converted into the right to receive the Per Share Merger Consideration. At the Effective Time, all Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and cease to exist, and the holders of Dissenting Shares shall cease to have any rights with respect thereto, except the rights granted to them under Section 262 of the DGCL (the “Dissenting Stockholder Consideration”). If any such holder fails to perfect or otherwise waives, withdraws or loses his right to appraisal under Section 262 of the DGCL or other applicable Law, then the right of such holder to be paid the Dissenting Stockholder Consideration in respect of such Dissenting Shares shall cease and such Dissenting Shares shall thereupon be deemed to have been converted, as of the Effective Time, into and shall be exchangeable solely for the right to receive the Per Share Merger Consideration, without interest and subject to any withholding of Taxes required by applicable Law in accordance with this Article 2 and shall not thereafter be deemed to be Dissenting Shares. The Company shall give Parent prompt written notice of any demands received by the Company for appraisal of Company Shares, any waiver or withdrawal of any such demand, and any other demands, notices or instruments served pursuant to the DGCL and received by the Company relating to rights to be paid the Dissenting Stockholder Consideration for such Dissenting Shares, and Parent shall have the opportunity and right to participate in and control all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or compromise, any such demands, or approve any withdrawal of any such demands, or agree to do any of the foregoing, except to the extent required by applicable Law.

2.4    Withholding Rights. The Company, Parent, Merger Sub, the Surviving Corporation and the Paying Agent, as the case may be, shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement, such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, the

Treasury Regulations or any other provision of applicable Law. Any amounts deducted or withheld from any such payment shall be timely remitted to the applicable Taxing Authority and, when so remitted, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made. If Parent, Merger Sub or the Company become aware that any amount is required to be withheld from the Aggregate Merger Consideration (other than pursuant to Section 1471, 1472 or 3406 of the Code), it shall promptly notify the other parties to this Agreement. Parent shall use reasonable efforts to notify the Company and the Significant Stockholder of any amounts required to be withheld or deducted from the Aggregate Merger Consideration and remitted to any Taxing Authority (other than pursuant to Section 1471, 1472 or 3406 of the Code), including providing a copy of the Law pursuant to which such withholding is to be made, at least twenty (20) days before any such withholding.

2.5    Certain Adjustments. In the event that, between the date of this Agreement and the Effective Time, any change in the outstanding Company Shares shall occur as a result of any stock split, reverse stock split, stock dividend (including any dividend or distribution of Equity Interests convertible into or exchangeable for Company Shares), recapitalization, reclassification, combination, exchange of shares or other similar event, the Per Share Merger Consideration shall be equitably adjusted to reflect such event and to provide to holders of Company Shares the same economic effect as contemplated by this Agreement prior to such event; provided that nothing in this Section 2.5 shall be deemed to permit or authorize the Company to take any such action or effect any such change that it is not otherwise authorized or permitted to take pursuant to this Agreement (including Section 6.1).

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as set forth in the disclosure schedule delivered by the Company to the Acquirors and Merger Sub (the “Company Disclosure Letter”) prior to the execution of this Agreement (with specific reference to the representations and warranties in this Article 3 to which the information in such schedule relates; provided that disclosure in the Company Disclosure Letter as to a specific representation or warranty shall qualify any other Sections of this Agreement to the extent (notwithstanding the absence of a specific cross reference) it is reasonably apparent on its face that such disclosure relates to such other Sections), and (b) as disclosed in the Company SEC Documents filed since January 1, 2017 and publicly available at least forty-eight (48) hours prior to the execution and delivery of this Agreement (other than any disclosures contained in the “Forward Looking Statements” or “Risk Factors” sections of such Company SEC Documents, and any other disclosures contained in such Company SEC Documents that are predictive, cautionary or forward-looking in nature), where the relevance of the information as an exception to (or disclosure for purposes of) a particular representation or warranty is reasonably apparent on the face of such disclosure, the Company hereby represents and warrants to the Acquirors and Merger Sub as follows:

3.1    Organization; Standing; Power.

(a)    The Company and each of its Subsidiaries (i) is a limited liability company, limited partnership, general partnership or corporation, as applicable, duly organized,

validly existing and in good standing under the Laws of the jurisdiction of its formation, organization or incorporation, as applicable, (ii) has all requisite limited liability company, limited partnership, general partnership or corporate power, as applicable, and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except with respect to clause (iii) where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b)    The Company has previously furnished to the Acquirors a true and complete copy of the Organizational Documents of the Company and each of its Subsidiaries, in each case as amended to the date of this Agreement, and each as so delivered is in full force and effect. The Company is not in violation of, and no Subsidiary is in material violation of, any provision of its Organizational Documents.

3.2    Authority. The Company has all necessary corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and, subject to the receipt of the Company Stockholder Approval, to perform its obligations hereunder and thereunder and consummate the Transactions. The execution, delivery and performance of this Agreement, the Real Estate Purchase Agreement and the Disaffiliation Agreement by the Company and the consummation by the Company of the Transactions have been duly authorized by the Company Board and no other corporate proceedings on the part of the Company are necessary to approve this Agreement and the Ancillary Agreements to which it is a party or to consummate the Transactions, other than the receipt of the Company Stockholder Approval and the filing of the Certificate of Merger with the Delaware Secretary of State as required by the DGCL. This Agreement, the Real Estate Purchase Agreement and the Disaffiliation Agreement have been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the Acquirors and Merger Sub, as applicable, will constitute a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity). As of the date hereof, the Company Board, at a meeting duly called at which all of the directors of the Company were present, has unanimously approved and declared advisable this Agreement, the Real Estate Purchase Agreement, the Disaffiliation Agreement and the Transactions and, subject to Section 6.4, has resolved to recommend that the Company’s stockholders approve this Agreement, the Real Estate Purchase Agreement, the Disaffiliation Agreement and the Transactions. The Company Stockholder Approval is the only vote or consent of the holders of any class or series of capital stock of the Company necessary to approve this Agreement, the Ancillary Agreements to which the Company is a party, the Merger, the Real Estate Purchase and the other Transactions.

3.3    No Conflict; Consents and Approvals.

(a)    The execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements to which it is a party, and the consummation by the

Company of the Transactions, do not and will not (i) conflict with or violate the Organizational Documents of the Company, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (vii) of subsection (b) below have been obtained and all filings described in such clauses have been made, conflict with or violate any Law applicable to the Company or any of its Subsidiaries or by which any of their respective properties are bound, (iii) result in any breach or violation of, or constitute a default (or an event which with notice or lapse of time or both would become a default), or result in the loss of a benefit under, result in the creation or imposition of any Lien or give rise to any right of termination, cancellation, amendment or acceleration of, any Company Material Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties are bound or (iv) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (vii) of subsection (b) below have been obtained and all filings described in such clauses have been made, give any Governmental Entity the right to revoke, withdraw, suspend, cancel, terminate or materially modify, any material Permit and Approval applicable to the Company, its Subsidiaries or any of their respective properties or assets, except, in the case of clauses (ii) to (iv), for any such conflict, breach, violation, default, loss, right or other occurrence that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b)    The execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements to which it is a party, and the consummation by the Company of the Transactions, do not and will not require the Company to obtain any consent, approval, authorization or permit of, action by, or to make any filing with or notification to, any governmental or regulatory authority (including any stock exchange and any Gaming Authority), agency, court, commission, or other governmental body (each, a “Governmental Entity”), except for (i) such filings as may be required under applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder, and under state securities, takeover and “blue sky” Laws, (ii) the filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (iii) such filings and other actions as are necessary to obtain all required Gaming Approvals, (iv) those consents and approvals identified in Section 3.17(e) of the Company Disclosure Letter, (v) such filings as are necessary to comply with the applicable requirements of the OTCQB, (vi) the filing with the Delaware Secretary of State of the Certificate of Merger as required by the DGCL, and (vii) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

3.4    Litigation. Except as would not reasonably be expected to have a Company Material Adverse Effect, (a) there is no suit, claim, action, proceeding, arbitration, mediation or investigation (each, an “Action”) pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective properties by or before any Governmental Entity, (b) no Governmental Entity has since January 1, 2016, challenged or questioned in writing the legal right of the Company or any of its Subsidiaries to conduct its operations as presently or previously conducted, and (c) neither the Company nor any of its Subsidiaries nor any of their respective properties is or are subject to any judgment, order, injunction, rule or decree of any Governmental Entity (other than orders relating to the ordinary course operation of the business of the Company and its Subsidiaries issued by Gaming Authorities under applicable Gaming Laws).

3.5    Ownership and Operations of the Company.

(a)    The authorized capital stock of the Company consists of 100,000,000 Company Shares and 10,000,000 shares of preferred stock, $0.01 par value per share (the “Preferred Stock”). As of the date hereof, (i) 23,834,512 Company Shares were issued and outstanding, all of which were validly issued, fully paid and nonassessable and were free of preemptive rights and (ii) no Company Shares were held in treasury. As of the date hereof, no shares of Preferred Stock were issued and outstanding. Except as set forth above, as of the date of this Agreement, (i) there are (A) no outstanding Equity Interests of the Company, (B) no Equity Interests of the Company convertible into or exchangeable for shares of capital stock or other voting securities of the Company or (C) no options or other rights to acquire from the Company, and no obligation of the Company to issue, any Equity Interests of the Company, (ii) there are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any Equity Interests of the Company, and (iii) there are no other options, calls, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued Equity Interests of the Company or any of its Subsidiaries to which the Company or any of its Subsidiaries is a party except as contemplated by the Real Estate Purchase Agreement.

(b)    Section 3.5(b) of the Company Disclosure Letter sets forth a true and complete list of each Subsidiary of the Company and for each such Subsidiary, its state of organization, entity type, and outstanding number and type of Equity Interests. Each of the outstanding Equity Interests of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and all such Equity Interests are (i) owned by the Company or another wholly-owned Subsidiary of the Company and (ii) free and clear of all Liens.

3.6    SEC Reports; Financial Statements.

(a)    The Company has filed or otherwise transmitted all forms, reports, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed by it with the Securities and Exchange Commission (the “SEC”) since January 1, 2017 (all such forms, reports, statements, certificates and other documents filed since January 1, 2017 and prior to the date hereof, collectively, the “Company SEC Documents”). As of their respective dates, or, if amended, as of the date of the last such amendment, each of the Company SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002, and the applicable rules and regulations promulgated thereunder, as the case may be, each as in effect on the date so filed. As of their respective filing dates (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such amendment or superseding filing), none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Company’s Subsidiaries is required to file periodic reports with the SEC.

(b)    The audited consolidated financial statements of the Company (including any related notes thereto) included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 filed with the SEC have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries at the respective dates thereof and the results of their operations and cash flows for the periods indicated.

(c)    The Company maintains disclosure controls and procedures (as defined in Rules 13a-15(e), and 15d-15(e) under the Exchange Act) designed to ensure that material information relating to the Company, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of the Company by others within those entities and that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC.

(d)    The Company maintains a system of internal controls over financial reporting designed to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

3.7    No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued or contingent, of a nature that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries, except for liabilities and obligations (a) reflected or reserved against in the Company’s consolidated balance sheet on Form 10-K for the fiscal year ended December 31, 2017 filed with the SEC, (b) incurred in the ordinary course of business since the date of such balance sheet, none of which would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (c) which have been discharged or paid in full prior to the date of this Agreement or (d) incurred pursuant to the transactions contemplated by this Agreement. Since January 1, 2018, neither the Company nor any of its Subsidiaries has entered into any off-balance sheet transactions, arrangements, or obligations (including contingent obligations) that may have a current or future material effect on the financial condition, results of operations, liquidity, capital expenditures, capital resources or significant components of revenues or expenses of the Company and its Subsidiaries.

3.8    Absence of Certain Changes or Events. Since January 1, 2018 through the date of this Agreement, except as otherwise contemplated or permitted by this Agreement, the businesses of the Company and its Subsidiaries have been conducted in the ordinary course of business consistent with past practice, and there has not been any event, development or state of circumstances that, individually or in the aggregate, has had a Company Material Adverse Effect.

3.9    Vote/Approval Required. The affirmative vote or written consent of the holders of a majority of the outstanding Company Shares in favor of each of (a) adopting this Agreement and (b) approving the transactions contemplated by the Real Estate Purchase Agreement, including the Real Estate Purchase, and the transactions contemplated by Section 6.16

(collectively, the “Company Stockholder Approval”) are the only votes or consents of the holders of any class or series of the Company’s Equity Interests necessary to approve or adopt this Agreement and the Ancillary Agreements to which the Company is a party or to consummate the Transactions, including the Merger and the Real Estate Purchase. The delivery of the Significant Stockholder Consent will satisfy the Company Stockholder Approval.

3.10    Compliance with Laws.

(a)    Except with respect to Taxes, ERISA, labor matters and environmental matters (which are the subject of Section 3.11, Section 3.12, Section 3.13 and Section 3.14, respectively), the Company and each of its Subsidiaries are in compliance with all Laws applicable to them or by which any of their respective properties are bound, except where any non-compliance would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Except with respect to Environmental Laws (which are the subject of Section 3.14), the Company and its Subsidiaries have been and are in compliance with all applicable licenses, permits, approvals, authorizations, registrations, findings of suitability, franchises, entitlements, waivers and exemptions of all Governmental Entities (collectively, “Permits and Approvals”) necessary for them to own, lease or operate their properties and to carry on their respective businesses as now conducted, except for any Permits and Approvals the absence of, or noncompliance with, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or materially impair or materially delay the Closing. Since January 1, 2013, neither the Company nor any of its Subsidiaries nor any of their respective directors, officers or employees nor, to the Knowledge of the Company, any of their respective agents acting for or on behalf of the Company or its Subsidiaries, has (i) made, authorized or offered any payment or transfer of anything of value to any employee or official of any Governmental Entity, political party or campaign, official or employee of any public international organization, or official or employee of any government-owned enterprise or institution to obtain or retain business or secure an improper advantage, or (ii) otherwise conducted any transaction, transfer or business in violation of the Foreign Corrupt Practice Act of 1977, as amended, or any other applicable anti-corruption, anti-bribery or anti-money laundering Law.

(b)    The Company and its Subsidiaries hold all Permits and Approvals (including Gaming Approvals) necessary for the Company and its Subsidiaries to own, lease or operate their properties and to carry on their respective businesses as now conducted, except for any Permits and Approvals the absence of, or noncompliance with, would not, individually or in the aggregate, reasonably be expected to materially affect the Company’s and its Subsidiaries’ businesses as currently conducted or materially impair or materially delay the Closing. To the Knowledge of the Company, each (i) of the Affiliates of the Company and its Subsidiaries that will be included in the process of determining the suitability of the Company and its Subsidiaries for a Gaming Approval by a Gaming Authority and (ii) director, officer, partner and manager of the Company and its Subsidiaries and Persons performing management functions similar to those performed by officers, partners or managers (the Persons contemplated by sub-sections (i) and (ii), collectively, “Company Licensed Parties”), hold all Permits and Approvals (including Gaming Approvals) necessary for the Company and its Subsidiaries to own, lease or operate their properties and to carry on their respective businesses as now conducted, except for any Permits and Approvals the absence of, or noncompliance with, would not, individually or in the aggregate, reasonably be expected to materially affect the Company’s and its Subsidiaries’ businesses as currently conducted or materially impair or materially delay the Closing. All such Permits and Approvals are in full force and effect, except where the failure to be in full force and effect would not, individually or in the aggregate, reasonably be expected to materially affect the Company’s and its Subsidiaries’ businesses as currently conducted or materially impair or materially delay the Closing. To the Knowledge of the Company, no event has occurred which permits, or upon the giving of notice or passage of time or both, would permit, revocation, non-renewal, modification, suspension, limitation or termination of any Permits and Approvals that are currently in effect, the loss of which would, individually or in the aggregate, be reasonably likely to materially affect the Company’s and its Subsidiaries’ businesses as currently conducted or materially impair or materially delay the Closing. The Company, its Subsidiaries, and to the Knowledge of the Company, each of the Company Licensed Parties, are in good standing, and in compliance with all Gaming Laws, in each of the jurisdictions in which the Company, any of its Subsidiaries or any Company Licensed Party owns or operates gaming facilities. Neither the Company, nor any of its Subsidiaries, nor, to the Knowledge of the Company, any of the Company Licensed Parties has received written notice within the past five (5) years of any investigation or review by any Governmental Entity with respect to the Company or its or its Subsidiaries’ businesses and operations, other than investigations or reviews (x) conducted in connection with ordinary license renewal procedures and/or (y) the outcome of which would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect or materially impair or materially delay the Closing. To the Company’s Knowledge, no investigation or review is threatened, nor has any Governmental Entity indicated in writing any intention to conduct the same, other than investigations or reviews (x) conducted in connection with ordinary license renewal procedures and/or (y) the outcome of which would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect or materially impair or materially delay the Closing.

(c)    Neither the Company, nor any of its Subsidiaries, nor, to the Knowledge of the Company, any Company Licensed Party has received any written claim, demand, notice, complaint, court order or administrative order from any Gaming Authority or other Governmental Entity in the past three (3) years under, or relating to any violation or possible violation of, any Gaming Law which did or would reasonably be likely to result in an individual fine or penalty of $25,000 or more. To the Knowledge of the Company, there are no facts which, if known to any Gaming Authority, would be reasonably likely to result in the revocation, limitation or suspension of a Permit and Approval (including any Gaming Approval) or result in a negative outcome to any finding of suitability proceedings or registrations, in each case with respect to the Company, its Subsidiaries or any Company Licensed Party. Neither the Company, nor any of its Subsidiaries, nor, to the Knowledge of the Company, any of the Company Licensed Parties, has suffered a suspension, denial, non-renewal, limitation or revocation of any Gaming Approval within the last five (5) years.

3.11    Taxes.

(a)    All material Tax Returns required by applicable Law to be filed by or on behalf of the Company or any of its Subsidiaries have been timely filed in accordance with all applicable Laws (after giving effect to any extensions of time in which to make such filings), and all such Tax Returns are true, correct and complete in all material respects. There is no outstanding material claim in writing by any Governmental Entity where the Company or any of its Subsidiaries does not file a particular type of Tax Return that it is required to file such Tax Return or may be subject to Tax.

(b)    Neither the Company nor any of its Subsidiaries is delinquent in the payment of any material amount of Tax (including Taxes required to have been withheld by the Company or any of its Subsidiaries) for which reserves have not been established in accordance with GAAP on the most recent balance sheet included in the Company SEC Documents.

(c)    No material Liens for Taxes exist with respect to any assets or properties of the Company or any of its Subsidiaries, except for Permitted Liens.

(d)    There are no Proceedings (including assessments of deficiencies, audits or similar reviews) now pending or threatened in writing against or with respect to the Company or any of its Subsidiaries with respect to any material amount of Tax. None of the Company or any Subsidiary is subject to any outstanding waiver or extension of the statute of limitations in respect of a material amount of Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course). None of the Company or any of its Subsidiaries has engaged in a “listed transaction” or “transaction of interest” as defined in Treasury Regulations Section 1.6011-4(b)(2) or (6).

(e)    None of the Company or any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for income tax purposes for a taxable period (or portion thereof) ending on or prior to the Closing Date initiated by the Company or any Subsidiary prior to the Closing Date without the consent of Parent; or (ii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local, or other Tax Law) executed on or prior to the Closing Date without the consent of Parent.

3.12    Benefit Plans.

(a)    Section 3.12(a) of the Company Disclosure Letter sets forth a true and complete list of each material Company Plan. “Company Plans” means each “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), and all stock purchase, stock option, severance, employment, change-in-control, fringe benefit, retention, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, under which any employee or former employee or other service provider of the Company or its Subsidiaries has any present or future right to compensation or benefits or with respect to which the Company or its Subsidiaries has any liability (contingent or otherwise), but in each case other than a “multiemployer plan” within the meaning of Section 3(37) of ERISA (a “Multiemployer Plan”) or a Controlled Group Plan. With respect to each Company Plan, the Company has furnished or made available to the Acquirors a current, accurate and complete copy thereof and, to the extent applicable: (i) any related trust agreement or other funding instrument, (ii) the most recent determination letter or opinion letter of the Internal Revenue Service (the “IRS”), (iii) any summary plan description and other equivalent written communications by the Company or its Subsidiaries to their employees concerning the extent of the material benefits provided and (iv) the Form 5500 for the 2016 plan year (and attached schedules) and, when available, the Form 5500 for the 2017 plan year.

(b)    Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) each Company Plan has been established and administered in accordance with its terms and applicable Law, and in compliance with the applicable provisions of ERISA and the Code, (ii) no non-exempt prohibited transaction, as described in Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any Company Plan, and (iii) no accumulated funding deficiency, as defined in Section 302 of ERISA or Section 412 of the Code, exists with respect to any Company Plan.

(c)    Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, all contributions required to be made under the terms of any Company Plan have been timely made.

(d)    Each Company Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or is based on a prototype or volume submitter document that has received a favorable advisory and/or opinion letter, as applicable, from the IRS that it is so qualified and, to the Knowledge of the Company, there are no existing circumstances or events that would reasonably be expected to cause the loss of the qualified status of such Company Plan.

(e)    Except as set forth in Section 3.12(e) of the Company Disclosure Letter, (i) no Company Plan is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, (ii) neither the Company nor any of its Subsidiaries contributes, is obligated to contribute, or has any liability (contingent or otherwise) with respect, to a Multiemployer Plan or a “multiple employer plan” within the meaning of Section 4063 or 4064 of ERISA, and (iii) neither the Company, nor any of its ERISA Affiliates, has withdrawn, partially withdrawn or received any notice of any claim or demand for withdrawal liability or partial withdrawal liability under ERISA with respect to which any liability remains outstanding.

(f)    Except as set forth in Section 3.12(f) of the Company Disclosure Letter, neither the Company nor any of its ERISA Affiliates has incurred any liability which remains outstanding under Title IV of ERISA, including with respect to any Controlled Group Plan, and, to the Knowledge of the Company, no event or condition has occurred or exists that would reasonably be expected to result in any such liability to the Company or any of its Subsidiaries.

(g)    Except as set forth in Section 3.12(g) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has any liability in respect of post-retirement or post-termination health or life insurance benefits for retired, former or current employees of the Company or any of its Subsidiaries, except as may be required by the Consolidated Omnibus Budget Reconciliation Act of 1985 or other similar Law.

(h)    Except as set forth in Section 3.12(h) of the Company Disclosure Letter, the execution, delivery and performance of this Agreement, the Real Estate Purchase Agreement and the Disaffiliation Agreement or the consummation of the Transactions will not (alone or in combination with any other event): (A) entitle any current or former employee, consultant, officer or director of the Company or any of its Subsidiaries to any severance pay or similar payment; (B) result in the payment of any benefit, accelerate the time of payment, funding or vesting of any benefit, or increase the amount of compensation or benefits due to any such employee, consultant, officer or director; or (C) result in any payment that would reasonably be expected to constitute an “excess parachute payment” within the meaning of Section 280G of the Code. The Company is not obligated to compensate any Person for excise taxes payable pursuant to Section 409A or 4999 of the Code.

(i)    Other than with respect to the Aruba Operations, no Company Plan is maintained outside of, or for the benefit of any individuals outside of, the United States. As of the Effective Time, the Surviving Corporation will not have any liability (contingent or otherwise) in respect of any compensation or benefit plan maintained outside of, or for the benefit of any individuals outside of, the United States.

(j)    Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, there are no Actions, audits or inquiries pending, or, to the Knowledge of the Company, threatened (other than routine claims for benefits) against any, or with respect to, any Company Plan or fiduciary thereto or against the assets of any such Company Plan.

3.13    Labor Matters.

(a)    Except as set forth in Section 3.13(a) of the Company Disclosure Letter or, as otherwise provided by applicable Law, the employment of each current employee of the Company or any of its Subsidiaries (each, a “Company Employee”) is terminable by the Company and its Subsidiaries, as applicable, at will without any notice or severance obligation or other cost or liability to the Company or its Subsidiaries, except with respect to any severance obligations under any collective bargaining agreement or union contract set forth in Section 3.13(c) of the Company Disclosure Letter.

(b)    The Company and each of its Subsidiaries is in compliance with all applicable employee licensing requirements, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Each employee of the Company or its Subsidiaries who is required to have a gaming or other license under any Gaming Law or other Law maintains such license in current or valid form in all material respects. To the Knowledge of the Company, each consultant, contractor or service provider of the Company or its Subsidiaries who is required to have a gaming or other license under any Gaming Law or other Law maintains such license in current or valid form in all material respects.

(c)    Except as set forth in Section 3.13(c) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to, or is bound by any collective bargaining agreement or union contract with any labor union, works council, labor organization or employee representatives or other representative bodies, and no collective bargaining agreement is currently being negotiated by the Company or any of its Subsidiaries. Except as set forth in Section 3.13(c) of the Company Disclosure Letter, to the Knowledge of the Company,

since January 1, 2016, there have not been any activities or proceedings by any labor union, works council, labor organization, employee representatives or other representative bodies, employee of the Company or group of employees of the Company to organize any employees including, but not limited to, the solicitation of cards from employees of the Company to authorize representation by any labor union, works council, labor organization or employee representatives or other representative bodies or any written or oral demand for recognition. There is not now, nor has there been since January 1, 2016, any strike, slowdown, work stoppage, lockout or other labor dispute, or, to the knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any of its Subsidiaries.

(d)    Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries are, and at all times since January 1, 2016, have been in compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work, occupational safety and health, leaves of absences, layoffs, and workers’ compensation and other statutorily mandated insurance, (ii) the Company and each of its Subsidiaries are, and at all times since January 1, 2016, have been, in compliance with all applicable Laws governing the classification of employees of the Company or its Subsidiaries as employees and, where applicable, exempt or non-exempt, and (iii) the Company and each of and its Subsidiaries is in compliance with all applicable visa and work permit requirements with respect to employees of the Company or its Subsidiaries.

(e)    Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) there are no actions, suits, claims, labor disputes or grievances pending or, to the Knowledge of the Company, threatened involving any Company Employee or group thereof, and (ii) there are no charges, investigations, administrative proceedings or formal complaints of discrimination (including, but not limited to, discrimination based upon sex, age, marital status, race, national origin, sexual orientation, disability or veteran status or any other protected characteristic) pending or, to the Knowledge of the Company, threatened before the Equal Employment Opportunity Commission, the National Labor Relations Board, the U.S. Department of Labor, the U.S. Occupational Safety and Health Administration, the Workers’ Compensation Appeals Board, or any other Governmental Entity against the Company pertaining to any Company Employee, consultant, or independent contractor.

(f)    Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, since January 1, 2016, the Company and each of and its Subsidiaries has complied (and is currently in compliance) with the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101 or any other comparable Law that applies to mass layoffs and/or plant closings to which the Company or any of its Subsidiaries is subject in each of the jurisdictions in which it conducts gaming operations.

3.14    Environmental Matters.

(a)    Except as would not reasonably be expected to have a Company Material Adverse Effect or as set forth in Section 3.14 of the Company Disclosure Letter: (i) the Company and its Subsidiaries have no Environmental Liabilities, (ii) there are no Environmental Conditions, (iii) there is no pending nor, to the Company’s Knowledge, threatened enforcement action against the Company or any of its Subsidiaries regarding an Environmental Condition or compliance with Environmental Laws, (iv) no Hazardous Substance is located in the Environment at, on or under any Company Real Property, except for amounts not requiring investigation or remedial action under Environmental Laws; and (v) the Company and its Subsidiaries are in compliance with all applicable Environmental Laws. Neither the Company nor any of its Subsidiaries have received a written notice from any Governmental Entity or Third Party related to any Environmental Liabilities or alleging a violation of Environmental Law or liability with respect to any Environmental Condition. The Company and its Subsidiaries possess all Environmental Permits currently required under Environmental Laws to operate as they presently operate, except where the failure of which to possess would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect. The Transactions will not require any action pursuant to the New Jersey Industrial Site Recovery Act. The Company has made available to the Acquirors copies of all material documentation relating to the Company Real Property from the date of acquisition of the applicable Company Real Property and that, as of the date of this Agreement, is in its possession or control related to (i) items identified on Section 3.14 of the Company Disclosure Letter or (ii) items that would have been identified in Section 3.14 of the Company Disclosure Letter but for the exception for Company Material Adverse Effect included in the first sentence of this Section 3.14.

(b)    Notwithstanding any other representations and warranties in this Agreement, the representations and warranties in this Section 3.14 are the only representations and warranties in this Agreement made by the Company with respect to Environmental Laws.

3.15    Contracts.

(a)    Except for Contracts previously filed with the SEC, Contracts with respect to Company Leases that are listed in Section 3.17(b) of the Company Disclosure Letter and Company Plans, Section 3.15 of the Company Disclosure Letter identifies each note, bond, mortgage, indenture, contract, agreement, lease, license, permit or other instrument or obligation (each, a “Contract”) that constitutes a Company Material Contract (as defined below), an accurate and complete copy of each of which has been provided or made available to the Acquirors by the Company. For purposes of this Agreement, each of the following Contracts that is unexpired and effective as of the date of this Agreement and under which the Company or any of its Subsidiaries has ongoing rights or obligations will be deemed to constitute a “Company Material Contract”:

(i)    any Contract that is or would be required to be filed by the Company as a “material contract” pursuant to Item 601(b) (10)(i) of Regulation S-K under the Securities Act or disclosed by the Company on a Current Report on Form 8-K;

(ii)    any Contract that, by its terms, requires payments by the Company or any of its Subsidiaries in excess of $500,000 in the aggregate for the remainder of the stated term of such Contract, other than those that are (A) terminable by the Company or any of its Subsidiaries on no more than ninety (90) days’ notice and without liability or financial obligation to the Company or any of its Subsidiaries or (B) relate to the purchase of supplies, utilities, services, equipment or other goods in the ordinary course of business;

(iii)    any mortgages, indentures, guarantees, loans, credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit, in excess of $300,000, other than (A) accounts receivables and payables, (B) loans by the Company or any of its direct or indirect Subsidiaries to, or guarantees by any of the foregoing for, direct or indirect wholly-owned Subsidiaries of the Company or (C) letters of credit or bonds issued by the Company or one of its Subsidiaries to Governmental Entities in connection with workers compensation or Gaming Laws, in each case, in the ordinary course of business consistent with past practice;

(iv)    any Contract limiting, in any respect, the freedom of the Company or any of its Subsidiaries to engage or participate, or compete with any other Person, in the business currently conducted by the Company and its Subsidiaries or in any market or geographic area, or to make use of any material Intellectual Property owned by the Company or any of its Subsidiaries;

(v)    any Contract with any of the Company’s or any of its Subsidiaries’ officers, directors, employees, principal stockholders or Persons who, to the Knowledge of the Company, are controlled thereby, or, to the Knowledge of the Company, any member of such Persons’ immediate families, other than (A) any written employment, consulting or management services agreement or other compensation or benefit plan with the Company, or (B) the Company’s or its Subsidiaries’ written employee policies and procedures;

(vi)    any Contract pursuant to which any Third Party is licensed to use any Intellectual Property owned by the Company or any of its Subsidiaries, and all Contracts pursuant to which the Company or any of its Subsidiaries is licensed to use any Intellectual Property, other than Contracts for (A) commercially available off-the-shelf Software licensed to the Company or any of its Subsidiaries for an amount not in excess of $500,000 in any case over the term of the applicable Contract and (B) the licensing or cross-licensing of Intellectual Property in the ordinary course of business; or

(vii)    any Contract obligating the Company to manage any gaming assets on behalf of an unrelated Third Party or pursuant to which any Third Party manages any gaming assets or properties of the Company or its Subsidiaries.

(b)    Each Company Material Contract is valid and in full force and effect, and is enforceable against the Company and its Subsidiaries (and to the Knowledge of the Company is enforceable against each other party thereto) in accordance with its terms, except to the extent that they have previously expired in accordance with their terms, or if the failure to be in full force and effect would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect and subject in all cases to: (i) Laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) Laws governing specific performance, injunctive relief and other equitable remedies.

(c)    Neither the Company nor its Subsidiaries has materially violated or materially breached, or committed any material default under, any Company Material Contract; (ii) to the Knowledge of the Company, no other Person has materially violated or materially breached, or committed any default under, any Company Material Contract; and (iii) neither the

Company nor its Subsidiaries has received any written notice or, to the Knowledge of the Company, other communication regarding any actual or possible material violation or material breach of, or default under, any Company Material Contract.

3.16    Insurance. Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company and each of its Subsidiaries maintains insurance policies with insurance carriers against all risks of a character and in such amounts as management has determined to be reasonably prudent. All such insurance policies of the Company and its Subsidiaries are in full force and effect and were in full force and effect during the period of time such insurance policies are purported to be in effect and neither the Company nor any of its Subsidiaries is in material breach or default of, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a material breach or default, or permit termination or modification of, any such insurance policy.

3.17    Real Property; Vessels; Personal Property.

(a)    Section 3.17(a) of the Company Disclosure Letter contains a list of each parcel of real property owned by the Company and its Subsidiaries (the “Company Owned Real Property”) and identifies which of the Company and its Subsidiaries holds title thereto (including the RE Sellers and the Propcos (each as defined in the Real Estate Purchase Agreement)). The Company Owned Real Property, together with the Company Leased Real Property, constitutes all of the real property used or occupied by the Company and its Subsidiaries. Each of the Company or its Subsidiary, as applicable and as identified in Section 3.17(a) of the Company Disclosure Letter, has good, valid and marketable title to the Company Owned Real Property, free and clear of any Liens or other matters affecting title to the Company Owned Real Property other than Permitted Liens. Each of the Company or its Subsidiary, as applicable and as identified in Section 3.17(b) of the Company Disclosure Letter as the ground lessee of Company Leased Real Property (the “Company Ground Leased Real Property”), has good, valid and marketable leasehold title to the Company Ground Leased Real Property, free and clear of any Liens or other matters affecting title to the Company Ground Leased Real Property other than Permitted Liens. At the RE Closing, each Propco shall not have any material assets other than the Company Owned Real Property set forth opposite its name in Section 3.17(a) of the Company Disclosure Letter. With respect to each Company Owned Real Property:

(i)    except as set forth in Section 3.17(b) of the Company Disclosure Letter, none of the Company or any Subsidiary has leased or licensed any portion of the Company Owned Real Property or has subleased or licensed any portion of the Company Ground Leased Real Property;

(ii)    except as set forth in Section 3.17(a)(ii) of the Company Disclosure Letter, neither the Company nor any Subsidiary is obligated under or a party to, any option, right of first refusal, right of first offer or other contractual obligation to purchase, acquire, sell or dispose of the Company Owned Real Property, the Company Ground Leased Real Property or any portion thereof or interest therein (it being understood that for the avoidance of doubt any option, right of first refusal, right of first offer or other contractual obligation granted in favor of a tenant of any Company Leased Real Property to expand its leased premises shall not be included);

(iii)    the Improvements located on each Company Owned Real Property and each Company Ground Leased Real Property have access to utilities and contain heating, cooling, plumbing, and other material mechanical systems reasonably necessary to operate the operations of the Company and its Subsidiaries in the manner currently being operated;

(iv)    to the Company’s Knowledge, none of the Improvements or the conduct of the operations of the Company and its Subsidiaries therein, violates any easement, approvals, restrictive covenant or other Lien applicable to any Company Owned Real Property or any Company Ground Leased Real Property;

(v)    to the Company’s Knowledge, neither the Company nor any of its Subsidiaries has received written notice of any current or pending regulatory proceedings or administrative actions relating to any portion of any Company Owned Real Property or any portion of any Company Ground Leased Real Property;

(vi)    neither the Company nor any of its Subsidiaries has received any written notice since January 1, 2015 of any, and, to the Company’s Knowledge, there is currently no, material violation of any applicable land use, health and building ordinances, or permits issued in connection therewith, relating to any Company Owned Real Property or Company Ground Leased Real Property and the use thereof;

(vii)    to the Company’s Knowledge, the current use of each Company Owned Real Property and each Company Ground Leased Real Property is permitted under applicable zoning Laws and regulations and neither the Company nor any of its Subsidiaries has received written notice that any of the Improvements or the current use of any Company Owned Real Property or any Company Ground Leased Real Property violates in any material respect any applicable Laws (including building, planning and zoning), site plan approvals, zoning or subdivision approvals or urban redevelopment approvals);

(viii)    there are no pending, or, to the Company’s Knowledge, threatened casualty or condemnation proceedings of any kind relating to any portion of any Company Owned Real Property or Company Ground Leased Real Property;

(ix)    to the Company’s Knowledge, there are no material special, general or other assessments pending, or threatened against any Company Owned Real Property; and

(x)    each Company Owned Real Property and each Company Ground Leased Real Property is occupied under a valid and current certificate of occupancy or similar permit, and the Transactions contemplated by this Agreement and the Real Estate Purchase Agreement will not require the issuance of any new or amended certificate of occupancy and, to the Company’s Knowledge, except as set forth on Section 3.17(a)(x) of the Company Disclosure Letter, there are no facts that would prevent any Company Owned Real Property or any Company Ground Leased Real Property from being occupied by the Acquirors or their respective designees or tenants after the Closing in the same manner as occupied by the Company and its Subsidiaries as of the date hereof.

(b)    Section 3.17(b) of the Company Disclosure Letter contains a list of (x) each parcel of real property (the “Company Leased Real Property” and, together with the Company Owned Real Property, the “Company Real Property”) subject to a lease, sublease, ground lease, license, use agreement and other agreement establishing the rights and interests of the Company and its Subsidiaries with respect to such Company Leased Real Property and (y) each lease of Company Real Property with respect to which the Company or its Subsidiaries is the landlord or sub landlord (collectively, the “Company Leases”). The Company has made available to the Acquirors copies of all Company Leases (including all amendments thereto) that are true and correct in all material respects, and the Company Leases set forth on Section 3.17(b) of the Company Disclosure Letter constitute the entire agreement between the Company and its Subsidiaries (as applicable), on the one hand, and the applicable landlord, sub landlord or tenant (as applicable). The Company Leases are (assuming the due authorization, execution and delivery thereof by the other parties thereto) valid, binding and enforceable with respect to the Company or a Subsidiary, as applicable, and, to the Company’s Knowledge, the other parties thereto, except as such enforcement may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, receivership and other Laws of general application affecting the rights and remedies of creditors, and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or law. There does not exist under any Company Lease any material default by the Company or any Subsidiary nor, to the Company’s Knowledge, by any other party to the related Company Lease. Neither the Company nor any of its Subsidiaries has assigned, transferred, conveyed, mortgaged, deeded in trust, encumbered or otherwise imposed any Liens on any of its rights and interests in the leasehold under any of the Company Leases, other than Permitted Liens. The rental, including base rent and percentage rent or other sum required to be paid by the Company or its Subsidiaries thereunder, set forth in each Company Lease is the actual rental being paid and there are no separate agreements or understandings with respect to the same. Except as set forth in Section 3.17(b) of the Company Disclosure Letter, none of the Company nor any Subsidiary is holding a security deposit from any tenant, subtenant or other occupant of any Company Real Property. The consummation of the Transactions will not cause a breach or default with respect to any Company Lease.

(c)    Section 3.17(c) of the Company Disclosure Letter contains a list of each vessel and such list includes all vessels used by the Company and its Subsidiaries in the conduct of the Company’s and its Subsidiaries’ business (each such vessel, a “Company Vessel”). The Company and its Subsidiaries own and/or lease such vessels pursuant to the title and/or lease documents listed in Section 3.17(c) of the Company Disclosure Letter free and clear of any Liens other than Permitted Liens. Except as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the operations or business of the Company and its Subsidiaries, taken as a whole, (i) each Company Vessel is currently documented with and has a current and valid certificate of inspection issued by, the United States Coast Guard or other applicable Governmental Entity, (ii) the Company Vessels are in sufficient condition and repair and are adequate for the use, occupancy and operation of the business of the Company and its Subsidiaries, and (iii) to the Company’s knowledge, the improvements situated on the Company Vessels are free from structural defects and violations of Laws applicable thereto. The Company and each of its Subsidiaries that owns or operates a Company Vessel (other than the Aruba Subsidiaries) is, and at the Effective Time will be, a citizen of the United States, within the meaning of Section 2 of the Shipping Act of 1916, 46 U.S.C. §50501, as amended, eligible to own and operate the Company Vessels.

(d)    Except as set forth on Section 3.17(d) of the Company Disclosure Letter, the Company or its Subsidiaries owns good and marketable title to, or a valid leasehold interest in, all tangible personal property used in the operation of the Company’s and its Subsidiaries’ respective businesses as reflected in the Company’s consolidated financial statements, in each case, free and clear of all Liens other than Permitted Liens.

(e)    Section 3.17(e) of the Company Disclosure Letter identifies all material consents, approvals or notices required for the consummation of the Real Estate Purchase (the “Real Estate Purchase Required Consents”).

(f)    The Company has made available to Parent copies of the most current surveys that are in the possession of the Company or one of its Subsidiaries for each Company Real Property and, to the Company’s Knowledge, such surveys are the most current ALTA surveys for each Company Real Property.

3.18    Intellectual Property.

(a)    Section 3.18(a) of the Company Disclosure Letter sets forth a true and complete list of all Company Registered IP. All Company Registered IP is solely and exclusively owned by the Company or one of its Subsidiaries free and clear of all Liens (other than Permitted Liens), and neither the Company nor any of its Subsidiaries has received any written notice or claim challenging the validity or enforceability of any Company Registered IP that remains pending or unresolved.

(b)    The Company and each of its Subsidiaries has taken commercially reasonable steps to maintain the confidentiality of all Trade Secrets of the Company and its Subsidiaries, including taking commercially reasonable steps to safeguard any such information that is accessible through computer systems or networks. To the Knowledge of the Company, there has been no misappropriation or unauthorized access, use, modification or breach of security of Trade Secrets maintained by or on behalf of the Company or any of its Subsidiaries.

(c)    To the Knowledge of the Company, the business of the Company and its Subsidiaries as currently conducted does not infringe or misappropriate any Intellectual Property Rights of any Third Party in a manner that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has issued any notice or claim since January 1, 2016 that a Third Party is misappropriating or infringing any Owned Company Intellectual Property and, to the Knowledge of the Company, no Third Party is misappropriating or infringing any Owned Company Intellectual Property. No Owned Company Intellectual Property is subject to any outstanding order, judgment, decree, agreement, or stipulation restricting or limiting any use or licensing thereof by the Company or any of its Subsidiaries except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(d)    Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company or its Subsidiaries solely and exclusively own all right, title and interest in and to (including the sole right to enforce) the Owned Company Intellectual Property, free and clear of all Liens (other than Permitted Liens), and have not granted any license, covenant, release, immunity or other right with respect to any Owned Company Intellectual Property to any Person other than (i) non-exclusive licenses granted in the ordinary course of business in connection with marketing and promotional activities and (ii) cross-licensing of Intellectual Property in the ordinary course of business.

(e)    To the Knowledge of the Company, the Company and each Subsidiary has (i) complied in all material respects with its respective privacy policies and all applicable Laws relating to privacy and data security, including with respect to the collection, storage, transmission, transfer, disclosure and use of Personal Information, and (ii) implemented and maintained a data security plan which maintains effective and commercially reasonable administrative, technical and physical safeguards to protect Personal Information against loss, damage and unauthorized access, use modifications or other misuse. To the Knowledge of the Company, there has been no material loss, damage or unauthorized access, use, modification or breach of security of Personal Information maintained by or on behalf of the Company or any of its Subsidiaries, in each case that are material to the operations of the business of the Company and its Subsidiaries taken as a whole. To the Knowledge of the Company, since January 1, 2016, no Person (including any Governmental Entity) has made any claim or commenced any action with respect to loss, damage or unauthorized access, use, modification or breach of security of Personal Information maintained by or on behalf of any of the Company or its Subsidiaries, in each case that are material to the operations of the business of the Company and its Subsidiaries taken as a whole. Neither the execution, delivery or performance of this Agreement or the Real Estate Purchase Agreement, or the consummation of the Transactions will, or reasonably would be expected to, result in any material violation of any privacy policy of the Company and its Subsidiaries or any applicable Law pertaining to privacy, data security or Personal Information.

3.19    Affiliate Transactions. Except for directors’ and employment-related Company Material Contracts identified in Section 3.15 of the Company Disclosure Letter, as of the date hereof, no officer, director or Affiliate of the Company or its Subsidiaries, or any immediately family member of any officer or director, (a) provides property or services to the Company or its Subsidiaries or is a party to any agreement or contract with, or binding upon, the Company or any of its Subsidiaries or any of their respective properties or assets, (b) has any interest in any property owned by the Company or any of its Subsidiaries or (c) has engaged in any of the foregoing transactions within the last twelve (12) months.

3.20    State Takeover Laws. None of the requirements or restrictions of any “fair price,” “moratorium,” “acquisition of controlling interest,” “combinations with interested stockholders” or similar anti-takeover Law (collectively, the “Takeover Laws”) enacted in any state in the United States applies to this Agreement or the Real Estate Purchase Agreement or to any of the Transactions, including the Merger and the Real Estate Purchase.

3.21    Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in the Parent SEC Documents filed since January 1, 2017 and publicly available at least forty-eight (48) hours prior to the execution and delivery of this Agreement (other than any disclosures contained in the “Forward Looking Statements” or “Risk Factors” sections of such Parent SEC Documents, and any other disclosures contained in such Parent SEC Documents that are predictive, cautionary or forward-looking in nature), where the relevance of the information as an exception to (or disclosure for purposes of) a particular representation or warranty is reasonably apparent on the face of such disclosure, Parent and Merger Sub hereby represent and warrant to the Company as follows:

4.1    Organization, Standing and Power.

(a)    Each of Parent and Merger Sub (i) is a corporation or a limited liability company duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate or limited liability company power, as applicable, and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary.

(b)    Parent has previously furnished to the Company a true and complete copy of the Organizational Documents of Parent and Merger Sub, in each case as amended to the date of this Agreement, and each as so delivered is in full force and effect. Neither Parent nor Merger Sub is in violation of any provision of its Organizational Documents.

4.2    Authority. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder and consummate the Acquiror Transactions. The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the Acquiror Transactions have been duly authorized by the board of directors of each of Parent and Merger Sub and by Parent as the sole shareholder of Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to approve this Agreement or to consummate the Acquiror Transactions, other than the filing of the Certificate of Merger with the Delaware Secretary of State as required by the DGCL. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company and Gamma, will constitute a valid and binding obligation of each of Parent and Merger Sub enforceable against each of them in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity). No approval of the holders of the Equity Interests of Parent is required to consummate the Acquiror Transactions.

4.3    No Conflict; Consents and Approvals.

(a)    The execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is a party by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the Acquiror Transactions, do not and will not (i) conflict with or violate the Organizational Documents of Parent or Merger Sub, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (vi) of subsection (b) below have been obtained and all filings described in such clauses have been made, conflict with or violate any Law applicable to Parent or Merger Sub or by which any of their respective properties are bound, (iii) result in any breach or violation of, or constitute a default (or an event which with notice or lapse of time or both would become a default), or result in the loss of a benefit under, result in the creation or imposition of any Lien or give rise to any right of termination, cancellation, amendment or acceleration of, any material contract to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective properties are bound, or (iv) conflict with any Debt Financing Condition, except, in the case of clauses (ii) and (iii), for any such conflict, breach, violation, default, loss, right or other occurrence that would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect.

(b)    The execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is a party by each of Parent and Merger Sub, and the consummation by Parent and Merger Sub of the Acquiror Transactions, does not and will not require Parent or Merger Sub to obtain any consent, approval, authorization or permit of, action by, or to make any filing with or notification to, any Governmental Entity, except for (i) such filings as may be required under applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, and under state securities, takeover and “blue sky” Laws, (ii) the filings required under the HSR Act, (iii) such filings and other action as are necessary to obtain all required Gaming Approvals, (iv) such filings as necessary to comply with the applicable requirements of the Nasdaq Stock Market, (v) the filing with the Delaware Secretary of State of the Certificate of Merger as required by the DGCL, and (vi) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect.

(c)    To the Knowledge of Parent, there is no dispute or conflict arising from its status as an Acquiror that would reasonably be expected to have an Acquiror Material Adverse Effect. Neither Parent nor Merger Sub has entered into any agreement with Gamma that would reasonably be expected to have an Acquiror Material Adverse Effect or that is inconsistent with the purposes and intent of the parties to consummate the Transactions.

4.4    Litigation. Except as would not reasonably be expected to have an Acquiror Material Adverse Effect, (a) there is no Action pending or, to the Knowledge of Parent, threatened against Parent or Merger Sub or any of their respective properties by or before any Governmental Entity, and (b) neither Parent nor Merger Sub is subject to any outstanding judgment, order, injunction, rule or decree of any Governmental Entity (other than orders relating to the ordinary course operation of the business of Parent or its Subsidiaries issued by Gaming Authorities under applicable Gaming Laws).

4.5    Ownership of Company Shares. None of Parent, Merger Sub or any Subsidiary of Parent beneficially owns any Company Shares as of the date hereof. Neither Parent nor Merger Sub is, nor at any time during the last three years has it been, an “interested stockholder” of the

Company as defined in Section 203 of the DGCL (other than as contemplated by this Agreement). None of the requirements or restrictions of any Takeover Laws enacted in any state in the United States applies to this Agreement or to any of the Acquiror Transactions, including the Merger.

4.6    Licensability; Compliance With Laws.

(a)    None of Parent, its Subsidiaries, nor, to the Knowledge of Parent, any of the Affiliates of Parent or its Subsidiaries that may reasonably be considered in the process of determining the suitability of Parent or any director, officer, partner and manager of the Parent and its Subsidiaries and Persons performing management functions similar to those performed by officers, partners or managers (collectively, the “Parent License Parties”) has (i) withdrawn, been denied, or had revoked, a Gaming Approval by a Governmental Entity (including any Gaming Authority) or (ii) suffered a suspension or limitation with respect to a Gaming Approval, in each case within the last five (5) years. Parent, its Subsidiaries, and to the Knowledge of Parent, each of the Parent License Parties, are in good standing, and in compliance with all Gaming Laws, in each of the jurisdictions in which Parent, any of its Subsidiaries or any Parent License Party owns or operates gaming facilities. To Knowledge of Parent, there are no facts, which if known to the Gaming Authorities would (a) be reasonably likely to result in the denial, revocation, limitation or suspension of a Gaming Approval currently held by any Parent, any of its Subsidiaries or any Parent License Party, or (b) result in a negative outcome to any finding of suitability proceedings or registrations with respect to Parent, any of its Subsidiaries or any Parent License Party, or with respect to the Gaming Approvals necessary for the consummation of this Agreement.

(b)    Parent, its Subsidiaries, and to the Knowledge of Parent, each of the Parent License Parties, hold all Permits and Approvals (including Gaming Approvals) necessary for Parent and its Subsidiaries to own, lease or operate their properties and to carry on their respective businesses as now conducted, except for any Permits and Approvals the absence of, or noncompliance with, would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect. All such Permits and Approvals are in full force and effect, except where the failure to be in full force and effect would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect. To the Knowledge of Parent, no event has occurred which permits, or upon the giving of notice or passage of time or both, would permit, revocation, non-renewal, modification, suspension, limitation or termination of any such Permits and Approvals that are currently in effect, the loss of which would, individually or in the aggregate, be reasonably likely to have an Acquiror Material Adverse Effect. Neither Parent, nor any of its Subsidiaries, nor, to the Knowledge of Parent, any Parent License Party, has received written notice within the past five (5) years of any investigation or review by any Governmental Entity under any Gaming Laws with respect to its business and operations, and, to the Knowledge of Parent, no investigation or review is threatened, nor has any Governmental Entity indicated in writing any intention to conduct the same, other than those the outcome of which would not, individually or in the aggregate, be reasonably likely to have an Acquiror Material Adverse Effect.

4.7    Solvency of Parent. Assuming the accuracy of the representations and warranties of the Company set forth in Article 3 hereof, immediately following the Effective Time and after giving effect to the Real Estate Purchase and the Merger and taking into account the financing necessary in order to consummate the Merger and the payment of the Real Estate Purchase Price by Gamma, (a) each of Parent and the Surviving Corporation will not (i) be insolvent (either because their respective financial conditions are such that the sum of their debts is greater than the fair market value of their assets or because the fair saleable value of their assets is less than the amount required to pay their probable liability on their existing debts as such debts mature); (ii) have unreasonably small capital with which to engage in their respective businesses; or (iii) have incurred, nor have intended to incur or believe they have incurred, debts beyond their ability to pay such debts as such debts become due; and (b) the Borrower and its Subsidiaries on a Consolidated basis are, and will be, Solvent (as each such term in this clause (b) is defined in Annex III to the Commitment Letter, without giving effect to any modifications thereto).

4.8    Financing. Parent has delivered to the Company a true, complete and correct copy of an executed Commitment Letter (including all exhibits, annexes, schedules and term sheets and the executed fee letters attached thereto or contemplated thereby, the “Commitment Letter”) (provided that provisions in the fee letters or Commitment Letter relating solely to fees and economic terms agreed to by the parties may be redacted (none of which redacted provisions adversely affect the availability of or impose additional conditions on, the availability of the Debt Financing at the Closing)), dated as of April 15, 2018 (such Commitment Letter as the same may be amended or replaced pursuant to, and in accordance with the terms and conditions of, Section 6.18, is referred to herein as the “Debt Financing Commitment”), among Parent and JPMorgan Chase Bank, N.A., as lender (the “Lender”), pursuant to which, among other things, Lender has agreed, subject to the terms and conditions of the Debt Financing Commitment, to provide or cause to be provided, the financing commitments specified therein, the proceeds of which (including proceeds of any notes offering contemplated thereby) are to be used to fund the Parent Merger Consideration, refinance outstanding Indebtedness of the Company and pay transaction fees and expenses. The financing commitments contemplated under the Debt Financing Commitment, as amended or replaced in compliance with Section 6.18, are referred to herein, individually and collectively, as the “Debt Financing”. The satisfaction of the Debt Financing Conditions do not and shall not conflict with the conditions set forth in Sections 7.1, 7.2, and 7.3 hereof. Parent has fully paid any and all commitment fees or other fees in connection with the Debt Financing Commitment that are payable on or prior to the date hereof and, to the Knowledge of Parent, the Debt Financing Commitment is, as of the date hereof, in full force and effect. The Debt Financing Commitment is a legal, valid and binding obligation of Parent and, to the Knowledge of Parent, the other parties thereto. The Debt Financing Commitment (or any Debt Financing contemplated thereunder) has not been or will not be amended or modified, except as consistent with Section 6.18, and, as of the date hereof, the Debt Financing Commitment has not been withdrawn or rescinded in any respect. As of the date hereof, (i) no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent under the Debt Financing Commitment, and (ii) subject to the Acquisition Agreement Representations (as defined in the Commitment Letter, without giving effect to any modifications thereto) being true and correct in all material respects as of the date hereof, but only to the extent that the failure of the Acquisition Agreement Representations to be true and correct in all material respects gives Parent and Gamma the right to terminate their respective obligations contained in this Agreement, the performance by the Company and its Subsidiaries of their obligations contained in this Agreement and the satisfaction of the conditions set forth in Section 7.1 and Section 7.2 hereof, Parent has no reason to believe that it will be unable to satisfy on a timely basis any material term or condition of closing to be satisfied by the Debt Financing Commitment on or prior to the Closing Date. As of the date hereof, there are no conditions precedent related to the funding of the full amount of the Debt Financing other than as expressly set forth in the Debt Financing Commitment. As of the date hereof, there are no side letters or other agreements, contracts or arrangements (except for customary fee letters, which do not contain provisions that impose any additional conditions to the funding of the Debt Financing not otherwise set forth in the Debt Financing Commitment) related to the funding of the full amount of the Debt Financing. The aggregate proceeds contemplated by the Debt Financing Commitment, together with the available cash of Parent and the Company on the Closing Date (if any), and any Alternative Financing (if any), will be sufficient for Parent and Merger Sub to consummate the Merger upon the terms contemplated by this Agreement.

4.9    Ownership of Merger Sub. All of the issued and outstanding Equity Interests of Merger Sub are, and at the Effective Time will be, owned directly or indirectly by Parent. Merger Sub was formed solely for purposes of the Merger and, except for matters incident to formation and execution and delivery of this Agreement and the performance of the Transactions, has not prior to the date hereof engaged in any business or other activities.

4.10    Brokers. Neither Parent nor any Subsidiary of Parent nor any of their respective officers or directors on behalf of Parent or such Subsidiary of Parent has employed any financial advisor, broker or finder or incurred any liability for any financial advisory, broker’s fees, commissions or finder’s fees in connection with any of the Acquiror Transactions.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF GAMMA

Except as disclosed in the Gamma SEC Documents filed since January 1, 2017 and publicly available at least forty-eight (48) hours prior to the execution and delivery of this Agreement (other than any disclosures contained in the “Forward Looking Statements” or “Risk Factors” sections of such Gamma SEC Documents, and any other disclosures contained in such Parent SEC Documents that are predictive, cautionary or forward-looking in nature), where the relevance of the information as an exception to (or disclosure for purposes of) a particular representation or warranty is reasonably apparent on the face of such disclosure, Gamma hereby represents and warrants to the Company as follows:

5.1    Organization, Standing and Power.

(a)    Gamma (i) is a limited partnership duly organized, duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization (ii) has all requisite power, and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary.

(b)    Gamma has previously furnished to the Company a true and complete copy of the Organizational Documents of Gamma, in each case as amended to the date of this Agreement, and each as so delivered is in full force and effect. Gamma is not in violation of any provision of its Organizational Documents.

5.2    Authority. Gamma has all necessary corporate power and authority to execute and deliver this Agreement and any Ancillary Agreements to which it is a party, and to perform its obligations hereunder and thereunder and consummate the Acquiror Transactions. The execution, delivery and performance of this Agreement and the Real Estate Purchase Agreement, by Gamma and the consummation by Gamma of the Acquiror Transactions have been duly authorized by the Board of Directors of the general partner of Gamma, and no other proceedings on the part of Gamma are necessary to approve this Agreement and the Real Estate Purchase Agreement, or to consummate the Acquiror Transactions. This Agreement and the Real Estate Purchase Agreement have been duly executed and delivered by Gamma and, assuming the due authorization, execution and delivery by Parent, Merger Sub and the Company, as applicable, will constitute a valid and binding obligation of Gamma enforceable against Gamma in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

5.3    No Conflict; Consents and Approvals.

(a)    The execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is a party, by Gamma and the consummation by Gamma of the Acquiror Transactions, do not and will not (i) conflict with or violate the Organizational Documents of Gamma, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (v) of subsection (b) below have been obtained and all filings described in such clauses have been made, conflict with or violate any Law applicable Gamma or by which any of its properties are bound or (iii) result in any breach or violation of, or constitute a default (or an event which with notice or lapse of time or both would become a default), or result in the loss of a benefit under, result in the creation or imposition of any Lien or give rise to any right of termination, cancellation, amendment or acceleration of, any material contract to which Gamma is a party or by which Gamma or any of its respective properties are bound, except, in the case of clauses (ii) and (iii), for any such conflict, breach, violation, default, loss, right or other occurrence that would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect.

(b)    The execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is a party, by Gamma, and the consummation by Gamma of the Acquiror Transactions, does not and will not require Gamma to obtain any consent, approval, authorization or permit of, action by, or to make any filing with or notification to, any Governmental Entity, except for (i) such filings as may be required under applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, and under state securities, takeover and “blue sky” Laws, (ii) the filings required under the HSR Act, (iii) such filings and other action as are necessary to obtain all required Gaming Approvals, (iv) such filings as necessary to comply with the applicable requirements of the Nasdaq Stock Market, and (v) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect.

(c)    To the Knowledge of Gamma, there is no dispute or conflict arising from its status as an Acquiror that would reasonably be expected to have an Acquiror Material Adverse Effect. Gamma has not entered into any agreement with Parent or Merger Sub that would reasonably be expected to have an Acquiror Material Adverse Effect or that is inconsistent with the purposes and intent of the parties to consummate the Transactions.

5.4    Litigation. Except as would not reasonably be expected to have an Acquiror Material Adverse Effect, (a) there is no Action pending or, to the Knowledge of Gamma, threatened against Gamma or any of its properties by or before any Governmental Entity, and (b) Gamma is not subject to any outstanding judgment, order, injunction, rule or decree of any Governmental Entity (other than orders relating to the ordinary course operation of the business of Gamma issued by Gaming Authorities under applicable Gaming Laws).

5.5    Licensability; Compliance With Laws.

(a)    None of Gamma, its Subsidiaries, nor, to the Knowledge of Gamma, any of the Affiliates of Gamma and its Subsidiaries that may reasonably be considered in the process of determining the suitability of Gamma or any director, officer, partner and manager of Gamma and its Subsidiaries and Persons performing management functions similar to those performed by officers, partners or managers (collectively, the “Gamma License Parties”) has (i) withdrawn, been denied, or had revoked, a Gaming Approval by a Governmental Entity (including any Gaming Authority) or (ii) suffered a suspension or limitation with respect to a Gaming Approval, in each case within the last five (5) years. Gamma, its Subsidiaries, and to the Knowledge of Gamma, each of the Gamma License Parties, are in good standing, and in compliance with all Gaming Laws, in each of the jurisdictions in which any Gamma, its Subsidiaries or any Gamma License Party owns or operates gaming facilities. To Knowledge of Gamma, there are no facts, which if known to the Gaming Authorities would (a) be reasonably likely to result in the denial, revocation, limitation or suspension of a Gaming Approval currently held by Gamma, its Subsidiaries of any Gamma License Party, or (b) result in a negative outcome to any finding of suitability proceedings or registrations with respect to Gamma, its Subsidiaries or any of the Gamma License Parties, or with respect to the Gaming Approvals necessary for the consummation of this Agreement.

(b)    Each Gamma License Party, and to the Knowledge of Gamma, each Gamma License Party, hold all Permits and Approvals (including Gaming Approvals) necessary for Gamma and its Subsidiaries to own, lease or operate their properties and to carry on their respective businesses as now conducted, except for any Permits and Approvals the absence of, or noncompliance with, would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect. All such Permits and Approvals are in full force and effect, except where the failure to be in full force and effect would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect. To the Knowledge of Gamma, no event has occurred which permits, or upon the giving of notice or passage of time or both, would permit, revocation, non-renewal, modification, suspension, limitation or termination of any such Permits and Approvals that are currently in effect, the loss of which would, individually or in the aggregate, be reasonably likely to have an Acquiror Material Adverse Effect. Neither Gamma, nor any of its Subsidiaries, nor, to the Knowledge of Gamma, any Gamma License Party, has received written notice within the past five (5) years of any investigation or review by any Governmental Entity under any Gaming Laws with respect to its business and operations, and, to the Knowledge of Gamma, no investigation or review is threatened, nor has any Governmental Entity indicated in writing any intention to conduct the same, other than those the outcome of which would not, individually or in the aggregate, be reasonably likely to have an Acquiror Material Adverse Effect.

5.6    Financial Ability. At the Closing, Gamma will have sufficient funds to consummate the Real Estate Purchase contemplated by this Agreement and the Real Estate Purchase Agreement and to perform the other obligations of Gamma contemplated hereunder and thereunder.

5.7    Brokers. Neither Gamma nor any Subsidiary of Gamma nor any of their respective officers or directors on behalf of Gamma or such Subsidiary of Gamma has employed any financial advisor, broker or finder or incurred any liability for any financial advisory, broker’s fees, commissions or finder’s fees in connection with any of the Acquiror Transactions.

ARTICLE 6

COVENANTS

6.1    Conduct of Business.

(a)    Between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with Article 8, except (w) as set forth in Section 6.1(a) of the Company Disclosure Letter, (x) to the extent required by applicable Law, (y) as otherwise expressly required by any other provision of this Agreement or the Ancillary Agreements, or expressly required or permitted by Section A of the Company Disclosure Letter, or (z) with the prior written consent of the Acquirors (not to be unreasonably withheld, conditioned or delayed), the Company will, and will cause each of its Subsidiaries to, (i) conduct its operations only in the ordinary course of business in a manner consistent with past practice, and (ii) use its commercially reasonable efforts to keep available the services of the current officers, employees and consultants of the Company and each of its Subsidiaries and to preserve the goodwill and current relationships of the Company and each of its Subsidiaries with customers, suppliers and other Persons with which the Company or any of its Subsidiaries has business relations; provided, however, that no action relating to the subject matter of any of the clauses of Section 6.1(b) that is permitted to be taken by the Company or its Subsidiaries under Section 6.1(b) without Parent’s consent shall be deemed a breach of this Section 6.1(a).

(b)    Without limiting the foregoing, except (x) as set forth in the applicable subsection of or Section 6.1(b) of the Company Disclosure Letter, (y) to the extent required by applicable Law, or (z) as otherwise expressly required by any other provision of this Agreement, including but not limited to Section A of the Company Disclosure Letter, or the Real Estate Purchase Agreement, including, but not limited to, Section 6.16, the Company shall not, and shall not permit any of its Subsidiaries to, between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with Article 8, directly or indirectly, take any of the following actions without the prior written consent of the Acquirors (not to be unreasonably withheld, conditioned or delayed):

(i)    amend or otherwise change or waive any provision of its Organizational Documents;

(ii)    issue, sell, pledge, dispose of, grant, transfer or encumber any shares of capital stock of, or other Equity Interests in, the Company or any of its Subsidiaries of any class, or securities convertible into, or exchangeable or exercisable for, any shares of such capital stock or other Equity Interests, or grant to any person any options, warrants or other rights of any kind to acquire any shares of such capital stock or other Equity Interests or such convertible or exchangeable securities of the Company or any of its Subsidiaries, except to the extent permitted pursuant to Section A of the Company Disclosure Letter.

(iii)    sell, pledge, dispose of, transfer, lease, license, guarantee or encumber or otherwise impose any Lien on any Transferred Real Estate Assets, except (x) as set forth in Schedule 6.1(b)(iii)(x) of the Company Disclosure Letter and (y) the lease, license, re-lease or re-license of any Transferred Real Estate Assets in the ordinary course of business consistent with past practices pursuant to any Contract that, if existing on the date hereof, would be a Company Lease that (A) satisfies the requirements set forth in Section 6.1(b)(iii)(y) of the Company Disclosure Letter, (B) is set forth in Section 6.1(b)(iii)(z) of the Company Disclosure Letter, or (C) (I) is terminable by the Company or any of its Subsidiaries on no more than twelve (12) months’ notice and without liability or financial obligation to the Company or any of its Subsidiaries, (II) does not involve capital expenditures by the Company or its Subsidiaries in excess of $50,000 unless such capital expenditures are contemplated by the capital expenditure budget for 2018 disclosed in Section 6.1(b)(xiii) of the Company Disclosure Letter or the capital expenditure budget for 2019 as implemented by the Company pursuant to Section 6.1(b)(xiii) and (III) does not involve any current or prospective tenant of the Company or any of its Subsidiaries that would constitute one of the top 25% of tenants by annual rental income for the Company Real Property facility at which such tenant is, or prospective tenant would be, located;

(iv)    sell, pledge, dispose of, transfer, lease, license, guarantee or encumber or otherwise impose any Lien on any other property or assets of the Company or any of its Subsidiaries (other than Intellectual Property), except: (A) as required by the express terms of any Company Material Contract in effect as of the date hereof, (B) the sale or disposition of such property or assets with a fair market value not in excess of $250,000 individually or in the aggregate, (C) the sale of inventory in the ordinary course of business, (D) the sale of obsolete or immaterial assets for scrap or (E) solely with respect to assets being sold, pledged, disposed of, transferred, leased or licensed in connection with renovations and improvements contemplated by the capital expenditures permitted by Section 6.1(b)(xiii);

(v)    execute any instruments which adversely affects title to the Company Real Property or otherwise enter into, consent to or record any instrument against any Company Real Property which has a material adverse effect upon the ability of the Acquirors or their respective designees or tenants to occupy such Company Real Property after the Closing in the same manner as occupied by the Company and its Subsidiaries as of the date hereof, or seek any change in the zoning of any Company Real Property;

(vi)    declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or otherwise) with respect to any of its capital stock or other Equity Interests, except for cash dividends paid or cash distributions made by direct or indirect wholly-owned Subsidiaries’ of the Company to the Company or another wholly-owned Subsidiary of the Company (A) in the ordinary course of business and (B) consistent with the actions set forth in Section A of the Company Disclosure Letter with respect to the Propcos, provided, that nothing in this clause (vi) shall prohibit, restrict, or impose any condition upon the payment of dividends or other distributions by a Subsidiary to the extent such prohibition, restriction, or imposition is prohibited by the Credit Facility;

(vii)    reclassify, combine, split, subdivide or amend the terms of, or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or other Equity Interests;

(viii)    merge or consolidate the Company or any of its Subsidiaries with any Person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

(ix)    acquire (including by merger, consolidation, acquisition of stock or assets or otherwise) any Person (or any business line or division thereof) or assets, other than acquisitions of inventory and materials in the ordinary course of business;

(x)    other than extensions of credit to customers in the ordinary course of business, as set forth in the Company’s capital expenditures budget or in connection with leases or licenses with tenants made in the ordinary course of business, make any loans, advances or capital contributions to, or investments in, any other Person;

(xi)    incur any Indebtedness, issue any debt securities or guarantee any obligation of any Person, other than (A) interest or fees accrued under the Credit Facility or (B) letters of credit or bonds issued by the Company or one of its Subsidiaries to Governmental Entities in the ordinary course of business consistent with past practices and in connection with workers compensation or Gaming Laws;

(xii)    terminate, cancel or renew, or agree to any material amendment to, any Company Material Contract, or enter into or amend any Contract that, if existing on the date hereof, would be a Company Material Contract other than (A) in the ordinary course of business consistent with past practices and that does not involve payments to, or by, the Company or any of its Subsidiaries in excess of $300,000 per year and provided that such Contract could not reasonably be expected to impair or delay the Closing, (B) change orders or purchase orders entered into in the ordinary course of business consistent with past practices and that are contemplated by existing Company Material Contracts and (C) as set forth in Section 6.1(b)(xii) of the Company Disclosure Letter;

(xiii)    make (A) capital expenditures in 2018 in excess of the Company’s capital expenditure budget for 2018 disclosed in Section 6.1(b)(xiii) of the Company Disclosure Letter or (B) capital expenditures in 2019 in excess of 110% of the capital expenditure budget for 2018 multiplied by the number of months then elapsed in 2019;

(xiv)    except to the extent required by the existing terms of any Company Plan disclosed in Section 3.12(a) of the Company Disclosure Letter as in effect as of the date hereof: (A) increase or commit to increase the compensation or benefits payable or to become payable to any employee, independent contractor, director or officer of the Company or its Subsidiaries; (B) add or commit to add any new participant, or increase or commit to increase the compensation or benefits payable or to become payable to any individual who is a participant, in the CIC Plan; (C) enter into, establish, adopt, or become obligated to contribute to any new arrangement that if in effect on the date hereof would be a Company Plan or materially amend any Company Plan (other than the types of Company Plans set forth in (D)); (D) enter into any employment, severance, retention, change-in-control, termination or similar agreement with any current or former director, officer, or employee of the Company or any of its Subsidiaries, other than (x) any severance or termination agreement pursuant to the terms of the Company’s Severance Pay Plan as in effect as of the date hereof, and (y) any agreements to provide severance in the ordinary course of business consistent with past practice to employees who are not participants in the CIC Plan and provided that the severance amount for any such agreement pursuant to this clause (y) shall not exceed $25,000 per individual employee and $100,000 in the aggregate; (E) pay or award, or commit to pay or award, any bonuses or incentive compensation, or take any action to accelerate any rights or benefits or take any action to fund or in any other way secure the payment of compensation or benefits under any compensation or benefit plan; (F) grant any equity-based or equity-linked awards; or (G) enter into, renew or renegotiate the terms of, any collective bargaining agreement, or any works council, labor union or similar agreement or arrangement or become obligated to contribute to any Multiemployer Plan;

(xv)    make any material change in accounting policies, practices, principles, methods or procedures, other than as required by GAAP or by a Governmental Entity;

(xvi)    compromise, settle or agree to settle any Proceeding other than compromises, settlements or agreements of Proceedings (excluding Transaction Litigation) in the ordinary course of business that involve only the payment of monetary damages without the imposition of equitable relief on, or the admission of wrongdoing by, the Company or any of its Subsidiaries and such monetary damages are within the respective deductible provided by the applicable insurance policy held by the Company or its Subsidiary, as applicable;

(xvii)    directly or indirectly cancel, terminate, amend or modify, or fail to maintain, any insurance policies on which the Company or any of its Subsidiaries are named as insureds or additional insureds or which cover the Company or any of its Subsidiaries and their respective operations, business, properties or assets, directors, officers, managing members (or equivalent positions) and employees (however, in the event that any such policy shall be cancelled, terminated, amended, modified or shall not be maintained, the Company shall procure substantially similar substitute insurance policies in at least such amounts and against such risks as are currently covered by such policies);

(xviii)    enter into any new line of business in any geographic area where such business is not conducted by the Company and its Subsidiaries, or materially change the operations or business plan for any existing line of business or abandon or discontinue any existing material line of business, in each case as of the date hereof;

(xix)    make, change or revoke any material Tax election, change any material Tax accounting method, file any material amended Tax Return, surrender any right to claim a material refund of Taxes (other than by the passage of time), settle or compromise any material Tax claim or liability or claim for a refund of Taxes, change any material annual Tax accounting period, enter into any material closing agreement or other material written binding agreement relating to Taxes or any material Tax sharing agreement other than the Disaffiliation Agreement, file any material Tax Return other than one prepared in a manner consistent with past practice, or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment (other than pursuant to an extension of time to file any Tax Return obtained in the ordinary course of business);

(xx)    enter into any agreement with the Pension Benefit Guaranty Corporation or any trustee of a defined benefit pension plan in respect of any Controlled Group Plan that would result in a payment being required to be paid by the Company or any of its Subsidiaries, except to the extent that indemnification for such payment has been provided under the Disaffiliation Agreement or otherwise made available by the Significant Stockholder;

(xxi)    form any Subsidiary, or enter into any joint venture, partnership or similar arrangement;

(xxii)    enter into, amend, or modify any intercompany Contracts by and among the Company and any of its Subsidiaries;

(xxiii)    except to the extent permitted pursuant to Section A of the Company Disclosure Letter, transfer assets or property (including cash) to the Aruba Subsidiaries, Insight or the Propcos; provided, that nothing in this clause (xxiii) shall prohibit, restrict, or impose any condition upon the payment of dividends or other distributions by a Subsidiary to the extent such prohibition, restriction, or imposition is prohibited by the Credit Facility; or

(xxiv)    authorize or enter into any Contract or otherwise make any commitment to do any of the foregoing.

(c)    Nothing contained in this Agreement shall give the Acquirors or Merger Sub, directly or indirectly, the right to control or direct the operations of the Company prior to the consummation of the Merger.

6.2    Access to Information; Confidentiality.

(a)    From the date of this Agreement to the earlier of the Effective Time and the termination of this Agreement in accordance with Article 8, the Company shall, and shall cause each of its Subsidiaries to: (i) provide to the Acquirors and Merger Sub and their respective Representatives reasonable access during normal business hours in such a manner as not to interfere unreasonably with the business conducted by the Company or any of its Subsidiaries, upon prior notice to the Company, to the Company Real Property (including to undertake Phase I Environmental Site Assessment and to the officers, employees, properties, offices and other facilities of the Company and each of its Subsidiaries and to the books and records thereof and (ii) promptly furnish such information concerning the business, properties (including the Company Real Property), Contracts, assets and liabilities of the Company and each of its Subsidiaries as the Acquirors or its Representatives may reasonably request; provided, however, that the Company shall not be required to (or to cause any of its Subsidiaries to) afford such access or furnish such information to the extent that the Company reasonably believes that doing so would: (A) result in the loss of attorney-client privilege (but the Company shall use its reasonable best efforts to allow for such access or disclosure in a manner that does not result in a loss of attorney-client privilege), or (B) breach, contravene or violate any applicable Law, including Gaming Laws.

(b)    Each of the Acquirors and Merger Sub agrees that it will not, and will cause its Representatives not to, prior to the Effective Time, use any information obtained pursuant to this Section 6.2 for any competitive or other purpose unrelated to the consummation of the Transactions. The confidentiality agreements, dated as of January 18, 2018, by and between the Company and Parent and the Company and Gaming and Leisure Properties, Inc. (the “Confidentiality Agreements”), shall apply with respect to information furnished under this Section 6.2 by the Company, its Subsidiaries and their Representatives, and each of the Acquirors and Merger Sub agree to be bound by the terms and conditions thereof as if each of them were any original signatory thereto.

6.3    No Solicitation.

(a)    Except as expressly permitted by this Section 6.3, from and after the date hereof until the Effective Time, or, if earlier, the termination of this Agreement in accordance with Article 8, the Company shall not, and shall cause its Affiliates and its and their respective Representatives not to, on behalf of the Company, directly or indirectly initiate, solicit, facilitate or knowingly encourage any Acquisition Proposal or the making or submission thereof or the making of any proposal that could reasonably be expected to lead to any Acquisition Proposal. The Company shall, and shall cause its Affiliates to cease immediately and cause to be terminated, and shall not authorize or knowingly permit any of its or their Representatives to continue, any and all existing activities, discussion or negotiations, if any, with any Third Party conducted prior to the date hereof with respect to any Acquisition Proposal and shall use its reasonable best efforts to cause any such Third Party (or its agents or advisors) in possession of non-public information in respect of the Company or any of its Subsidiaries that was furnished by or on behalf of the Company and its Affiliates to return or destroy (and confirm destruction of) all such information. Except as expressly permitted by this Section 6.3, from and after the date hereof until the Effective Time, or, if earlier, the termination of this Agreement in accordance with Article 8, neither the Company Board nor any committee thereof shall (i) adopt, approve or recommend, or publicly propose to adopt, approve or recommend, any Acquisition Proposal, (ii) withdraw, change, qualify, withhold or modify, or publicly propose to withdraw, change, qualify, withhold or modify, in a manner adverse to the Acquirors or Merger Sub, the Company Board Recommendation, (iii) approve, authorize, cause or permit the Company or any of its Subsidiaries to enter into any merger agreement, acquisition agreement, letter of intent, memorandum of understanding or other similar agreement relating to any Acquisition Proposal (a “Company Acquisition Agreement”), or (iv) resolve or agree to do any of the foregoing (any action set forth in the foregoing clauses (i) through (iv) of this sentence, a “Change of Board Recommendation”).

(b)    Notwithstanding anything to the contrary contained in Section 6.3(a), if at any time following the date hereof and prior to 6:00 p.m., New York City time, on the Stockholder Consent Delivery Date (i) the Company has received a bona fide written Acquisition Proposal from a Third Party that is not solicited in violation of Section 6.3(a) and the Company, its Affiliates and its and their Representatives are not in willful and material breach of this Section 6.3 with respect to such Third Party and (ii) the Company Board (or a duly authorized committee thereof) determines in good faith, based on information then available and after consultation with outside counsel and based on financial analyses reasonably believed to be reasonable by the Company Board, that such Acquisition Proposal constitutes, or may result in, a Superior Proposal, then the Company may (x) furnish information with respect to the Company and its Subsidiaries to the Third Party making such Acquisition Proposal, its Representatives and potential sources of financing pursuant to (but only pursuant to) one or more Acceptable Confidentiality Agreements, provided that the Company shall as soon as reasonably practicable but no later than the time period for notice provided in Section 6.3(c) below, provide the Acquirors any non-public information concerning the Company or any of its Subsidiaries that is provided to such person or its Representatives unless such information has been previously provided or made available to the Acquirors and (y) participate in discussions or negotiations with the Third Party making such Acquisition Proposal regarding such Acquisition Proposal.

(c)    The Company shall promptly (and in any event within 48 hours) notify the Acquirors in writing of the receipt of any Acquisition Proposal, any request for non-public information relating to the Company or any of its Subsidiaries made in connection with an Acquisition Proposal or request for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries made in connection with an Acquisition Proposal, which notice shall identify the Third Party making such Acquisition Proposal and include a copy of such Acquisition Proposal (or, where such Acquisition Proposal was not submitted in writing, a reasonably detailed written description of such Acquisition Proposal including its material terms and conditions), and whether the Company has furnished non-public information to, or entered into negotiations or discussions with, such Third Party. Without limiting the foregoing, the Company shall keep the Acquirors promptly informed (and in any event within 48 hours) in all material respects of the status of, and any material communications relating to, such Acquisition Proposal (including any change in the price or other material terms thereof). The Company agrees that it and its Subsidiaries will not take any action that would prohibit the Company or any of its Subsidiaries from complying with their respective obligations under this Section 6.3.

(d)    Notwithstanding anything to the contrary contained in Section 6.3(a), if (i) the Company has received a bona fide written Acquisition Proposal from a Third Party that is not solicited in violation of Section 6.3(a), (ii) the Company, its Affiliates and its and their Representatives are not in willful and material breach of this Section 6.3 with respect to such Third Party, and (iii) the Company Board (or any duly authorized committee thereof) determines in good faith after consultation with outside legal counsel and based on financial analyses reasonably believed to be reasonable by the Company Board, that such Acquisition Proposal constitutes, or would reasonably be expected to result in, a Superior Proposal, the Company Board may at any time prior to 6:00 p.m., New York City time, on the Stockholder Consent

Delivery Date, effect a Change of Board Recommendation with respect to such Acquisition Proposal, subject to the requirements of this Section 6.3(d). The Company shall not be entitled to effect a Change of Board Recommendation pursuant to this Section 6.3(d) unless:

(i)    the Company shall have provided to the Acquirors at least three (3) Business Days’ prior written notice (such period and any period commenced by a new written notice delivered pursuant to the last sentence of Section 6.3(d)(iii), the “Notice Period”) of the Company’s intention to take such actions, which notice shall specify the basis for such Change of Board Recommendation, the identity of the Third Party making such Superior Proposal, the material terms and conditions of such Superior Proposal, and shall include a copy of the applicable Company Acquisition Agreement and any other material documents with respect thereto;

(ii)    during the Notice Period, if requested by the Acquirors, the Company shall have, and shall have caused its Representatives to have, engaged in good faith negotiations with the Acquirors and their Representatives regarding any amendments or modifications to this Agreement and/or the Real Estate Purchase Agreement proposed by the Acquirors and intended to cause the relevant Acquisition Proposal to no longer constitute a Superior Proposal; and

(iii)    at the end of such Notice Period, the Company Board shall have considered in good faith any proposed amendments or modifications to this Agreement and/or the Real Estate Purchase Agreement, including a change to the price terms hereof and thereof and the other agreements contemplated hereby that may be offered by the Acquirors (the “Proposed Changed Terms”) no later than 6:00 p.m., New York City time, on the last day of the Notice Period and shall have determined in good faith after consultation with outside legal counsel that the Superior Proposal would continue to constitute, or result in, a Superior Proposal if such Proposed Changed Terms were to be given effect. In the event of any change to the price terms or any other material revision or amendment to the terms of such Superior Proposal, then the Company shall be required to deliver a new written notice to the Acquirors and to again comply with the requirements of this Section 6.3(d) (which shall apply mutatis mutandis) with respect to such new written notice.

(e)    Nothing contained in this Section 6.3 shall prohibit the Company Board from (i) disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 and Item 1012(a) of Regulation M-A promulgated under the Exchange Act; (ii) making any disclosure to the stockholders of the Company if the Company Board (or any duly authorized committee thereof) determines in good faith after consultation with outside legal counsel that the failure to make such disclosure would reasonably be expected to breach its fiduciary duties or violate applicable Law; or (iii) issuing a “stop, look and listen” statement pending disclosure of its position, as contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided that that in each case of (i), (ii) and (iii), the Company Board does not include any statement that itself would be a Change of Board Recommendation.

(f)    The Company acknowledges and agrees that any violation of the restrictions set forth in this Section 6.3 by any of Affiliates or its their Representatives acting on behalf of the Company or its Affiliates shall be deemed to be a breach of this Section 6.3 by the Company.

6.4    Significant Stockholder Consent; Preparation of Information Statement.

(a)    The Company shall submit a form of irrevocable and unconditional written consent to the Significant Stockholder, being the record holder of at least a majority of the outstanding Company Shares (such written consent, as duly executed and delivered by the Significant Stockholder, the “Significant Stockholder Consent”). Subject to Section 8.1(e) of this Agreement and the terms of the Voting Agreement, no later than 6:00 p.m., New York City time, on the Stockholder Consent Delivery Date, the Company will provide the Acquirors with a facsimile copy of such Significant Stockholder Consent, certified as true and complete by an executive officer of the Company. In connection with the Significant Stockholder Consent, the Company shall take all actions necessary to comply, and shall comply in all respects, with the DGCL, including Section 228 and Section 262 thereof, the Company Charter and the Company Bylaws.

(b)    As promptly as practicable following the Stockholder Consent Delivery Date (and in any event within five (5) days of the date thereof), the Company shall prepare and file with the SEC a written information statement of the type contemplated by Rule 14c-2 of the Exchange Act containing the information specified in Schedule 14C under the Exchange Act concerning the Significant Stockholder Consent, the Merger, the Real Estate Purchase and the Transactions (as amended or supplemented from time to time, the “Information Statement”) and shall use reasonable best efforts to have the Information Statement cleared by the SEC promptly. Each of the Company and the Acquirors shall furnish all information concerning such Person to the other as may be reasonably requested in connection with the preparation, filing and distribution of the Information Statement. The Company shall promptly notify the Acquirors upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Information Statement and shall provide the Acquirors with copies of all correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand. Each of the Company and the Acquirors shall use reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect to the Information Statement. Notwithstanding the foregoing, prior to filing or mailing the Information Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company (i) shall provide the Acquirors and their respective counsel a reasonable opportunity to review and comment on such document or response and (ii) shall consider for inclusion in such document or response all comments reasonably proposed by the Acquirors and their respective counsel.

(c)    The Company agrees that the Information Statement will comply as to form in all material respects with the requirements of the Exchange Act and use reasonable best efforts to ensure that none of the information included or incorporated by reference in the Information Statement will, at the date the Information Statement is filed with the SEC or mailed to the stockholders of the Company, or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no covenant is made by the Company with respect to statements made in the Information Statement based on information supplied in writing by or on behalf of the Acquirors specifically for inclusion or incorporation by reference therein. Each Acquiror agrees to use reasonable best efforts to ensure that none of such information will, at the date the Information Statement is filed with the SEC or mailed to the stockholders of the Company, or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If, at any time prior to the date that is twenty (20) days after the Information Statement is first mailed to the Company’s stockholders, any information relating to the Company, the Acquirors or any of their respective Affiliates, officers or directors should be discovered by the Company or the Acquirors which is required to be set forth in an amendment or supplement to the Information Statement, so that the Information Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties hereto, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company.

(d)    The Company shall use reasonable best efforts to cause the Information Statement to be (i) filed with the SEC in definitive form as contemplated by Rule 14c-2 under the Exchange Act and (ii) mailed to the stockholders of the Company, in each case as promptly as practicable after, and in any event within two (2) days after, the latest of (A) confirmation from the SEC that it has no further comments on the Information Statement, (ii) confirmation from the SEC that the Information Statement is otherwise not to be reviewed or (iii) expiration of the ten (10) day period after filing in the event the SEC does not review the Information Statement.

6.5    Appropriate Action; Consents; Filings.

(a)    Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions that are necessary, proper or advisable under this Agreement, the Real Estate Purchase Agreement and applicable Law to consummate and make effective the Transactions as promptly as practicable, including using reasonable best efforts to obtain the Real Estate Purchase Required Consents and all necessary actions or non-actions, waivers, consents, approvals, orders and authorizations from Governmental Entities (including, without limitation, those in connection with the HSR Act and applicable Gaming Laws). Notwithstanding anything in this Agreement to the contrary, in no event shall the Acquirors, Merger Sub or any of their respective Affiliates be obligated to take any action, including entering into any consent decree, hold separate order or other arrangement, that (i) requires the sale, divestiture, licensing or disposition of any material assets or businesses of the Acquirors, the Surviving Corporation, the Company or any of their Subsidiaries, (ii) materially limits the conduct of the Acquirors or their Affiliates (including, after the Closing, the Surviving Corporation and the Company and its Subsidiaries) or the Acquirors’ freedom of action with respect to, or its ability to retain, the Company and the Company’s Subsidiaries or any portion thereof or any of the Acquirors’ or their Affiliates’ other assets or businesses, or (iii) would be expected to have an adverse impact in any material respect on the Acquirors, their Affiliates and their Subsidiaries’ respective businesses, or the businesses to be acquired by the Acquirors pursuant to this Agreement and the Real Estate Purchase Agreement, taken as a whole. For the avoidance of doubt, the parties agree that any action, including entering into any consent decree, hold separate order or other arrangement, that would require either Acquiror to divest or hold separate, or agree to divest or hold separate, any casino owned by such Acquiror or by the Company or any of its Subsidiaries as of the date of this Agreement shall be considered “material” for the purposes of the preceding sentence. With regard to any Governmental Entity, the Company shall not, without the Acquirors’ written consent, which may be withheld by the Acquirors in their sole discretion, take, or commit to take, any action inconsistent with the limitations set forth in the preceding sentence. Nothing in this Agreement shall require any party to take or agree to take any action with respect to its business or operations in connection with obtaining all necessary actions or non-actions, waivers, consents, approvals, orders and authorizations from Governmental Entities (including, without limitation, those in connection with the HSR Act and applicable Gaming Laws), unless the effectiveness of such agreement or action is conditioned upon the Closing. Notwithstanding anything to the contrary in this Agreement, Gamma shall have no obligation to take any action or refrain from taking any action pursuant to this Section 6.5(a) if it obtains a legal opinion from a nationally recognized law firm that such action or inaction would be reasonably likely to materially impair Gamma or its direct or indirect owner from continuing to be treated as a real estate investment trust under the Code; provided, however, that Gamma may not be compelled to take any action or refrain from taking any action under any other provision of this Agreement to the extent that Gamma is excused from taking such action or refraining from taking such action by this sentence and; provided, further that Gamma will not be deemed to be in breach of this Agreement solely due to its failure to take or refrain from taking such action. For the avoidance of doubt, nothing in this Section 6.5(a) shall be deemed to limit any obligation the Acquirors may have to pay the Reverse Termination Fee pursuant to Section 8.3(b).

(b)    Each of the parties hereto shall furnish to each other party such necessary information and reasonable assistance as such other party may reasonably request in connection with the foregoing. Subject to applicable Law relating to the exchange of information, outside counsel for the Company and the Acquirors shall have the right to review in advance, and to the extent practicable each shall consult with the other in connection with, all of the information relating to the Company or either Acquiror, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any Third Party and/or any Governmental Entity in connection with the Transactions; provided, that the foregoing shall not apply to applications made with respect to Gaming Approvals that include personal identifying information or other similarly sensitive information (as reasonably determined by such party in good faith). In exercising the foregoing rights, each of the Company and the Acquirors shall act reasonably and as promptly as practicable. Subject to applicable Law and the instructions of any Governmental Entity, the Company and the Acquirors shall keep each other reasonably apprised of the status of matters relating to the completion of the Transactions, including promptly furnishing each such other party with copies of notices or other written substantive communications received by such party or any of their respective Subsidiaries, from any Governmental Entity and/or Third Party with respect to such transactions, and, to the extent practicable under the circumstances, shall provide the other party and its counsel with the opportunity to participate in any meeting with any Governmental Entity in respect of any substantive filing, investigation or other inquiry in connection with the transactions contemplated hereby.

(c)    In furtherance and not in limitation of the foregoing, each of the Company and the Acquirors shall, and shall cause their respective Affiliates to, make or cause to be made (i) all required HSR Act notifications within ten (10) Business Days after the date of this Agreement, to the extent required, and (ii) all applications and supporting documentation necessary to obtain all Requisite Gaming Approvals as promptly as practicable, using reasonable best efforts to file no later than thirty (30) days from the date of this Agreement. If the Company or either Acquiror receives a request for information or documentary material from any Governmental Entity with respect to the Transactions (including, but not limited to, such requests with respect to the HSR Act or Gaming Authorities), then such party shall in good faith make, or cause to be made, as soon as reasonably practicable and after consultation with the other parties, a response which is, at a minimum, in substantial compliance with such request.

6.6    Certain Notices. From and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with Article 8, unless prohibited by applicable Law, each party shall give prompt notice to the other parties if any of the following occur: (a) receipt of any notice or other communication in writing from any Person alleging that the consent or approval of such Person is or may be required in connection with the Transactions; (b) receipt of any notice or other communication from any Governmental Entity or the OTCQB (or any other securities market) in connection with the Transactions; or (c) such party becoming aware of the occurrence of an event that could prevent or delay beyond the Outside Date the consummation of the Transactions or that would reasonably be expected to result in any of the conditions to the Merger set forth in Article 7 being incapable of satisfaction. The making of such a notice (in and of itself) pursuant to this Section 6.6 shall not affect any representation, warranty, covenant or agreement contained in this Agreement or any Ancillary Agreement and any failure to make such notice (in and of itself) shall not be taken into account in determining whether the conditions set forth in Article 7 have been satisfied or give rise to any right of termination set forth in Article 8.

6.7    Public Announcements. So long as this Agreement is in effect, none of the Company, Gamma or Parent and Merger Sub shall issue any press release or make any public statement with respect to the Transactions or this Agreement or the Real Estate Purchase Agreement without the prior written consent of each other party (which consent shall not be unreasonably withheld, conditioned or delayed), except (a) as may be required by applicable Law or the rules or regulations of any applicable U.S. securities exchange, OTCQB or Governmental Entity to which the relevant party is subject, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance, or (b) with respect to any press release or other public statement by the Company permitted by Section 6.3. Each of the parties may issue a press release announcing the execution and delivery of this Agreement and the Real Estate Purchase Agreement; provided, that, such press release shall not be issued prior to the approval of each other party hereto. The Company shall, and each of Parent and Gamma shall be permitted to, file a Current Report on Form 8-K with the SEC attaching such party’s press release and copy of this Agreement, the Real Estate Purchase Agreement, the Disaffiliation Agreement and the CIC Plan as exhibits.

6.8    Employee Benefit Matters.

(a)    From and after the Effective Time and for the period ending on the date that is six (6) months from the Effective Time (or, if earlier, until the termination of such Continuing Employee’s employment) except as otherwise required pursuant to a collective bargaining agreement, Parent shall (i) provide or cause its Subsidiaries, including the Surviving Corporation, to provide to each employee of the Company and its Subsidiaries immediately prior to the Effective Time who remains employed by Parent or its Subsidiaries (including the Surviving Corporation) following the Effective Time (each a “Continuing Employee”) base compensation that is not less favorable than the base compensation provided to such Continuing Employee immediately prior to the Effective Time and (ii) provide or cause Parent’s Subsidiaries, including the Surviving Corporation, to provide benefits (including target annual cash bonus opportunity but excluding equity-based or equity-linked compensation or benefits, and excluding any pension or other retiree benefits) to each Continuing Employee that, taken as a whole, have a value that is substantially comparable in the aggregate as such benefits provided to similarly-situated employees of Parent and its Subsidiaries, or provided to such Continuing Employee immediately prior to the Effective Time, as determined by Parent in its discretion.

(b)    With respect to benefit plans maintained by Parent or any of its Subsidiaries, including the Surviving Corporation, for all purposes, including determining eligibility to participate, vesting and benefit accruals (including any vacation and paid time off accruals), each Continuing Employee’s service with the Company or any of its Subsidiaries, as reflected in the Company’s records, shall be treated as service with Parent or any of its Subsidiaries, including the Surviving Corporation where length of service is relevant; provided, however, that such service need not be recognized or credited (i) to the extent that such recognition would result in any duplication of coverage or benefits, (ii) with respect to a newly established plan for which prior service is not taken into account or with respect to any equity based compensation, or (iii) if it results in benefit accruals with respect to any defined benefit plan.

(c)    Parent shall, or shall cause its Subsidiaries (including the Surviving Corporation) to take reasonable best efforts to, waive, or cause to be waived, any pre-existing condition limitations, exclusions, evidence of insurability, actively-at-work requirements and waiting periods under any welfare benefit plan maintained by Parent or any of its Subsidiaries in which Continuing Employees (and their covered family members) will be eligible to participate from and after the Effective Time, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable Company Plan immediately prior to the Effective Time. Parent shall, or shall cause its Subsidiaries, including the Surviving Corporation, to take reasonable best efforts to recognize, or cause to be recognized, the dollar amount of all co-payments / co-insurance, deductibles, out-of-pocket maximums and similar expenses incurred by each Continuing Employee (and his or her covered family members) during the calendar year in which the Effective Time occurs for purposes of satisfying such year’s deductible and out-of-pocket maximum under the relevant welfare benefit plans in which such Continuing Employee (and family members) will be eligible to participate from and after the Effective Time.

(d)    Parent, its Subsidiaries or the Company, as applicable, shall cause:

(i)    all incentive bonus amounts pursuant to the Management Incentive Plan for Fiscal Year 2018 (“MIP”) under the Company’s Performance Incentive Plan (the “Incentive Plan”) to be determined (by the Company’s Compensation Committee after consultation with Parent and consistent with the terms of the MIP) and paid in the ordinary course of business consistent with past practice to participants in the MIP, but in no case later than March 15, 2019, provided that (x) the Target Bonus Percentage (as defined in the MIP) shall be determined by the Company’s management and Compensation Committee prior to the Closing Date consistent with the terms of the MIP and past practice, and (y) notwithstanding the terms of the MIP or the Incentive Plan to the contrary, any participant in the MIP whose employment is terminated on or following the Closing Date (A) by the Company, Merger Sub, Parent and their Subsidiaries without “Cause” (as such term is defined in the Company’s Change in Control and Severance Plan (the “CIC Plan”), without regard to whether such participant is eligible to participate in the CIC Plan), (B) by the participant for “Good Reason” (as defined in the CIC Plan), if such participant is a participant in the CIC Plan, or (C) by the participant (other than a participant who is a participant in the CIC Plan) for a reason specified in Section 6.8(d)(i) of the Company Disclosure Letter, shall continue to be eligible to receive a payout under the MIP, with any such payout amount to be determined based on actual performance results, and pro-rated based on a fraction, the numerator of which is the number of days the participant was employed by the Company, Merger Sub, Parent or any of their respective Subsidiaries during the fiscal year ending December 31, 2018, and the denominator of which is 365;

(ii)    all amounts pursuant to a long-term performance award (a “Performance Award”) under the Incentive Plan for the performance period commencing on January 1, 2016 and ending on December 31, 2018, (the “2018 LTIP Cycle”), to be determined (by the Company’s Compensation Committee after consultation with Parent and consistent with the terms of the Incentive Plan and the applicable Performance Award Agreement) and paid to participants in the ordinary course of business consistent with past practice, but in no case later than March 15, 2019, provided that notwithstanding the terms of the Performance Award or the Incentive Plan to the contrary, any Performance Award participant whose employment is terminated on or following the Closing Date (A) by the Company, Merger Sub, Parent and their Subsidiaries without “Cause” (as such term is defined in the CIC Plan, without regard to whether such participant is eligible to participate in the CIC Plan), (B) by the participant for “Good Reason” (as defined in the CIC Plan), if such participant is a participant in the CIC Plan, (C) by the participant (other than a participant who is a participant in the CIC Plan) for a reason specified in Section 6.8(d)(i) of the Company Disclosure Letter, or (D) due to a “Qualifying Event” (as defined in the Performance Award Agreement), shall continue to be eligible to receive a payout of his or her Performance Award for the 2018 LTIP Cycle, with any such payout amount to be determined based on actual performance results for the 2018 LTIP Cycle, and pro-rated based on the number of full calendar months the participant was employed by the Company, Merger Sub, Parent or any of their respective Subsidiaries during the 2018 LTIP Cycle, in accordance with the pro-ration formula set forth in Section 7 of the Performance Award Agreement; and

(iii)    pursuant to Section 9 of the Performance Awards for the performance periods (x) commencing on January 1, 2017 and ending on December 31, 2019, and (y) commencing on January 1, 2018 and ending on December 31, 2020 (each an “LTIP Cycle”), all amounts for such LTIP Cycles to be paid at or as soon as reasonably practicable (in connection with ordinary payroll cycles) following the Closing to each participant thereof with respect to the applicable LTIP Cycle with the participant’s eligibility for such Performance Award determined by reference to a pro-rated Performance Goal, as determined by the Company’s Compensation Committee immediately prior to the Closing Date after consultation with Parent and consistent with the terms of the Incentive Plan and the applicable Performance Award Agreement, which shall be calculated based on actual performance results by multiplying the applicable Cumulative Operational EBITDA target or Cumulative Property EBITDA target (each as set forth in the Performance Award Agreement), as applicable, by a fraction the numerator of which is the number of completed full calendar months in the applicable LTIP Cycle prior to the Closing and the denominator of which is thirty-six (36), and with the payout amount with respect to any such Performance Award pro-rated by multiplying the Actual Performance Award (as defined in the Performance Award Agreement) by a fraction the numerator of which is the number of completed full calendar months in the applicable LTIP Cycle prior to the Closing and the denominator of which is thirty-six (36). In connection with, and as a condition to, the payment of a pro-rated Performance Award with respect to any LTIP Cycle as contemplated by this Section 6.8(d)(iii), the Performance Award shall be cancelled, and none of Parent, Merger Sub, the Company or any of their respective Subsidiaries or Affiliates shall have any remaining obligations or liabilities thereunder whatsoever (including with respect to any post-Closing portion of the applicable LTIP Cycle).

(e)    If requested by Parent in writing delivered to the Company not less than ten (10) Business Days before the Closing Date, the Board of Directors of the Company (or the appropriate committee thereof) shall adopt resolutions and take such corporate action as is necessary to terminate the Company’s 401(k) plan(s), effective as of immediately prior to the Closing.

(f)    Without limiting the generality of Section 9.9, the provisions of this Section 6.8 are solely for the benefit of the parties to this Agreement, and no current or former employee (including any Continuing Employee), director or consultant of the Company or its Subsidiaries (including any beneficiary or dependent thereof) shall be regarded for any purpose as a third-party beneficiary of this Agreement, and no provision of this Section 6.8 shall create such rights in any such individuals. Nothing contained in this Agreement shall: (i) guarantee employment for any period of time or preclude the ability of Parent, the Surviving Corporation or their respective Affiliates to terminate the employment of any Continuing Employee at any time and for any reason; (ii) subject to the actions required by Section 6.8(d), require Parent, the Surviving Corporation or any of their respective Affiliates to continue any Company Plan or other employee benefit plans, programs or Contracts or prevent the amendment, modification or termination thereof following the Closing; or (iii) amend any Company Plans or other employee benefit plans, programs or Contracts.

(g)    The Company and its Subsidiaries shall timely satisfy any required notifications and/or consent requirements of any works councils or other labor or employee organizations, as may be required under applicable Law or any collective bargaining or similar labor agreement, in each case in connection with this Agreement or the Transactions.

6.9    Indemnification.

(a)    From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, indemnify, defend and hold harmless, and shall advance expenses as incurred (provided that the Indemnitee to whom expenses are advanced provides an undertaking to repay such amounts if it is ultimately determined by a court of competent jurisdiction that such Indemnitee is not entitled to indemnification for such matter), to the extent provided in (i) the Company Charter, the Company Bylaws or similar organization documents of any Subsidiary of the Company in effect as of the date of this Agreement or (ii) any indemnification Contract of the Company or any of its Subsidiaries in effect as of the date of this Agreement that is listed on Section 6.9 of the Company Disclosure Letter, to each present and former director and officer of the Company and its Subsidiaries and each of their respective employees who serves as a fiduciary of a Company Plan (in each case, when acting in such capacity) (each, an “Indemnitee” and, collectively, the “Indemnitees”) against any costs or expenses (including reasonable attorneys’ fees), judgments, settlements, fines, losses, claims, damages or liabilities incurred in connection with any Proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to any act or omission by such Indemnitee relating to his or her position with the Company or its Subsidiaries, occurring at or prior to the Effective Time, including in connection with this Agreement or the Transactions.

(b)    Parent agrees that all rights to exculpation, indemnification or advancement of expenses arising from, relating to, or otherwise in respect of, acts or omissions occurring prior to the Effective Time (including in connection with this Agreement or the Transactions) existing as of the Effective Time in favor of an Indemnitee as provided in (i) the Company Charter, the Company Bylaws or similar organization documents of any Subsidiary of the Company in effect as of the date of this Agreement and (ii) any indemnification Contract of the Company or any of its Subsidiaries in effect as of the date of this Agreement listed on Section 6.9 of the Company Disclosure Letter shall survive the Merger and shall continue in full force and effect in accordance with their terms. For a period of no less than six (6) years from the Effective Time, Parent shall cause the Surviving Corporation to, and the Surviving Corporation shall, maintain in effect the exculpation, indemnification and advancement of expenses provisions in favor of an Indemnitee as provided in (i) the Company Charter, the Company Bylaws or similar Organizational Documents of any Subsidiary of the Company in effect as of the date of this Agreement and (ii) any indemnification Contract of the Company or its Subsidiaries in effect as of the date of this Agreement listed on Section 6.9 of the Company Disclosure Letter, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who immediately before the Effective Time were current or former directors, officers or employees of the Company or its Subsidiaries; provided, however, that all rights to exculpation, indemnification and advancement of expenses in respect of any Proceeding pending or asserted or any claim made within such period shall continue until the final disposition of such Proceeding.

(c)    For six years from and after the Effective Time, Parent shall cause to be maintained for the benefit of those persons that are directors and officers of the Company, as of the date of this Agreement and as of the Closing Date, directors’ and officers’ liability insurance and fiduciary liability insurance that provides coverage for events occurring prior to the Closing Date (the “D&O Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than the existing directors’ and officers’ liability insurance and fiduciary liability insurance policy of the Company, or, if substantially equivalent insurance coverage is unavailable, the best coverage that is then available; provided, however, that Parent shall not be required to pay an annual premium for the D&O Insurance in excess of 300% of the last annual premium paid by the Company prior to the date of this Agreement. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid “tail” policies have been obtained prior to the Effective Time, which policies provide such directors and officers with coverage for an aggregate period of six (6) years with respect to claims arising from facts or events that occurred on or before the Effective Time, including in respect of this Agreement or the Transactions. Nothing in this Section 6.9(c) will require Parent to duplicate coverages that have been procured by the Company prior to the Closing Date.

(d)    In the event that either Parent or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each case, Parent shall, and shall cause the Surviving Corporation to, cause proper provision to be made so that such successor or assignee shall expressly assume the obligations set forth in this Section 6.9.

(e)    The provisions of this Section 6.9 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such individual may have under the Company Charter, the Company Bylaws or similar organization documents in effect as of the date of this Agreement or in any indemnification Contract of the Company or its Subsidiaries in effect as of the date of this Agreement listed on Section 6.9 of the Company Disclosure Letter. From and after the Effective Time, the obligations of Parent under this Section 6.9 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnitee to whom this Section 6.9 applies unless (x) such termination or modification is required by applicable Law or (y) the affected Indemnitee shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnitees to whom this Section 6.9 applies shall be third party beneficiaries of this Section 6.9).

(f)    Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or employees, it being understood and agreed that the indemnification provided for in this Section 6.9 is not prior to or in substitution for any such claims under such policies.

6.10    Parent Agreements Concerning Merger Sub. Parent shall take all actions necessary or advisable to cause Merger Sub to perform its covenants, agreements and obligations under this Agreement in accordance with the terms hereof. Parent shall, promptly following execution of this Agreement, approve and adopt this Agreement in its capacity as sole stockholder of Merger Sub and deliver to the Company evidence of its vote or action by written consent approving and adopting this Agreement in accordance with applicable Law and the certificate of incorporation and bylaws of Merger Sub.

6.11    Takeover Statutes. If any Takeover Law becomes or is deemed to be applicable to the Company, Parent, Gamma or Merger Sub, the Merger, the Real Estate Purchase or any other transaction contemplated by this Agreement and/or the Real Estate Purchase Agreement, then the Company and the Company Board shall grant such approvals and take all commercially reasonable actions as may be necessary so the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and/or the Real Estate Purchase Agreement and otherwise to render such Takeover Law inapplicable to the this Agreement, the Merger, the Real Estate Purchase and the other Transactions.

6.12    Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be required to cause the transactions contemplated by this Agreement and any other dispositions of Company Shares (including derivative securities with respect to Company Shares) resulting from the Transactions by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-5 promulgated under the Exchange Act.

6.13    Stockholder Litigation. The Company shall give the Acquirors reasonable opportunity to participate in the defense or settlement of any stockholder litigation against the Company and/or its directors and officers relating to the transactions contemplated by this Agreement, the Disaffiliation Agreement, the Real Estate Purchase Agreement, including the Merger, the Real Estate Purchase and the Transactions (“Transaction Litigation”), and no such settlement of any Transaction Litigation shall be agreed to without the prior written consent of the Acquirors (such consent not to be unreasonably withheld, conditioned or delayed). The Company shall promptly notify the Acquirors of any Transaction Litigation and shall keep the Acquirors reasonably and promptly informed with respect to the status thereof.

6.14    OTCQB Quotation and SEC Registration. The Company will use its reasonable best efforts to cooperate with Parent to cause the Company Shares to cease to be quoted on the OTCQB and to be deregistered under the Exchange Act as soon as reasonably practicable following the Effective Time.

6.15    Actions for Real Estate Purchase.

(a)    The Company shall use its commercially reasonable efforts to cause, with the cooperation of Acquirors, the Title Company to issue at the Closing (i) a Title Policy to Gamma or its designee with respect to each Conveyed Property, insuring that fee simple title to such Conveyed Property is vested in Gamma or its designee subject only to the Permitted Liens, (ii) a Title Policy to Gamma or its designee with respect to each Company Ground Leased Property, insuring that leasehold title to such Company Ground Leased Property is vested in Gamma or its designee subject only to the Permitted Liens, and (iii) a Title Policy to each Propco which is the owner of a Propco Owned Property, insuring that fee simple title to such Propco Owned Property is vested in such Propco subject only to the Permitted Liens. Gamma shall be entitled to request that the Title Company provide such endorsements (or amendments) to each Title Policy as Gamma may reasonably require, provided that (A) such endorsements (or amendments) shall be at no cost to, and shall impose no additional liability on, the Company, (B) Gamma’s obligations under the Real Estate Purchase Agreement shall not be conditioned upon Gamma’s ability to obtain such endorsements and, if Gamma is unable to obtain such endorsements, Gamma shall nevertheless be obligated to proceed to close the Real Estate Purchase without reduction of or set off against the Real Estate Purchase Price, and (C) the Closing shall not be delayed as a result of Gamma’s request, and (v) a Lender’s Title Policy with respect to any mortgage or other security instrument securing a Lien on the leasehold interest of Parent or its Affiliates under any lease of Company Real Property.

(b)    The Company shall not make any agreement or understanding affecting the Transferred Real Estate Assets as a condition for obtaining any Real Estate Purchase Required Consents (which shall be in forms reasonably acceptable to the Acquirors) except with the prior written consent of the Acquirors, which consent shall not be unreasonably withheld, conditioned or delayed. Prior to the Closing Date, the Acquirors shall use their commercially reasonable efforts to cooperate with the Company in obtaining the Real Estate Purchase Required Consents, which efforts may include (i) providing such financial information on Gamma and the Acquirors as the consenting party may reasonably require and (ii) providing substitute guarantors that are reasonably acceptable to the consenting party.

(c)    Company shall, and shall cause each Entity Seller to reasonably cooperate with Gamma to obtain the Non-Imputation Endorsements to each Propco Title Policy, if available, the cost of which Non-Imputation Endorsements shall be borne by Gamma.

(d)    The Company and the Acquirors agree that all intercompany accounts between any Propco, on the one hand, and the Company or any Subsidiary, on the other hand, shall be settled at or prior to the Closing.

(e)    The Company shall not make, or cause any Propco to make, any election to treat a Propco as a corporation for U.S. federal or state income tax purposes, and shall not agree to any proposed revaluation of any of the properties by any taxing authority without the prior written consent of the Acquirors.

(f)    At the Acquirors’ option, the Acquirors may obtain an updated certified ALTA survey with respect to each Company Real Property (the “Updated Surveys”). The Company shall, and shall cause its Subsidiaries to, reasonably cooperate with the Acquirors in connection with obtaining Updated Surveys.

6.16    Insight; Aruba Operations.

(a)    Consistent with the timing set forth in Section A of the Company Disclosure Letter, the Company will take all actions necessary to cause the Equity Interest held by the Company in Insight to be distributed to the Significant Stockholder or otherwise disposed of (i) at or prior to the time that the conditions to the Merger set forth in Sections 7.1, 7.2 and 7.3 (other than Section 7.3(e)) have been satisfied and (ii) in a manner that does not adversely affect the Company or the Acquirors in any material respect and without liability to the Acquirors, Merger Sub, the Company or any of its respective Subsidiaries or Affiliates (other than the Significant Stockholder) (the “Insight Disposition”).

(b)    Consistent with the timing set forth in Section A of the Company Disclosure Letter, the Company will use reasonable best efforts to cause the Aruba Operations to be distributed, transferred or disposed of by the Company (i) at or prior to the time that the conditions to the Merger set forth in Sections 7.1, 7.2 and 7.3 (other than Section 7.3(e)) have been satisfied and (ii) on terms and conditions that do not adversely affect the Company or the Acquirors in any material respect; provided that it is understood and agreed that such distribution, transfer or disposition may occur through (x) a merger, consolidation or other business combination transaction involving the Aruba Operations or any of the Aruba Subsidiaries, (y) the sale, lease or other disposition by merger, consolidation, business combination, share exchange, joint venture, distribution, spin-off or otherwise of the Aruba Operations or any of the Aruba Subsidiaries (including a sale of the Equity Interests of any such Aruba Subsidiary), or (z) any combination of the foregoing. The Company shall keep Parent reasonably apprised of the status of the process for the sale of the Aruba Operations and shall, prior to the execution of any agreement with respect to transfer or sale of the Aruba Operations, including a transfer or sale of the Equity Interests of the Aruba Subsidiaries, provide Parent with the identity of the proposed purchaser and the material terms and conditions of the proposed sale, including a draft of the proposed purchase agreement relating thereto.

(c)    In connection with the transactions contemplated by Section 6.16(b) above, the Company shall and does grant to the Aruba Subsidiaries the right and license to use the trademarks identified in Section 6.16(c) of the Company Disclosure Letter (the “Licensed Trademarks”) in connection with the Aruba Operations. The Company grants the foregoing license for a period of six (6) months from and after the closing date of the distribution, transfer or disposition by the Company of the Aruba Operations solely to facilitate the removal of Licensed Trademarks from any and all vehicles, facilities, signage, equipment, stationery, business cards, advertising materials, web content, inventory, packaging, product, service and literature, credit and collection materials and all other similar materials of the Aruba Operations.

6.17    Company Indebtedness. The Company shall, and shall cause its Subsidiaries to, timely deliver all notices and take all other administrative actions required to facilitate (i) the termination of commitments, repayment in full of all outstanding loans or other obligations, release of any Liens securing such loans or obligations and guarantees in connection therewith, and replacement of or cash collateralization of any issued letters of credit in respect of the Credit Facility on or before the Closing Date and (ii) to the extent reasonably requested in writing by Parent, no later than ten (10) Business Days prior to the Closing Date with respect to any Indebtedness (other than Indebtedness in respect of the Credit Facility) incurred by the Company or any of its Subsidiaries after the date hereof in compliance with Section 6.1(b)(xi) (it being understood that the Company shall promptly and in any event no later than fifteen (15) Business Days prior to the Closing Date notify Parent in writing of the amount of any such Indebtedness incurred or to be incurred and expected to be outstanding on the Closing Date), repayment in full of all obligations in respect of such Indebtedness and release of any Liens securing such Indebtedness and guarantees in connection therewith, in each case, on the Closing Date. In furtherance and not in limitation of the foregoing, the Company and its Subsidiaries shall use reasonable best efforts to deliver to Parent no later than one (1) Business Day prior to the Closing Date payoff letters with respect to the Company Credit Facility and, to the extent reasonably requested by Parent in writing no later than ten (10) Business Days prior to the Closing Date, any Indebtedness incurred by any of the Company and its Subsidiaries after the date hereof in compliance with Section 6.1(b)(xi) (each, a “Payoff Letter”) in form and substance customary for transactions of this type, from the persons, or the applicable agent on behalf of the persons, to which such Indebtedness is owed, which Payoff Letters together with any related release documentation shall, among other things, include the payoff amount and provide for Liens (and guarantees), if any, granted in connection therewith relating to the assets, rights and properties of the Company and its Subsidiaries securing such Indebtedness and any other obligations secured thereby, upon the payment of the amount set forth in the applicable Payoff Letter on or prior to the Closing Date, to be released and terminated. Upon at least ten (10) days’ prior written notice from the Company that the Company has determined, after reasonable consultation with Parent, that it will not at the time of the Real Estate Purchase (and without giving effect to the payment of the Real Estate Purchase Price or any other payment under this Agreement) have sufficient unencumbered and available cash, net of “cage cash”, cash on hand required by any Governmental Entity, the reasonably estimated additional amount of cash necessary to ensure the sound operation of the Company’s business consistent with past practice, and any other restricted cash, to pay in full the outstanding Indebtedness in respect of the Credit Facility, then to the extent of such shortfall Parent will extend an unsecured loan to the Company on the day of the Closing so that, together with such net unencumbered and available cash, the proceeds of such loan are sufficient to pay in full the outstanding Indebtedness in respect of the Credit Facility as may be necessary to release all Liens and obligations in respect thereof at the time of, or immediately prior to, the Real Estate Purchase, and the terms of such loan shall be reasonable for the circumstance as negotiated in good faith by Parent and the Company.

6.18    Financing; Financial Statements.

(a)    Prior to the Closing, the Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to cause its and their respective Representatives to provide to Parent, at Parent’s sole expense, such cooperation as is reasonably requested by Parent in connection with the Debt Financing (provided that such requested cooperation is consistent with applicable Law and does not materially interfere with the operations of the Company and its Subsidiaries), including to (i) participate in meetings, presentations, road shows, due diligence sessions and sessions with rating agencies as reasonably requested by Parent and otherwise reasonably cooperating with the marketing efforts of Parent and the Parent Financing Sources for the Debt Financing; (ii) provide all reasonably requested information concerning the Company and its Subsidiaries with respect to Parent’s preparation of customary materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents required in connection with the Debt Financing; provided that any such memoranda or prospectuses may, at the election of Parent, contain disclosure and financial statements with respect to the Company or the Surviving Corporation reflecting the Surviving Corporation and/or its Subsidiaries as the obligor; (iii) promptly to furnish Parent with customary financial and other information regarding the Company and its Subsidiaries including non-public and pro forma financial information and projections as may be reasonably requested by Parent for Parent Financing Source diligence or to cooperate with Parent in Parent’s preparation of any offering memorandum, confidential information statement, lender presentation and other materials contemplated by the Debt Financing Commitment; (iv) if, in connection with a marketing effort contemplated by the Debt Financing Commitment, Parent reasonably requests the Company to file a Current Report on Form 8-K pursuant to the Exchange Act that contains material nonpublic information which Parent in consultation with the Company reasonably determines to include in a customary offering memorandum for the Debt Financing, then the Company shall promptly file such Current Report on Form 8-K, in form and substance reasonably satisfactory to the Company, with the SEC for purposes of permitting such information to be included in marketing materials or memoranda for the Debt Financing (or any high yield bonds being issued in lieu of all or a portion of the Debt Financing), (v) using reasonable best efforts to obtain customary accountants’ comfort letters (including providing any necessary management representation letters), (vi) if requested by Parent, to cooperate with and assist Parent in Parent’s obtaining customary legal opinions, certificates, appraisals, surveys, title insurance, owner affidavits for title insurance, landlord waivers and estoppels, non-disturbance agreements, non-invasive environmental assessments and other documentation and items relating to the Debt Financing as reasonably requested by Parent; (vii) provide reasonable or customary participation by appropriate senior management of the Company in the negotiation and preparation of the documentation relating to the Debt Financing (including, if necessary, the related “flex” provisions); (viii) take such actions, as may be reasonably requested by Parent that are reasonably necessary to (A) permit the prospective lenders involved in the Debt Financing to perform customary due diligence of the Company and its Subsidiaries, including, promptly, and in any event no later than five (5) Business Days prior to any financing under the Debt Financing, to provide information related to the Company and its Subsidiaries required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, and (B) establish bank and other accounts and blocked account agreements and lock box arrangements in connection with the foregoing provided that any such accounts and arrangements shall be effective no earlier than the Closing Date; (ix) provide customary payoff letters and Lien releases (subject, in each case, to receipt of funds from Parent sufficient to make such repayments); (x) provide customary authorization letters to the Parent Financing Sources authorizing the distribution of information to prospective lenders (including customary material non-public information representations) which shall be reasonably acceptable to the Company in all respects; (xi) promptly provide Parent (and permit Parent to provide to the Parent Financing Sources) the Required Information and to update any provided Required Information as may be necessary for such Required Information to remain current and to satisfy the requirements set forth in the definition of “Required Information”; (xii) allow the Parent Financing Sources to have access to the existing lending relationships of the Company and its Subsidiaries; and (xiii) consent to the use of the Company’s and its Subsidiaries’ logos to the extent customary in connection with marketing the Debt Financing; provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries.

(b)    Notwithstanding anything in this Agreement to the contrary, neither the Company nor any of its Subsidiaries shall be required, under the provisions of this Section 6.18 or otherwise in connection with the Debt Financing, to (i) provide any cooperation or assistance to the extent that it would materially interfere with the business or operations of the Company or any of its Subsidiaries; (ii) take any action that would be reasonably expected to conflict with or violate their Organizational Documents or any applicable Law or that would be reasonably expected to result in the material contravention of, or result in a material violation or material breach of, or material default under, any Company Material Contract; (iii) enter into any definitive agreement or have any liability or any obligation under any certificate, document, instrument, credit agreement or any related document or any other agreement or document related to the Debt Financing, including without limitation, to incur any liability or to give any indemnities or otherwise to commit to take any action in connection therewith; (iv) provide any cooperation, or take any action, that would reasonably be expected to cause the Company to breach any provision or fail to perform any of its obligations, or impede the Company in the exercise of any of its rights, under this Agreement or cause any condition to Closing set forth in Article 7 to fail to be satisfied; (v) cause any of their respective boards of directors (or equivalent bodies) to adopt any resolution, grant any approval or authorization or otherwise take any corporate or similar action in each case for the purpose of approving the Debt Financing, including without limitation, any certificate, document, instrument, credit agreement or any related document or any other agreement or document related to the Debt Financing; (vi) pay any commitment or other similar fee or reimburse any expense in respect of the Debt Financing prior to the Effective Time that is not advanced or substantially simultaneously reimbursed by Parent; (vii) enter into or approve any financing or purchase agreement with respect to any matter relating to the Debt Financing; (viii) cause any of their officers or other authorized signatories to execute, enter into, deliver or perform any documents or agreements in connection with the Debt Financing; (ix) cause any of their officers, directors or Representatives to incur any personal liability with respect to any matters relating to the Debt Financing; or (x) provide any information relating to, or take any actions with respect to, the Aruba Subsidiaries. No action, liability or obligation in respect of the Company or any of its Subsidiaries or any of their respective Representatives under any documents or agreements related to the Debt Financing shall be effective until the Effective Time.

(c)    Parent shall indemnify, defend, and hold harmless the Company, its Subsidiaries and their respective Affiliates and Representatives from and against any and all damages, losses, costs, liabilities or expenses suffered or incurred by them in connection with (i) the Debt Financing, (ii) any action taken by them at the request of Parent pursuant to this Section 6.18 or in connection with the arrangement of the Debt Financing or (iii) any information utilized in connection therewith. Parent shall promptly, upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company or any of its Subsidiaries or any of their respective Affiliates or Representatives in connection with the cooperation of the Company and the Subsidiaries contemplated by this Section 6.18. Nothing contained in this Section 6.18 or otherwise shall require the Company or any of its Subsidiaries to be an issuer or guarantor with respect to the Debt Financing prior to the Closing. All non-public or other confidential information regarding the Company and its Subsidiaries provided to Parent or its Representatives pursuant to this Section 6.18 shall be kept confidential by them in accordance with the Confidentiality Agreements, except for disclosure to potential lenders and investors and their respective Representatives and advisors as required in connection with the Debt Financing subject to customary confidentiality protections.

(d)    Parent shall use its reasonable best efforts to, and shall cause its Subsidiaries to use their respective reasonable best efforts to, obtain and consummate the Debt Financing on the terms and conditions described in or contemplated by the Debt Financing Commitment on or before the Closing Date, including using reasonable best efforts to (i) negotiate definitive agreements with respect thereto on the terms and conditions contained in the Debt Financing Commitment, or on other terms reasonably acceptable to Parent and not in violation of this Section 6.18; (ii) satisfy on a timely basis all conditions applicable to such Debt Financing in such definitive agreements; and (iii) comply with its obligations under the Commitment Letters and any definitive agreements related to the Debt Financing to the extent the failure to comply with such obligations would adversely impact the amount or timing of the

Debt Financing or the availability of the Debt Financing at the Closing; provided, however, if Parent has raised through alternative sources (an “Alternative Financing”) funds sufficient to consummate the Transactions, Parent shall have no obligation to arrange any such Debt Financing on the terms and conditions described in such Debt Financing Commitment or otherwise so long as (A) Parent shall promptly notify the Company of any such Alternative Financing together with a written certificate to the Company that the terms of Section 4.3(a)(iv) and Section 4.8 shall apply mutatis mutandis to such Alternative Financing as if it were the Debt Financing and (B) the terms of such Alternative Financing (x) are not materially less favorable to Parent or the Company than the Debt Financing and (y) would not reasonably be expected to prevent, impede, or cause any delay in the consummation of the Merger as compared to the Debt Financing. In the event any portion of the Debt Financing, or if applicable any Alternative Financing, becomes unavailable, Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange to obtain promptly bridge financing, alternative debt financing or equity financing from alternative sources in an amount sufficient to meet Parent’s obligations to pay the Parent Merger Consideration, refinance any outstanding Indebtedness of the Company and its Subsidiaries and pay all fees and expenses of the Company and its Subsidiaries in connection with the Transactions. Notwithstanding anything to the contrary contained herein, it is understood and agreed that reasonable best efforts of Parent contemplated by this Section 6.18(d) shall be deemed to require Parent to enforce its rights under the Commitment Letter and definitive agreements related to the Debt Financing or the Alternative Financing, as applicable, in a timely and diligent manner.

(e)    Except as provided elsewhere in this Section 6.18, nothing contained in this Agreement shall prohibit Parent from entering into agreements relating to the Debt Financing or the operation of Parent or, as of the Effective Time, the Surviving Corporation, including adding equity providers or operating partners (so long as any such agreements or entering into such agreements would not reasonably be expected to prevent, materially impair or delay the Closing (including with respect to approvals required in connection therewith under any applicable Gaming Laws)).

(f)    Without the prior written consent of the Company, which consent shall not be unreasonably delayed, conditioned or withheld, Parent shall not permit any amendment or modification to be made to, or any waiver of any provision or remedy under, or replace, the Debt Financing Commitment if such amendment, modification, waiver or replacement would reasonably be expected to (i) delay or prevent the Closing, (ii) modify the conditions contained in the Debt Financing Commitment (the “Debt Financing Conditions”) or create any new condition to the Debt Financing or the Alternative Financing, as applicable (other than the Debt Financing Conditions as in effect on the date hereof), (iii) reduce the net cash proceeds of the Debt Financing, including any reduction in the aggregate principal amount of the Debt Financing, (iv) change the date for termination and/or expiration of the Debt Financing Commitment to an earlier date or (v) adversely impact the ability of Parent to enforce its rights against other parties to the Debt Financing Commitment prior to the Closing. Without the prior written consent of the Company, Parent shall not permit any assignment of rights or obligations under the Debt Financing Commitment or consent to the addition of additional lenders or agents if such addition would permit a reduction in the amount of the Debt Financing Commitment of the Lender, provided that the Lender may syndicate the Debt Financing so long as the Lender retains and remains obligated to fund its commitment under the Debt Financing until the Debt Financing is fully funded by the designated assignees and the syndicated sources of funding for the Debt Financing. Parent shall promptly provide the Company written notice of any amendment or modification relating to the Debt Financing Commitment that does not require consent pursuant to this Section 6.18(f).

(g)    Parent shall give the Company prompt written notice: (i) of the receipt of any written notice from any party to the Debt Financing Commitment with respect to any actual material breach, default, withdrawal, termination or repudiation of any provisions of any Debt Financing Commitment by such party, and (ii) if for any reason any portion of the Debt Financing actually becomes unavailable on the terms, in the manner or from the sources contemplated by the Debt Financing Commitment provided that neither Parent nor any of its Affiliates shall be under any obligation to disclose any information pursuant to this sentence to the extent that (x) such information is subject to attorney-client or similar privilege (but only if such privilege is asserted in good faith) or (y) the disclosure of which would be prohibited or restricted by applicable Law.

(h)    Prior to the Closing, the Company shall deliver to the Acquirors as soon as possible, and in any event within twenty (20) days after the end of each quarter, a Company-prepared unaudited balance sheet and statement of income for the quarter then-ended, prepared in accordance with GAAP, excluding any related notes thereto and subject to normal period-end adjustments.

6.19    Actions with Respect to Real Estate Purchase Required Consents. In addition to the Company’s obligations as set forth in Section 6.5(a), the Company shall take the actions set forth in Section 6.19 of the Company Disclosure Letter with respect to the Real Estate Purchase Required Consents.

ARTICLE 7

CONDITIONS TO CONSUMMATION OF THE MERGER

7.1    Conditions to Obligations of Each Party Under This Agreement. The respective obligations of each party to consummate the Merger shall be subject to the satisfaction (or waiver, if permissible under Law) at or prior to the Effective Time of each of the following conditions:

(a)    Significant Stockholder Consent. The Company and the Acquirors shall have received a duly executed copy of the Significant Stockholder Consent.

(b)    Real Estate Purchase. The Real Estate Purchase shall have been consummated in accordance with the terms of the Real Estate Purchase Agreement.

(c)    No Injunctions. No temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition shall be in effect, and no Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Entity that, in any case, prohibits or makes illegal the consummation of the Merger on the terms set forth herein.

(d)    HSR Approval. Any applicable waiting period, together with any extensions thereof, under the HSR Act relating to the Merger shall have expired or been terminated.

(e)    Requisite Gaming Approvals. All Requisite Gaming Approvals shall have been duly obtained without imposition of material restrictions or conditions that do not apply to the Company and its Subsidiaries as of the date hereof and that would adversely affect in any material respect the operations (including the leasing arrangements) of the Company and its Subsidiaries following the Closing and shall be in full force and effect.

(f)    Information Statement. The Information Statement shall have been mailed to the holders of the Company Shares in accordance with Section 6.4(d) and Regulation 14C of the Exchange Act at least twenty (20) days prior to the Closing.

7.2    Conditions to Obligations of the Company Under This Agreement. The obligation of the Company to effect the Merger is further subject to the fulfillment (or waiver by the Company) at or prior to the Effective Time of the following conditions:

(a)    Acquiror Representations and Warranties. Each representation and warranty of Parent and Merger Sub set forth in Article 4 and of Gamma set forth in Article 5, without giving effect to any qualifications as to materiality or Acquiror Material Adverse Effect or other similar qualifications contained therein, shall be true and correct as of the date of this Agreement and at and as of the Effective Time as though made at and as of the Effective Time, except for representations and warranties that relate to a specific date or time (which need only be true and correct as of such date or time), and except as has not had and would not reasonably be expected to have, individually or in the aggregate with all other failures to be true or correct, an Acquiror Material Adverse Effect.

(b)    Performance of Obligations. The Acquirors shall have performed or complied in all material respects with all covenants and agreements required to be performed or complied with by them under this Agreement (including, in the case of Gamma, performance and compliance with the Real Estate Purchase Agreement, including Section 2.2 thereof) at or prior to the Closing Date.

(c)    Officer’s Certificate. Each of the Acquirors shall have delivered to the Company a certificate, dated the Closing Date and signed by a duly authorized officer of such Acquiror, certifying to the effect that the conditions applicable to such Acquiror set forth in Sections 7.2(a) and (b) have been satisfied.

7.3    Conditions to Obligations of the Acquirors and Merger Sub Under This Agreement. The obligations of the Acquirors and Merger Sub to effect the Merger are further subject to the fulfillment (or waiver by the Acquirors and Merger Sub, except that the condition set forth in Section 7.3(e) may only be waived by the Acquirors and Merger Sub by giving not less than forty-five (45) days’ notice to the Company, which notice may not be given until six (6) months have elapsed from the date of this Agreement) at or prior to the Effective Time of the following conditions:

(a)    Company Representations and Warranties. Each representation and warranty of the Company contained in Sections 3.1 (Organization; Standing; Power), 3.2 (Authority); 3.5 (Ownership and Operations of the Company) and 3.21 (Broker’s Fees), without giving effect to any qualifications as to materiality or Company Material Adverse Effect or other similar qualifications contained therein, shall be true and correct in all material respects as of the date of this Agreement and at and as of the Effective Time as though made at and as of the Effective Time, except for (i) representations and warranties that relate to a specific date or time (which need only be true and correct in all material respects as of such date or time) and (ii) representations and warranties that are no longer true and correct in all material respects at and as of the Effective Time due to actions taken pursuant to Section A of the Company Disclosure Letter or the matters contemplated by Section 6.16. Each representation and warranty of the Company set forth in Article 3 (other than the representations and warranties referenced in the immediately preceding sentence), without giving effect to any qualifications as to materiality or Company Material Adverse Effect or other similar qualifications contained therein, shall be true and correct as of the date of this Agreement and at and as of the Effective Time as though made at and as of the Effective Time, except for representations and warranties that expressly relate to a specific date or time (which need only be true and correct as of such date or time), except as has not had and would not reasonably be expected to have, individually or in the aggregate with all other failures to be true or correct, a Company Material Adverse Effect; provided, that, if the Acquirors elect to defer the Closing Date pursuant to Section 1.3, such representations and warranties shall be true and correct as of the date on which the Closing would have occurred but for such election.

(b)    Performance of Obligations. The Company shall have performed and complied with in all material respects all covenants and agreements required to be performed or complied with by it under this Agreement and the Real Estate Purchase Agreement (including Section 2.3 thereof) at or prior to the Closing Date.

(c)    Company Officer’s Certificate. The Company shall have delivered to each Acquiror a certificate, dated the Closing Date and signed by an executive officer of the Company, certifying to the effect that the Company has satisfied the conditions set forth in Sections 7.3(a) and (b).

(d)    No Company Material Adverse Effect. Since the date of this Agreement, there shall not have been any event, change, development, occurrence or effect that, individually or in the aggregate with all other events, changes, developments, occurrences or effects that has resulted in a Company Material Adverse Effect; provided, that, if the Acquirors elect to defer the Closing Date pursuant to Section 1.3, there shall not have been any event, change, development, occurrence or effect that, individually or in the aggregate with all other events, changes, developments, occurrences or effects that resulted in a Company Material Adverse Effect through the date on which the Closing would have occurred but for such election.

(e)    Aruba Operations. The Company shall have distributed, transferred or disposed of the Aruba Operations in accordance with Section 6.16(b).

(f)    Liabilities under ERISA. No material suit, claim, action, proceeding, demand for payment or funding or imposition of Lien shall have been made, initiated, threatened or imposed on the Acquirors, Merger Sub, the Company, or any of their respective Subsidiaries by the Pension Benefit Guaranty Corporation or any trustee of a defined benefit pension plan in respect of the Controlled Group Plans for which indemnification has not been provided under the Disaffiliation Agreement or otherwise made available by the Significant Stockholder.

7.4    Frustration of Closing Conditions. None of the Acquirors, Merger Sub or the Company may rely on any failure of any condition set forth in this Article 7 to be satisfied if such failure was caused by such party’s breach of this Agreement or, as applicable, the Real Estate Purchase Agreement or the Disaffiliation Agreement.

ARTICLE 8

TERMINATION, AMENDMENT AND WAIVER

8.1    Termination. This Agreement may be terminated, and the Merger and the other transactions contemplated hereby may be abandoned:

(a)    by mutual written consent of the Acquirors, on the one hand, and the Company, on the other hand;

(b)    by the Acquirors, if the duly executed Significant Stockholder Consent shall not have been delivered to the Acquirors and the Company on or prior to 6:00 p.m., New York City time, on the Stockholder Consent Delivery Date;

(c)    by either the Company, on the one hand, or the Acquirors, on the other hand, if any Governmental Entity shall have issued, prior to the Effective Time, an Order permanently restraining, enjoining or otherwise prohibiting, the consummation of the Merger, and such Order shall have become final and non-appealable, or any Law enacted or promulgated by any Governmental Entity is in effect that prevents or makes illegal the consummation of the Merger; provided that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to a party if the issuance of, or failure to resolve or have vacated or lifted, such Order was primarily due to a breach by such party of any of its covenants or agreements under this Agreement, the Real Estate Purchase Agreement or the Disaffiliation Agreement, including pursuant to Section 6.5;

(d)    by either the Company, on the one hand, or the Acquirors, on the other hand, if the Effective Time shall not have occurred on or before the date that is nine (9) months from the date hereof (the “Outside Date”); provided that (i) if as of the date that is nine (9) months from the date hereof all of the conditions set forth in Article 7 (other than those conditions that by their nature are to be satisfied at, or in the case of the Real Estate Purchase immediately before, the Closing, provided that such conditions are then capable of being satisfied, have been satisfied or waived, other than the conditions set forth in (x) Section 7.1(d) or Section 7.1(e) with respect to the required approvals under the HSR Act or any Requisite Gaming Approval, then the Company, on the one hand, or the Acquirors, on the other hand, may elect to extend the Outside Date to a date that is twelve (12) months after the date hereof, or (y) Section 7.3(e) with respect to the distribution, transfer or disposition of the Aruba Operations contemplated by Section 6.16(b), then the Acquirors may elect to extend the Outside Date to a date that is twelve (12) months after the date hereof, (ii) if the Outside Date has been extended pursuant to clause (i) above and as of the date that is twelve (12) months after the date hereof all of the conditions set forth in Article 7 (other than those conditions that by their nature are to be satisfied at, or in the case of the Real Estate Purchase immediately before, the Closing, provided that such conditions are then capable of being satisfied), have been satisfied or waived, other than the conditions set forth in (x) Section 7.1(d) or Section 7.1(e) with respect to the required approvals under the HSR Act or any Requisite Gaming Approval, then the Company, on the one hand, or the Acquirors, on the other hand, may elect to extend the Outside Date to a date that is fifteen (15) months from the date hereof or (y) Section 7.3(e) with respect to the distribution, transfer or disposition of the Aruba Operations contemplated by Section 6.16(b), then the Acquirors may elect to extend the Outside Date to a date that is fifteen (15) months after the date hereof; (iii) the right of either the Company, on the one hand, or the Acquirors, on the other hand to extend the Outside Date pursuant to clauses (i) or (ii) above shall not be available if such electing party or parties is in breach of this Agreement or the Real Estate Purchase Agreement and such breach has primarily caused or resulted in the failure of the Closing to have occurred prior to the Outside Date; and (iv) none of the Company, Parent nor Gamma may terminate this Agreement pursuant to this Section 8.1(d) if it is in breach of this Agreement, the Real Estate Purchase Agreement or the Disaffiliation Agreement, and such breach has primarily caused or resulted in the failure of the Closing to have occurred prior to the Outside Date;

(e)    by the Company, at any time prior to 6:00 p.m., New York City time, on the Stockholder Consent Delivery Date, if the Company Board shall have made a Change of Board Recommendation in accordance with Section 6.3(d); provided that the Company pays, concurrently with the termination, any amounts due pursuant to Section 8.3(a);

(f)    by the Acquirors, at any time prior to the Effective Time, if: (i) there has been a breach by the Company of its representations, warranties, covenants or agreements contained in this Agreement, the Real Estate Purchase Agreement or the Disaffiliation Agreement, in each case, such that any condition to the Merger contained in Sections 7.3(a) or 7.3(b) is not reasonably capable of being satisfied while such breach is continuing, (ii) the Acquirors shall have delivered to the Company written notice of such breach and (iii) such breach is not capable of cure in a manner sufficient to allow satisfaction of the conditions in Sections 7.3(a) and 7.3(b) prior to the Outside Date or, if such breach is capable of cure within thirty (30) days, at least thirty (30) days shall have elapsed since the date of delivery of such written notice to the Company and such breach shall not have been cured within such period; provided that such cure period shall not be available for any breach of the Company’s obligations set forth in the first and second sentences of Section 6.4(a); provided, further, the Acquirors, shall not be permitted to terminate this Agreement pursuant to this Section 8.1(f) if any of the Acquirors or Merger Sub is then in material breach of any of their respective representations, warranties, covenants or agreements contained in this Agreement, the Real Estate Purchase Agreement or the Disaffiliation Agreement; or

(g)    by the Company, at any time prior to the Effective Time, if: (i) there has been a breach by either or both of the Acquirors or Merger Sub of any of their respective representations, warranties, covenants or agreements contained in this Agreement or, as applicable, the Real Estate Purchase Agreement, in each case, such that any condition to the Merger contained in Sections 7.2(a) or 7.2(b) is not reasonably capable of being satisfied while such breach is continuing, (ii) the Company shall have delivered to the Acquirors written notice of such breach and (iii) such breach is not capable of cure in a manner sufficient to allow satisfaction of the conditions in Sections 7.2(a) and 7.2(b) prior to the Outside Date or, if such breach is capable of cure within thirty (30) days, at least thirty (30) days shall have elapsed since the date of delivery of such written notice to the Acquirors, and such breach shall not have been cured within such period; provided, however, that the Company shall not be permitted to terminate this Agreement pursuant to this Section 8.1(g) if the Company is then in material breach of its representations, warranties, covenants or agreements contained in this Agreement, the Real Estate Purchase Agreement or the Disaffiliation Agreement.

8.2    Effect of Termination.

In the event of termination of this Agreement by either the Company or the Acquirors, as provided in Section 8.1, written notice thereof shall be given to the other party or parties, specifying the provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail, this Agreement and the Real Estate Purchase Agreement shall forthwith become void and have no further force and effect (other than this Section 8.2, Section 6.2(b), Section 8.3, Article 9 and Sections 5.2 and 5.3 and Article 6 of the Real Estate Purchase Agreement, each of which shall survive termination of this Agreement); provided that nothing herein shall relieve any party from liabilities for damages incurred or suffered as a result of a material breach of any representations, warranties, covenants or other agreements set forth in this Agreement or the Real Estate Purchase Agreement prior to such termination.

8.3    Termination Fees.

(a)    The parties hereto agree that if this Agreement is terminated by the Acquirors pursuant to Section 8.1(b) or by the Company pursuant to Section 8.1(e), then the Company shall pay to the Acquirors, in such amounts and to such accounts as shall be directed by the Acquirors, prior to or concurrently with such termination, in the case of a termination by the Company, or within two (2) Business Days thereafter, in the case of a termination by the Acquirors, the Termination Fee.

(b)    The parties hereto agree that if this Agreement is terminated either (i) by the Company, on the one hand, or the Acquirors, on the other hand, (A) pursuant to Section 8.1(c), if the relevant Order permanently restraining, enjoining or otherwise prohibiting or Law preventing or making illegal the consummation of the Merger relates to a failure to obtain the necessary clearances under the HSR Act or any Requisite Gaming Approval or (B) pursuant to Section 8.1(d) as a result of the failure to satisfy the conditions set forth in Section 7.1(d) or Section 7.1(e), or (ii) by the Company pursuant to Section 8.1(g), then the Acquirors shall jointly and severally be liable for and shall pay to the Company prior to or concurrently with such termination, in the case of a termination by the Acquirors, or within two (2) Business Days thereafter, in the case of a termination by the Company, the Reverse Termination Fee.

(c)    All payments under this Section 8.3 shall be made by wire transfer of immediately available funds to such accounts as shall be designated in writing by the Acquirors or the Company, as applicable, or in the absence of such designation, an account established for the sole benefit of the Acquirors in the event of the payment of the Termination Fee or an account established for the sole benefit of the Company in the event of the payment of the Reverse Termination Fee.

(d)    Each of the parties acknowledges that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement and the Real Estate Purchase Agreement and that without these agreements, the Acquirors, Merger Sub and the Company would not enter into this Agreement or, as applicable, the Real Estate Purchase Agreement. For the avoidance of doubt, in no event shall the Company be required to pay the Termination Fee on more than one occasion or the Acquirors be required to pay the Reverse Termination Fee on more than one occasion.

(e)    The parties hereby agree that any and all remedies, including, but not limited to, the payment of the Termination Fee or the Reverse Termination Fee, provided in this Agreement will be deemed cumulative with, and not exclusive of, any other remedy conferred hereby, or at Law or in equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

8.4    Amendment. Subject to compliance with applicable Law, this Agreement may be amended by the agreement of the Company, the Acquirors and Merger Sub by action taken by or on behalf of their respective boards of directors (or equivalent governing bodies) at any time prior to the Effective Time; provided, however, that, after receipt of the Company Stockholder Approval, no amendment may be made which, by Law or in accordance with the rules of the OTCQB, requires further approval by the Company’s stockholders without such approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto; provided, that, to the extent that any amendment, modification or supplement to the provisions which the Parent Financing Sources under the Debt Financing are expressly made third party beneficiaries of in accordance with Section 9.9 hereof (and with respect to any of the foregoing sections, any of the defined terms used therein) is sought which is materially adverse to the rights of any such Parent Financing Source, the prior written consent of the Parent Financing Sources shall be required before any such amendment is rendered effective.

8.5    Acquiror Consents, Notices and Actions. Any provision of this Agreement that requires the consent, notice or other action of both Acquirors, including any notice of termination pursuant to Section 8.1, shall not be effective unless and until the relevant notice or consent has been given, or such action has been taken, by both Acquirors.

8.6    Waiver. At any time prior to the Effective Time, the Acquirors and Merger Sub, on the one hand, and the Company, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any breach of the representations and warranties of the other contained herein or in any document delivered pursuant hereto or (c) waive compliance by the other with any of the agreements or covenants contained herein; provided, however, that after receipt of the Company Stockholder Approval, there may not be any extension or waiver of this Agreement which decreases the Aggregate Merger Consideration, other than as explicitly contemplated by this Agreement, including but not limited to any adjustment in respect of the Aruba Operations, or which adversely affects the rights of the Company’s stockholders hereunder without the Company Stockholder Approval. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

8.7    Ancillary Agreement. Except as set forth in Section 8.7 of the Company Disclosure Letter, no breach of any Ancillary Agreement to be entered into between the Company and Gamma after the date of this Agreement shall be given effect for purposes of determining whether there has been a breach of any representation, warranty or covenant under this Agreement unless such Ancillary Agreement has, prior to the date of this Agreement, been reviewed and approved by the Company.

ARTICLE 9

GENERAL PROVISIONS

9.1    Non-Survival of Representations and Warranties. None of the representations, warranties or covenants in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time except that this Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time, including Section 8.2 and Section 8.3, which shall survive to the extent expressly provided for herein.

9.2    Fees and Expenses. Subject to Section 8.2, all Expenses incurred by the parties hereto shall be borne solely and entirely by the party which has incurred the same; provided, however, that (a) Parent shall pay all expenses and filing fees incurred or paid in connection with filings pursuant to the HSR Act or the Gaming Approvals and (b) subject to the terms and conditions of this Agreement (including the definition of Aggregate Merger Consideration), the Real Estate Purchase Agreement and the Disaffiliation Agreement, the Company shall pay all transfer Taxes directly attributable to the Transactions, including any transfer Taxes incurred in connection with the distribution, transfer or sale of the Aruba Operations and the Insight Disposition (Gamma to bear all transfer Taxes arising in connection with the Real Estate Purchase Agreement and, subject to the Disaffiliation Agreement, Parent to directly, or indirectly through the Company, bear all other transfer Taxes).

9.3    Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by email, upon the first Business Day after such email is sent if written confirmation of receipt by email is obtained, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a nationally recognized next-day courier if next Business Day delivery is requested, or (c) on the earlier of confirmed receipt or the fifth (5th) Business Day following the date of mailing if delivered by United States registered or certified mail, return receipt requested, postage prepaid. Notices and all other communications and writings required to be given to the Acquirors shall be given to both Parent and Gamma as provided below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to Parent or Merger Sub, addressed to it at:

Eldorado Resorts, Inc.

100 West Liberty Street, Suite 1150

Reno, Nevada 89501Attention: Thomas R. Reeg

Fax: 281-683-7511

E-mail: treeg@eldoradoresorts.com

with a copy to (for information purposes only):

Milbank, Tweed, Hadley & McCloy LLP

2029 Century Park East

Floor 33

Los Angeles, California 90067

Fax: 213-892-4721

Attention: Deborah R. Conrad

E-mail: dconrad@milbank.com

If to Gamma, addressed to it at:

c/o Gaming and Leisure Properties, Inc.

845 Berkshire Blvd, Suite 200

Wyomissing, Pennsylvania 19610

Fax: (610) 401-2901

Attention: Steven Snyder

E-mail: ssnyder@GLPROPINC.com

with a copy to (for information purposes only):

Goodwin Procter LLP The New York Times Building 620 Eighth Avenue New York, NY 10018-1405 Fax: (212) 355-3333
Attention: Yoel Kranz
Jacqueline Mercier
E-mail: ykranz@goodwinlaw.com
jmercier@goodwinlaw.com

If to the Company, addressed to it at:

Tropicana Entertainment Inc.

8345 West Sunset Blvd.

Suite 300

Las Vegas, Nevada 89113

Fax: 609-340-5254

Attention: Theresa Glebocki

E-mail: Tglebocki@tropicanaentertainment.com

with copies to (for information purposes only):

American Entertainment Properties Corp.

c/o Icahn Associates LLC

767 Fifth Avenue, 47th Floor

New York, New York 10153

Fax: 866.640.8022

Attention: Keith Cozza

Email: KCozza@sfire.com

Icahn Associates LLC

767 Fifth Avenue, 47th Floor

New York, New York 10153

Fax: 917.591.3310

Attention: Andrew Langham

E-mail: alangham@sfire.com

Thompson Hine LLP

335 Madison Avenue, 12th Floor

New York, NY 10017-4611

Fax: 212.344.6101

Attention: Stuart Welburn

Corby J. Baumann

E-mail: Stuart.Welburn@ThompsonHine.com

Corby.Baumann@ThompsonHine.com

9.4    Certain Definitions. For purposes of this Agreement, the term:

“2018 LTIP Cycle” has the meaning set forth in Section 6.8(d)(ii).

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreements; provided that any such confidentiality agreement need not prohibit the making of an Acquisition Proposal.

“Acquiror Material Adverse Effect” means any change, event, condition, occurrence, state of facts, development or effect that, individually or in the aggregate, prevents or materially impairs or delays the consummation by Gamma, Parent or Merger Sub of any of the Acquiror Transactions.

“Acquirors” has the meaning set forth in the preamble to this Agreement.

“Acquiror Transactions” has the meaning set forth in Section 1.2(a).

“Acquisition Proposal” means any inquiry, offer or proposal from a Third Party concerning (i) a merger, consolidation or other business combination transaction involving the Company, (ii) a sale, lease or other disposition by merger, consolidation, business combination, share exchange, joint venture or otherwise, of assets of the Company (including Equity Interests of any Subsidiary of the Company) or its Subsidiaries representing more than 20% of the consolidated assets of the Company and its Subsidiaries, based on their fair market value as determined in good faith by the Company Board (or any duly authorized committee thereof), (iii) an issuance or acquisition (including by way of merger, consolidation, business combination or share exchange) of Equity Interests representing more than 20% of the voting power of the Company, or (iv) any combination of the foregoing (in each case, other than the Merger or the Real Estate Purchase); provided, however, that the Aruba Operations and the Aruba Subsidiaries that conduct the Aruba Operations shall not be taken into account for the purposes of clauses (ii) or (iii); provided, further that any inquiry, offer or proposal from a Third Party concerning (x) a merger, consolidation or other business combination transaction involving any of the Aruba Operations or any of the Aruba Subsidiaries, (y) a sale, lease or other disposition by merger, consolidation, business combination, share exchange, joint venture, distribution, spin-off or otherwise, of assets of the Aruba Subsidiaries (including Equity Interests of any such Aruba Subsidiary), or (z) any combination of the foregoing shall not be deemed to be an Acquisition Proposal for the purposes of this Agreement.

“Action” has the meaning set forth in Section 3.4.

“ALTA” means American Land Title Association, or any successor thereto.

“Alternative Financing” has the meaning set forth in Section 6.18(d).

“Affiliate” means, as to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned Person.

“Aggregate Merger Consideration” means an amount in U.S. dollars equal to: the Parent Merger Consideration plus the Real Estate Purchase Price plus the amount of the Aruba Proceeds (if any) minus the amount of the Aruba Expenses (if any) minus the amount of Insight Liabilities (if any) minus the amount of the Real Estate Purchase Tax Amount minus 50% of the Estimated State Income Tax Amount (which Estimated State Income Tax Amount shall be limited to a maximum of $38,000,000 for this purpose) minus the excess, if any, of the Estimated State Income Tax Amount over $38,000,000.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Ancillary Agreements” means any agreements and instruments executed and delivered in connection with this Agreement, including the Real Estate Purchase Agreement and those agreements and instruments required to effect and consummate the distribution, transfer or sale of the Aruba Operations and the Insight Disposition pursuant to Section 6.16.

“Aruba Expenses” means, without duplication, any and all out-of-pocket costs, fees and expenses (including legal fees) paid, payable or otherwise due to any Third Party, including any Taxes associated with such distribution, transfer or sale, that were incurred by the Company or any of its Subsidiaries prior to the Closing Date in connection with the Company’s distribution, transfer or sale of the Aruba Operations, including a distribution, transfer or sale of the Equity Interests of the Aruba Subsidiaries, as contemplated by Section 6.16(b); provided that if the Acquirors and Merger Sub have given forty-five (45) days’ notice of the waiver of the condition in Section 7.3(e), and the Company has, as of the date that such notice is received by the Company, entered into an Aruba Purchase Agreement, the estimated out-of-pocket costs, fees and expenses (including legal fees) due to any Third Party, including any Taxes associated with the distribution, transfer or sale, that will be incurred by the Company or any of its Subsidiaries in connection with the Company’s distribution, transfer or sale of the Aruba Operations, including a distribution, transfer or sale of the Equity Interests of the Aruba Subsidiaries shall be deemed to have been incurred by the Company as of one (1) day prior to the Closing Date.

“Aruba Operations” means, collectively, the businesses, operations, assets and liabilities of the Aruba Subsidiaries.

“Aruba Proceeds” means, without duplication, any and all amounts, consideration, proceeds, or payments payable or otherwise due to the Company or the holders of the Common Shares relating to the distribution, transfer or sale of the Aruba Operations, including a distribution, transfer or sale of the Equity Interests of the Aruba Subsidiaries, as contemplated by Section 6.16, but which amounts, consideration, proceeds or payments have been received by the Company but have not been distributed or otherwise paid to the holders of Common Shares prior to the Closing; provided that if the Acquirors and Merger Sub have given forty-five (45) days’ notice of the waiver of the condition in Section 7.3(e), and the Company has, as of the date that such notice is received by the Company, entered into an Aruba Purchase Agreement, the consideration payable to the Company under such Aruba Purchase Agreement shall be deemed to have been received by the Company as of one (1) day prior to the Closing Date.

“Aruba Purchase Agreement” means, with respect to the sale of the Aruba Operations and / or the Aruba Subsidiaries pursuant to Section 6.16, a bona fide arms’ length sale and purchase agreement with a credit-worthy and reputable purchaser that is on customary terms and contains no diligence or financing contingency.

“Aruba Subsidiaries” means, collectively, Tropicana Entertainment Cayman Holdings Company LTD. and its subsidiaries, (i) Abura Development Corporation V.B.A., (ii) Tropicana Aruba Casino Operating Co. N.V. and (iii) Tropicana Aruba Resort Operating Corp VBA

“beneficial ownership” (and related terms such as “beneficially owned” or “beneficial owner”) has the meaning set forth in Rule 13d-3 under the Exchange Act.

“Book-Entry Company Shares” has the meaning set forth in Section 2.2(b)(ii).

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in New York, New York are authorized or obligated by applicable Law to close.

“Certificate of Merger” has the meaning set forth in Section 1.3.

“Certificates” has the meaning set forth in Section 2.2(b)(i).

“Change of Board Recommendation” has the meaning set forth in Section 6.3(a).

“CIC Plan” has the meaning set forth in Section 6.1(d)(i).

“Closing” has the meaning set forth in Section 1.3.

“Closing Date” has the meaning set forth in Section 1.3.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Commitment Letter” has the meaning set forth in Section 4.8.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Acquisition Agreement” has the meaning set forth in Section 6.3(a).

“Company Board” has the meaning set forth in recitals to this Agreement.

“Company Board Recommendation” has the meaning set forth in the recitals to this Agreement.

“Company Bylaws” means the Second Amended and Restated By-Laws of Tropicana Entertainment Inc., dated as of January 6, 2011.

“Company Charter” means the Amended and Restated Certificate of Incorporation of Tropicana Entertainment Inc., dated as of March 5, 2010.

“Company Disclosure Letter” has the meaning set forth in the introductory paragraph to Article 3.

“Company Employee” has the meaning set forth in Section 3.13(a).

“Company Ground Leased Real Property” has the meaning set forth in Section 3.17(a).

“Company Intellectual Property” means any and all Intellectual Property and Intellectual Property Rights that are used or practiced by the Company or any of its Subsidiaries.

“Company Leases” has the meaning set forth in Section 3.17(b).

“Company Leased Real Property” has the meaning set forth in Section 3.17(b).

“Company Licensed Parties” has the meaning set forth in Section 3.10(b).

“Company Material Adverse Effect” means any event, occurrence, fact, condition or change that is or would reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Company and its Subsidiaries, taken as a whole, or (b) the ability of the Company to consummate the Transactions contemplated hereby on a timely basis; provided, however, that “Company Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company or its Subsidiaries operate; (iii) conditions generally affecting gaming properties in any geographic market in which the Company or its Subsidiaries operate; (iv) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (v) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (vi) any actions required to be taken pursuant to Section 6.5 of this Agreement to obtain any approval or authorization under the HSR Act or applicable Gaming Laws; (vii) any action expressly required or expressly permitted by this Agreement or the Real Estate Purchase Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of the Acquirors; (viii) any changes in applicable Laws or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof; (ix) the announcement, pendency or completion of the transactions contemplated by this Agreement and the Real Estate Purchase Agreement, including the initiation of litigation by any Person who is not party to this Agreement) with respect to this Agreement and the Real Estate Purchase Agreement, and including losses or threatened losses of employees, customers, suppliers, distributors, partners or others having relationships with the Company or its Subsidiaries; (x) any man-made disaster; or (xi) any failure by the Company or its Subsidiaries to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); provided, further, that, with respect to clauses (i) – (iv) and (viii), the impact of such event, occurrence, fact, condition or change is not disproportionally adverse to the Company and its Subsidiaries, taken as a whole, relative to other companies in the industries and geographic locations in which the Company and its Subsidiaries operate; and provided, further, that no event, occurrence, fact, condition or change primarily with respect to the Aruba Subsidiaries shall be considered for the purposes of determining whether a Company Material Adverse Effect has occurred.

“Company Material Contract” has the meaning set forth in Section 3.15(a).

“Company Owned Real Property” has the meaning set forth in Section 3.17(a).

“Company Plans” has the meaning set forth in Section 3.12(a).

“Company Real Property” has the meaning set forth in Section 3.17(b).

“Company Registered IP” means (i) all Patents, registered Trademarks, applications to register Trademarks, registered Copyrights, applications to register Copyrights, and Domain Names included in the Company Intellectual Property that are registered, recorded or filed by, for, or under authorization from (or in the name of) the Company or any of its Subsidiaries, and (ii) any other applications, registrations, recordings and filings by the Company or any of its Subsidiaries (or otherwise authorized by or in the name of the Company or any of its Subsidiaries) with respect to any Company Intellectual Property.

“Company SEC Documents” has the meaning set forth in Section 3.6(a).

“Company Shares” has the meaning set forth in Section 2.1(a).

“Company Stockholder Approval” has the meaning set forth in Section 3.9.

“Company Vessel” has the meaning set forth in Section 3.17(c).

“Confidentiality Agreement” has the meaning set forth in Section 6.2(b).

“Conveyed Properties” has the meaning set forth in the Real Estate Purchase Agreement.

“Continuing Employee” has the meaning set forth in Section 6.8(a).

“Controlled Group Plan” means any “employee pension benefit plan” as defined under section 3(2) of ERISA that is subject to Title IV of ERISA and that is sponsored, maintained or contributed to, or required to be contributed to, by any ERISA Affiliate other than the Company and its direct and indirect Subsidiaries, or with respect to which such ERISA Affiliate could reasonably be expected to have liability.

“Contract” has the meaning set forth in Section 3.15(a).

“Control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of capital stock or other Equity Interests, as trustee or executor, by Contract or credit arrangement or otherwise.

“Credit Facility” means that certain Credit Agreement, dated November 27, 2013, among the Company, the Lenders Party thereto, Credit Suisse AG, Cayman Islands Branch, as Administrative Agent and Collateral Agent, Credit Suisse Securities (USA) LLC and UBS Securities LLC, as Joint Bookrunners and Joint Lead Arrangers, as amended and with all supplements and joinders thereto, and all ancillary and associated agreements.

“Databases” means databases and other compilations and collections of data or information.

“Debt Financing” has the meaning set forth in Section 4.8.

“Debt Financing Commitment” has the meaning set forth in Section 4.8.

“Debt Financing Conditions” has the meaning set forth in Section 6.18(f).

“D&O Insurance” has the meaning set forth in Section 6.9(c).

“DGCL” has the meaning set forth in the recitals to this Agreement.

“Disaffiliation Agreement” means the Disaffiliation Agreement dated as of the date hereof by and among the Significant Stockholder, the Company, certain Subsidiaries of the Company and Parent.

“Dissenting Shares” has the meaning set forth in Section 2.3.

“Dissenting Stockholder Consideration” has the meaning set forth in Section 2.3.

“Domain Names” means domain names, uniform resource locators and other names and locators associated with the Internet.

“Effective Time” has the meaning set forth in Section 1.3.

“Environment” means soil, soil vapor, surface water, groundwater, land, stream sediments, surface strata, air (including indoor air) or building (including vessel) interior.

“Environmental Condition” means any presence or Release of Hazardous Substances, any exposure to Hazardous Substances or any violation of Environmental Law as a result of which the Company or any of its Subsidiaries, (i) has incurred or would reasonably be expected to incur any Environmental Liability, (ii) is in violation of any Environmental Law, (iii) is required to incur response costs for compliance, investigation or remediation, or (iv) by reason of which the Company Real Property or other assets of the Company or its Subsidiaries, is subject to any Lien under Environmental Laws; provided, however, that none of the foregoing shall be an Environmental Condition if such matter was substantially remediated or otherwise substantially corrected prior to the date hereof in accordance with Environmental Law.

“Environmental Laws” means all applicable and legally enforceable federal, state and local statutes or laws, common law, judgments, orders, regulations, licenses, permits, rules and ordinances relating to Hazardous Substances, pollution, restoration or protection of health, safety or the Environment, including, but not limited to, the Federal Water Pollution Control Act (33 U.S.C. §1251 et seq.), Resource Conservation and Recovery Act (42 U.S.C. §6901 et seq.), Safe Drinking Water Act (42 U.S.C. §3000(f) et seq.), Toxic Substances Control Act (15 U.S.C. §2601 et seq.), Clean Air Act (42 U.S.C. §7401 et seq.), Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §9601 et seq.) and other similar state and local statutes, in effect as of the date hereof, including any judicial or administrative interpretation thereof.

“Environmental Liabilities” means all liabilities (including all reasonable fees, disbursements and expenses of counsel, expert and consulting fees, and costs of investigation and remediation and responding to government requests for information or documents), fines, penalties, monetary sanctions and interest, resulting from or with respect to any Environmental Condition or any claim or demand, by any Person or entity, under Environmental Law.

“Environmental Permits” means all permits, licenses, registrations, and other authorizations required under applicable Environmental Laws.

“Entity Seller” has the meaning set forth in the Real Estate Purchase Agreement.

“Equity Interest” means any share, capital stock, partnership, limited liability company, member or similar equity interest in any Person, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable into or for any such share, capital stock, partnership, limited liability company, member or similar equity interest or other instrument or right the value of which is based on any of the foregoing.

“ERISA” has the meaning set forth in Section 3.12(a).

“ERISA Affiliate” means any entity, trade or business, whether or not incorporated, that together with the Company or any Subsidiary, would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA.

“Estimated State Income Tax Amount” has the meaning set forth in the Disaffiliation Agreement.

“Exchange Act” has the meaning set forth in Section 3.3(b).

“Expenses” includes all expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Information Statement and all other matters related to the transactions contemplated by this Agreement.

“Fully Diluted Company Shares” means 23,834,512.

“GAAP” has the meaning set forth in Section 3.6(b).

“Gaming Approvals” means all Permits and Approvals issued by any Gaming Authority or under Gaming Laws necessary for or relating to the conduct of gaming and related activities or the manufacture, distribution, service or sale of alcoholic beverages, the ownership or the operation, management and development of any gaming operations, and, in the case of the Company, including the ownership, operation, management and development of the business of the Company and its Subsidiaries, and, in the case of the Acquirors, including the ownership, operation, management and development of the business of the Acquirors and its Subsidiaries.

“Gaming Authorities” means any Governmental Entities with regulatory control and authority or jurisdiction over casino or other gaming activities and operations, or the manufacture, distribution, service or sale of alcoholic beverages, including but not limited to the Nevada Gaming Control Board, New Jersey Casino Control Commission, New Jersey Division of Gaming Enforcement, Indiana Gaming Commission, Mississippi Gaming Commission, Missouri Gaming Commission, Louisiana Gaming Control Board and the Aruba Ministry of Justice – Department of Casino Affairs.

“Gaming Law” means any applicable foreign, federal, tribal, state, county or local statute, law, ordinance, rule, regulation, permit, consent, approval, finding of suitability, license, judgment, order, decree, injunction or other authorization governing or relating to gaming and related activities (including but not limited to gambling, casino, lottery and pari-mutuel activities) and operations or the manufacture, distribution, service or sale of alcoholic beverages, including the rules and regulations of the Gaming Authorities.

“Gamma” has the meaning set forth in the preamble to this Agreement.

“Gamma License Parties” has the meaning set forth in Section 5.5(a).

“Gamma SEC Documents” means all forms, reports, statements, certifications and other documents filed by Gamma with the SEC since January 1, 2017 and prior to the date hereof.

“Governmental Entity” has the meaning set forth in Section 3.3(b).

“Hazardous Substance” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under applicable Environmental Laws, including any quantity of friable asbestos, urea formaldehyde foam insulation, PCBs, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products or derivatives.

“HSR Act” has the meaning set forth in Section 3.3(b).

“Improvements” has the meaning set forth in the Real Estate Purchase Agreement.

“Incentive Plan” has the meaning set forth in Section 6.8(d)(i).

“Indebtedness” of any Person means: (i) indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, including any related interest, prepayment penalties or premiums, fees and expenses; (ii) amounts owing as deferred purchase price for property or services, including all capital leases, seller notes and “earnout” payments; (iii) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security, including any related interest, prepayment penalties or premiums, fees and expenses; (iv) obligations under any interest rate, currency or other hedging agreement or reimbursement obligations in connection with letters of credit; or (v) guarantees with respect to any indebtedness of any other Person of a type described in clauses (i) through (iv) above.

“Indemnitee” has the meaning set forth in Section 6.9(a).

“Information Statement” has the meaning set forth in Section 6.4(b).

“Insight” means Insight Portfolio Group, LLC.

“Insight Disposition” has the meaning set forth in Section 6.16(a).

“Insight Liabilities” means all losses, damages, penalties, fines, costs, Taxes, Expenses and fees (including attorney’s fees) incurred by the Company or any of its Subsidiaries as a result of or in connection with the Insight Disposition.

“Intellectual Property” means any and all of the following to the extent protected by Intellectual Property Rights or Intellectual Property Rights are embodied therein: (i) technology, formulae, algorithms, procedures, processes, methods, techniques, knowhow, ideas, creations, inventions, discoveries, and improvements (whether patentable or unpatentable and whether or not reduced to practice); (ii) technical, engineering, manufacturing, product, marketing, servicing, financial, supplier, personnel and other information and materials; (iii) customer lists, customer contact and registration information, customer correspondence and customer purchasing histories; (iv) specifications, designs, models, devices, prototypes, schematics and development tools; (v) Works of Authorship; (vi) Databases; (vii) Trademarks; (viii) Domain Names; (ix) Trade Secrets; and (x) tangible embodiments of any of the foregoing, in any form or media whether or not specifically listed herein.

“Intellectual Property Rights” means any and all rights (anywhere in the world, whether statutory Law, common Law or otherwise) relating to, arising from, or associated with Intellectual Property, including (i) patents and patent applications, utility models and applications for utility models, inventor’s certificates and applications for inventor’s certificates, and invention disclosure statements (“Patents”); (ii) copyrights and all other rights with respect to Works of Authorship and all registrations thereof and applications therefor (including moral and economic rights, however denominated) (“Copyrights”); (iii) other rights with respect to Software, including registrations thereof and applications therefor; (iv) industrial design rights and registrations thereof and applications therefor; (v) rights with respect to Trademarks, and all registrations thereof and applications therefor; (vi) rights with respect to Domain Names, including registrations thereof and applications therefor; (vii) rights with respect to Trade Secrets, including rights to limit the use or disclosure thereof by any Person; (viii) rights with respect to Databases, including registrations thereof and applications therefor; (ix) publicity and privacy rights, including all rights with respect to use of a Person’s name, signature, likeness, image, photograph, voice, identity, personality, and biographical and personal information and materials; and (x) any rights equivalent or similar to any of the foregoing.

“IRS” has the meaning set forth in Section 3.12(a).

“Knowledge” means, (a) when used with respect to the Company, the actual knowledge after reasonable inquiry of the individuals listed in Section 9.4(a) of the Company Disclosure Letter, (b) when used with respect to Parent or Merger Sub, the actual knowledge after reasonable inquiry of Gary L. Carano, Anthony Carano, Thomas R. Reeg and Edmund L. Quatmann, Jr. and (c) when used with respect to Gamma, the actual knowledge after reasonable inquiry of Steven Snyder, Brandon Moore and Desiree Burke.

“Law” means any applicable national, provincial, state, municipal and local laws (including common law), statutes, ordinances, codes, decrees, rules, regulations or Orders of any Governmental Entity, in each case, having the force of law.

“Lender” has the meaning set forth in Section 4.8.

“Lender’s Title Policy” shall mean an ALTA lender’s title insurance policy issued by the Title Company in the amount of that portion of the Real Estate Purchase Price allocated to the Conveyed Property, Propco Owned Property, Company Ground Leased Property that is the subject of the related Title Policy.

“Licensed Trademarks” has the meaning set forth in Section 6.16(c).

“Lien” means, with respect to any asset (including any security), any mortgage, deed of trust, claim, condition, covenant, lien, pledge, charge, security interest, preferential arrangement, option or other Third Party right (including right of first refusal or first offer), restriction, right of way, easement, or title defect or encumbrance of any kind in respect of such asset, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

“LTIP Cycle” has the meaning set forth in Section 6.8(d)(iii).

“Merger” has the meaning set forth in the recitals to this Agreement.

“Merger Sub” has the meaning set forth in the preamble to this Agreement.

“MIP” has the meaning set forth in Section 6.8(d).

“Multiemployer Plan” has the meaning set forth in Section 3.12(a).

“Non-Imputation Endorsements” has the meaning set forth in the Real Estate Purchase Agreement.

“Non-Recourse Party” shall mean, with respect to any Person, any of such Person’s former, current and future equity holders, controlling persons, Representatives, Affiliates, members, managers or general or limited partners of any of the foregoing.

“Notice Period” has the meaning set forth in Section 6.3(d)(i).

“Order” means any judgment, order, ruling, decision, writ, injunction, decree or arbitration award of any Governmental Entity.

“Organizational Documents” means (i) the articles or certificate of incorporation, the bylaws and, if applicable, the stockholders agreement of a corporation; (ii) the limited liability company or operating agreement and certificate of formation of a limited liability company; (iii) the partnership agreement and any statement of partnership of a general partnership; (iv) the limited partnership agreement and the certificate of limited partnership of a limited partnership; and (v) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person.

“OTCQB” means the OTCQB Market.

“Outside Date” has the meaning set forth in Section 8.1(d).

“Owned Company Intellectual Property” means any and all Company Intellectual Property that is owned in whole or in part by the Company or any of its Subsidiaries (or that the Company or any of its Subsidiaries claims or purports to own in whole or in part). “Owned Company Intellectual Property” includes, but is not limited to, the Company Registered IP.

“Parent” has the meaning set forth in the preamble to this Agreement.

“Parent Financing Sources” means the Persons that have committed to provide or have otherwise entered into agreements in connection with any of the Debt Financing and any joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto, together with their Affiliates and Representatives involved in any of the Debt Financing and their successors and assigns.

“Parent License Parties” has the meaning set forth in Section 4.6(a).

“Parent Merger Consideration” means an amount in U.S. dollars equal to Six Hundred Forty Million Dollars ($640,000,000).

“Parent SEC Documents” means all forms, reports, statements, certifications and other documents filed by Parent with the SEC since January 1, 2017 and prior to the date hereof.

“Paying Agent” has the meaning set forth in Section 2.2(a).

“Payment Fund” has the meaning set forth in Section 2.2(a).

“Payoff Letter” has the meaning set forth in Section 6.17.

“Performance Award” has the meaning set forth in Section 6.8(d).

“Performance Award Agreement” means the award agreement pursuant to which the applicable participant’s Performance Award has been granted.

“Permits and Approvals” has the meaning set forth in Section 3.10(a).

“Permitted Liens” means (i) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate measures (provided appropriate reserves required pursuant to GAAP have been made in respect thereof), (ii) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not delinquent or which are being contested by appropriate proceedings (provided appropriate reserves required pursuant to GAAP have been made in respect thereof), (iii) zoning, entitlement, building and other land use regulations imposed by Governmental Entities having jurisdiction over such Person’s owned or leased real property, which are not violated by the current use and operation of such real property, (iv) covenants, conditions, restrictions, easements and other similar non-monetary matters of record affecting title to such Person’s owned or leased real property, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses, (v) any right of way or easement related to public roads and highways, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses; and (vi) Liens that will be released at, or prior to, the Closing Date (including Liens imposed pursuant to the Credit Facility). For the avoidance of doubt, any Liens that will be released at, or prior to, the Closing Date (including Liens securing the Credit Facility) shall not constitute Permitted Liens for the purpose of (x) the documents to be delivered at the RE Closing by the Company and/or its Subsidiaries to Gamma pursuant to Section 2.3 of the Real Estate Purchase Agreement and (y) any Title Policy issued at the RE Closing.

“Per Share Merger Consideration” means an amount in dollars equal to the quotient of (x) the Aggregate Merger Consideration divided by (y) the Fully Diluted Company Shares.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act), including a Governmental Entity.

“Personal Information” means information related to an identified or identifiable person, including name, mailing address, telephone number, e-mail address, social security number, driver’s license number, credit or debit card number, or financial account information.

“Preferred Stock” has the meaning set forth in Section 3.5(a).

“Proceedings” means all actions, suits, claims, investigations, audits, litigation or proceedings, in each case, by or before (or that could be brought before) any Governmental Entity.

“Propco” has the meaning set forth in the Real Estate Purchase Agreement.

“Propco Owned Property” has the meaning set forth in the Real Estate Purchase Agreement.

“Propco Title Policy” shall mean a Title Policy issued by the Title Company to any Propco in accordance with Section 6.15(a).

“Properties” has the meaning set forth in the Real Estate Purchase Agreement.

“Proposed Changed Terms” has the meaning set forth in Section 6.3(d)(iii).

“Real Estate Purchase” has the meaning set forth in the recitals to this Agreement.

“Real Estate Purchase Agreement” has the meaning set forth in the recitals to this Agreement.

“Real Estate Purchase Price” has the meaning set forth in the Real Estate Purchase Agreement.

“Real Estate Purchase Tax Amount” means the amount of the payment to be made by the Company pursuant to Section 5(c) of the Disaffiliation Agreement in respect of federal income Tax expected to result from or be attributable to the Real Estate Purchase.

“Real Estate Purchase Required Consents” has the meaning set forth in Section 3.17(e).

“RE Closing” has the meaning set forth in the Real Estate Purchase Agreement.

“Release” means disposing, discharging, injecting, spilling, leaking, pumping, pouring, leaching, dumping, emitting, escaping or emptying into or upon the indoor or outdoor Environment.

“Representatives” means, with respect to a Person, such Person’s directors, officers, employees, accountants, consultants, legal counsel, investment bankers, advisors, agents and other representatives.

“Required Information” means (A) all customary information, including financial statements (other than pro forma financial statements which are described below), business and other financial data of the type and form that are customarily included in private placements pursuant to Rule 144A promulgated under the Securities Act (including information required by Regulation S-X and Regulation S-K under the Securities Act, which is understood not to include consolidating financial statements, separate subsidiary financial statements and other financial statements and data that would be required by Sections 3-10 and 3-16 of Regulation S-X and Item 402 of Regulation S-K and information regarding executive compensation and related party disclosure related to SEC Release Nos. 33-8732A, 34-54302A and IC-27444A and other customary exceptions) and (B) pro forma financial information of the Company and its Subsidiaries to allow Parent to prepare pro forma financial statements of the type and form that are customarily included in private placements pursuant to Rule 144A promulgated under the Securities Act for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period presented.

“Requisite Gaming Approvals” means any required approvals of the Nevada Gaming Control Board, Louisiana Gaming Control Board, Pennsylvania Gaming Control Board, Pennsylvania Racing Commission, Ohio Lottery Commission, Ohio State Racing Commission, West Virginia Lottery Commission, West Virginia Racing Commission, Missouri Gaming Commission, Iowa Racing and Gaming Commission, Colorado Limited Gaming Control Commission, Florida Department of Business and Professional Regulation (Division of Pari-Mutuel Wagering), Mississippi Gaming Commission, Indiana Gaming Commission and the New Jersey Casino Control Commission.

“Reverse Termination Fee” means $92,500,000.00.

“SEC” has the meaning set forth in Section 3.6(a).

“Securities Act” has the meaning set forth in Section 3.3(b).

“Significant Stockholder” means American Entertainment Properties Corp.

“Significant Stockholder Consent” has the meaning set forth in Section 6.4(a).

“Software” means, all (i) computer programs and other software, including software implementations of algorithms, models, and methodologies, whether in source code, object code or other form, including libraries, subroutines and other components thereof; (ii) computerized databases and other computerized compilations and collections of data or information, including all data and information included in such databases, compilations or collections; (iii) screens, user interfaces, command structures, report formats, templates, menus, buttons and icons; (iv)

descriptions, flow-charts, architectures, development tools, and other materials used to design, plan, organize and develop any of the foregoing; and (v) all documentation, including development, diagnostic, support, user and training documentation related to any of the foregoing.

“Stockholder Consent Delivery Date” means initially May 15, 2018; provided, however, that if the Stockholder Consent Delivery Date falls during the Notice Period pursuant to Section 6.3(d)(i), then the Stockholder Consent Delivery Date shall automatically be extended to (if applicable), and all references to the Stockholder Consent Delivery Date shall refer to, the first calendar day after the last day of the Notice Period.

“Subsidiary” means, with respect to any Person, any other Person of which stock or other equity interests having ordinary voting power to elect more than 50% of the board of directors or other governing body are owned, directly or indirectly, by such first Person.

“Superior Proposal” means a bona fide unsolicited written Acquisition Proposal (except the references therein to “20%” shall be replaced by “50%”) that the Company Board (or a duly authorized committee thereof) determines in good faith after consultation with legal counsel, taking into account such factors as the Company Board (or any duly authorized committee thereof) considers in good faith to be appropriate (including the conditionality, timing and likelihood of consummation of such proposals), is reasonably likely to be consummated in accordance with its terms taking into account all financial (including economic and financing terms), regulatory (which may include the relative likelihood and timeliness of obtaining Gaming Approvals), legal and other aspects, and, if consummated, would be more favorable from a financial point of view to the Company’s stockholders than the Merger (taking in account any Proposed Changed Terms).

“Surviving Corporation” has the meaning set forth in the recitals to this Agreement.

“Takeover Laws” has the meaning set forth in Section 3.20.

“Taxes” means (i) all federal, state, local or foreign taxes, fees, levies, duties, tariffs, imposts, payments in lieu and other charges in the nature of a tax or any other similar fee, charge, assessment or payment, including, without limitation, income, franchise, windfall or other profits, gross receipts, branch profits, real property, personal property, sales, use, goods and services, net worth, capital stock, license, occupation, premium, commercial activity, customs duties, alternative or add-on minimum, environmental, escheat or unclaimed property, payroll, employment, social security, workers’ compensation, unemployment compensation, disability, excise, severance, estimated, withholding, ad valorem, stamp, transfer, registration, value-added, transactional and gains tax, whether disputed or not, and any interest, penalty, fine or additional amounts imposed in respect of any of the foregoing, and (ii) any liability for any amount described in clause (i) of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by Contract or operation of Law or otherwise.

“Taxing Authority” means any Governmental Entity having or purporting to exercise jurisdiction with respect to the determination, collection or imposition of any Tax.

“Tax Return” means any report, return (including information return), statement, claim for refund, election, estimated tax filing or declaration required to be filed or actually filed with a Taxing Authority, including any schedule or attachment thereto, and including any amendments thereof.

“Termination Fee” means $92,500,000.00.

“Third Party” means any Person other than Parent, Merger Sub and their respective Affiliates.

“Title Company” means Chicago Title Insurance Company.

“Title Policy” shall mean, (i) with respect to each Conveyed Property or Propco Owned Property, an ALTA owner’s title insurance policy issued by the Title Company in the amount of the Real Estate Purchase Price allocated to such Conveyed Property or Propco Owned Property, and (ii) with respect to each Company Ground Leased Property, an ALTA leasehold owner’s title insurance policy issued by the Title Company in the amount of the Real Estate Purchase Price allocated to such Company Ground Leased Property.

“Trademarks” means trademarks, service marks, logos and design marks, trade dress, trade names, fictitious and other business names, and brand names, together with all goodwill associated with any of the foregoing.

“Trade Secrets” means the information and materials not generally known to the public, including trade secrets and other confidential and proprietary information.

“Transaction Litigation” has the meaning set forth in Section 6.13.

“Transactions” has the meaning set forth in Section 1.2(a).

“Transferred Real Estate Assets” has the meaning set forth in the Real Estate Purchase Agreement.

“Treasury Regulations” means final and temporary regulations promulgated under the Code.

“Voting Agreement” has the meaning set forth in the recitals to this Agreement.

“Works of Authorship” means Software, websites, content, images, graphics, text, photographs, artwork, audiovisual works, sound recordings, graphs, drawings, reports, analyses, writings, and other works of authorship and copyrightable subject matter.

9.5    Headings. The headings and table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

9.6    Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of

Law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law and in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

9.7    Entire Agreement. This Agreement (together with the Exhibits and Company Disclosure Letter and the other documents delivered pursuant hereto) and the Confidentiality Agreements constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

9.8    Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of each of the other parties, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

9.9    No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, other than pursuant to Sections 6.9 or 9.13, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Notwithstanding the foregoing, the Company shall have the right to pursue damages on behalf of its stockholders in the event of Parent or Merger Sub’s breach or wrongful termination of this Agreement, which right is hereby acknowledged by Parent and Merger Sub. Notwithstanding the foregoing, the Parent Financing Sources and their respective Affiliates are intended third-party beneficiaries of, and may enforce, Sections 8.4, 9.9, 9.11(a), 9.11(c), 9.13, and 9.15 (and with respect to any of the foregoing sections, any of the defined terms used therein to the extent a modification of such definition would modify the substance of such sections), and the definition of Parent Financing Sources and the constituent definitions thereof (and any other provision or definition of this Agreement to the extent an amendment, supplement, waiver or other modification of such provision or definition would modify the substance of such Sections and definitions), it being understood that the foregoing provisions may not be amended in a manner adverse to the Parent Financing Sources in any material respect without their prior written consent.

9.10    Mutual Drafting; Interpretation; Representations and Warranties.

(a)    Each party has jointly participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision.

(b)    For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders. As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” As used in this Agreement, the words “ordinary course of business” shall be deemed to be followed by the words “consistent with past practice”. As used in this Agreement, references to a “party” or the “parties” are intended to refer to a party to this Agreement or the parties to this Agreement. Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits,” “Annexes” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits, Annexes and Schedules to this Agreement. All references in this Agreement to “dollars” “$” are intended to refer to U.S. dollars. Unless otherwise specifically provided for herein, the term “or” shall not be deemed to be exclusive. As used in this Agreement, the words “hereof,” “herein,” “hereby,” “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Any Contract or Law defined or referred to herein means any such Contract or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated.

(c)    Except for the representations and warranties contained in Article 3, Article 4 and Article 5 and in the Real Estate Purchase Agreement, each of Parent, Merger Sub, Gamma and the Company acknowledges that no other party to this Agreement, or any Subsidiaries of any such party, or any other Person on behalf of any such other party or such Subsidiaries, makes any other express or implied representation or warranty in connection with the Acquiror Transactions. Except to the extent any such information is expressly included in a representation or warranty contained in Article 3, Article 4 and Article 5 or in the Real Estate Purchase Agreement, no party to this Agreement or the Real Estate Purchase Agreement or any other Person shall be subject to any liability or indemnification obligation to any other party or other Person resulting from the making available to any other party to this Agreement or the Real Estate Purchase Agreement, or such party’s use of, information, documents or other material made available to the Company, the Acquirors or Merger Sub in connection with the Transactions other than any liability or indemnification obligation arising from fraud. Without limiting the foregoing, each of the Company, Parent, Gamma and Merger Sub acknowledges and agrees that no other party to this Agreement or the Real Estate Purchase Agreement makes any representation or warranty with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating such party, any of such party’s Subsidiaries or their respective businesses or (b) any oral or written information presented by such other party or any of their respective Representatives in the course of their due diligence investigation, the negotiation of this Agreement or the course of the Transactions.

9.11    Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

(a)    This Agreement and all claims and causes of action based upon, arising out of or in connection herewith shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to Laws that may be applicable under conflicts of laws principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware; provided, however, each of the parties hereto (on behalf of itself and its Affiliates) agrees that any claim, controversy or dispute of any kind or nature (whether based upon contract, tort or otherwise) to which a Parent Financing Source is a party and that is in any way related to the Commitment Letter, this Agreement or any of the transactions contemplated thereby or hereby, including but not limited to any dispute arising out of or relating in any way to the Debt Financing, or the Debt Financing Commitment, shall be governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to principles or rules or conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction, provided, however, that, notwithstanding the foregoing, it is understood and agreed that any matter to which a Parent Financing Source is a party that is related to a Company Material Adverse Effect, the interpretation of representations and warranties under this Agreement, or the consummation of the Acquiror Transactions in accordance with the terms of this Agreement, in each case, shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

(b)    Each of the parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if such Court does not have jurisdiction, any Delaware State court, or Federal court of the United States of America, sitting in Delaware, and any appellate court from any thereof, in any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such Proceeding except in such courts, (ii) agrees that any claim in respect of any such Proceeding may be heard and determined in such court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Proceeding in any such court, and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Proceeding in any such court. Each of the parties agrees that a final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.3. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law. Notwithstanding the foregoing, each of the parties hereto hereby agrees (on behalf of itself and its Affiliates) that (x) it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any of the Parent Financing Sources in any way relating to this Agreement, the Commitment Letter, or any of the transactions contemplated hereby or thereby, including, without limitation, any dispute arising out of or relating in any way to the Commitment Letter, the Debt Financing Commitment or the performance thereof or the Debt Financing contemplated thereby, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York in the County of New York (and the appellate courts thereof), and (y) that the provisions of Section 9.11(c) (relating to the waiver of jury trial) shall apply to any such action, cause of action, claim, cross-claim or third-party claim, and the parties hereto hereby irrevocably and unconditionally waives any right such Party may have to a trial by jury in respect of any litigation (whether in Law or in equity, whether in contract or in tort or otherwise) directly or indirectly arising out of or relating in any way to the Commitment Letter, Debt Financing Commitment or the performance thereof or the Debt Financing contemplated thereby.

(c)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT, THE PARENT FINANCING SOURCES, THE COMMITMENT LETTER, THE DEBT FINANCING COMMITMENT AND/OR THE DEBT FINANCING IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH ,THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, THE PARENT FINANCING SOURCES, THE COMMITMENT LETTER, THE DEBT FINANCING COMMITMENT AND/OR THE DEBT FINANCING. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11(c).

9.12    Counterparts. This Agreement may be signed in any number of counterparts, including by facsimile or other electronic transmission each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

9.13    Remedies; Joint and Several Liability; Specific Performance. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with, and not exclusive of, any other remedy conferred hereby, or at Law or in equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. All obligations of each of Parent and Gamma for monetary damages (but, for the avoidance of doubt, not for equitable relief) under this Agreement and the Real Estate Purchase Agreement are joint and several. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their respective obligations under the provisions of this Agreement and the Real Estate Purchase Agreement (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated by this Agreement and the Real Estate Purchase Agreement) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that, prior to the valid termination of this Agreement pursuant to Section 8.1, on the understanding that termination pursuant to Section 8.1(d) by the party against which specific performance is sought shall not be deemed “valid” for purposes of this Section 9.13, the parties shall be entitled to seek an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, the Real Estate Purchase Agreement and the Acquiror Transactions (including the obligation of Company, Parent or Merger Sub to consummate the Merger, and the obligation of Company or Gamma to consummate the Real Estate Purchase, or the obligations of the parties to consummate the other transactions contemplated by this Agreement and the Real Estate Purchase Agreement if such party is required to do so hereunder or thereunder), in each case without posting a bond or other undertaking, this being in addition to any other remedy to which such party is entitled at Law or in equity. The pursuit of specific performance by any party at any time will not be deemed an election of remedies or waiver of the right to pursue any other right or remedy to which such party may be entitled. If a court of competent jurisdiction has declined to specifically enforce the obligations of the Acquirors and Merger Sub to consummate the Transactions pursuant to a claim for specific performance brought against the Acquirors and Merger Sub, and has instead granted an award of damages for such alleged breach, the Company may enforce such award and accept damages for such alleged breach on behalf of its stockholders. The parties acknowledge that the provisions contained in this Section 9.13 are reasonable and necessary to protect the legitimate interests of the Company and constitute a material inducement to the Company to enter into this Agreement. Notwithstanding the foregoing and subject to the rights of the parties to the Debt Financing Commitment under the terms thereof, none of the Company or any of their respective Affiliates or its and their direct and indirect stockholders shall have any rights or claims (whether in contract or in tort or otherwise) against any Parent Financing Source, solely in their respective capacities as lenders or arrangers in connection with the Debt Financing.

9.14    No Recourse. Notwithstanding any provision of this Agreement or otherwise, the parties hereto agree, on their own behalf and on behalf of their respective Subsidiaries and Affiliates, that no Non-Recourse Party of such parties shall have any liability under this Agreement.

9.15    Financing Source Matters. Each of the parties hereto agree that the Parent Financing Sources shall not have any liability or obligation (whether in contract or in tort, in law or in equity, or granted by statute or otherwise) to the Company, its Affiliates or any of their respective equity holders or representatives for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever arising under, out of, in connection with or related in any manner to this Agreement or based on, in respect of or by reason of this Agreement or its negotiation, execution, performance (whether willfully, intentionally, unintentionally or otherwise) or breach; provided that nothing in this Section 9.15 shall limit the liability or obligations of the Parent Financing Sources to Parent (and its successors and assigns) and/or the other parties to the Debt Financing under the Debt Financing Commitment (or any fee letters referred to therein).

[Signature page follows]

IN WITNESS WHEREOF, Parent, Merger Sub, Gamma and the Company have caused this Agreement to be executed as of the date first written above by their respective officers or managers thereunto duly authorized.

Parent:
ELDORADO RESORTS, INC.
By:	/s/ Gary L. Carano
Name: Gary L. Carano
Title: Chief Executive Officer
Merger Sub:
DELTA MERGER SUB, INC.
By:	/s/ Gary L. Carano
Name: Gary L. Carano
Title: Chief Executive Officer
Gamma:
GLP CAPITAL, L.P.
By:	/s/ Steven T. Snyder
Name: Steven T. Snyder
Title: SVP Corporate Development
Company:
TROPICANA ENTERTAINMENT INC.
By:	/s/ Theresa Glebocki
Name: Theresa Glebocki
Title: CFO

[Signature Page to Agreement and Plan of Merger]